Exhibit 10.19

EXECUTION VERSION

$400,000,000

CREDIT AGREEMENT

Dated as of August 9, 2013

among

PLAYA HOTELS & RESORTS B.V.,

as Holdings,

PLAYA RESORTS HOLDING B.V.,

as Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent, L/C Issuer, Swing Line Lender,

and Mexican Collateral Agent

and

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED as Joint Lead Arranger and Joint Bookrunner

i

v

Page

SCHEDULES

I	Guarantors
1.01 A	Commitments of the Lenders
4.01(a)(v)	Collateral Documents
4.01 (j)	Approvals
5.21	Insurance
6.21	Post-Acquisition Actions
7.01((b)	Closing Date Liens
7.02(f)	Closing Date Investments
7.03(b)	Closing Date Indebtedness
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E-1	Assignment and Assumption
E-2	Acceptance and Prepayment Notice
E-3	Discount Range Prepayment Notice
E-4	Discount Range Prepayment Offer
E-5	Solicited Discounted Prepayment Notice
E-6	Solicited Discounted Prepayment Offer
E-7	Specified Discount Prepayment Notice
E-8	Specified Discount Prepayment Response
F	Intercompany Note
G	United States Tax Compliance Certificate
H	Real Shareholder Assignment and Assumption
I	Agreed Security Principles
J	Non-Disturbance Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT is entered into as of August 9, 2013, among PLAYA RESORTS HOLDING B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid with its corporate seat in Amsterdam, the Netherlands (the “Borrower”), PLAYA HOTELS & RESORTS B.V., a Dutch besloten vennootschap met beperkte aansprakelijkheid with its corporate seat in Amsterdam, the Netherlands (“Holdings”), the other Guarantors party hereto from time to time, each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, L/C Issuer, Swing Line Lender and Mexican Collateral Agent.

PRELIMINARY STATEMENTS

Holdings, the Borrower and Playa H&R Holdings B.V. (the “Playa Operator”) have been formed by Playa Hotel & Resorts, S.L. (“Playa Spain”) to directly or indirectly acquire, develop and/or operate, as applicable, all-inclusive hotel resorts in Mexico, Central America, The Dominican Republic and other Caribbean countries.

Playa Spain has transferred to the Borrower (1) the following eight hotel resorts located in The Dominican Republic and Mexico (including, without limitation, all assets, licenses and related operations located in such properties): Hotels Dreams Palm Beach, Dreams Punta Cana Hotel, Hotel Barceló Los Cabos, Dreams Cancun Hotel, Dreams Puerto Aventuras Hotel, Secrets Capri Hotel, Dreams Puerto Vallarta Hotel and Hotel Dreams La Romana and (2) all of the issued and outstanding Equity Interests in the Playa Operator.

Pursuant to the Asset Transfer Agreement dated on or around August 12, 2013, 2013 (together with the exhibits, attachments and schedules thereto, as amended, modified or supplemented through the date hereof, the “Playa Transfer Agreement”), by and among Playa Spain and Holdings, Playa Spain shall transfer to Holdings (the “Playa Transfer”) all of the issued and outstanding equity interests in the Borrower in exchange for cash and Equity Interests in Holdings.

Pursuant to the Master Investment Agreement dated as of May 24, 2013 (together with the exhibits, attachments and schedules thereto, as amended, modified or supplemented through the date hereof, the “Real Investment Agreement”), by and among, among others, Inmobiliaria Turística Real S. de R.L. de C.V. (“ITR”), BD Operadora de Servicios S.A. de C.V. (“BDOS”, and together with ITR, the “Real Hotel Owners Shareholders”), Holdings, Playa Operator and the Borrower, certain investment transactions will be carried out as a result of which the Borrower shall acquire, directly or indirectly (the “Real Acquisition”) (1) the following four all-inclusive hotel resorts in Mexico (including, without limitation, all assets, licenses and related operations located in such properties): Hotel Gran Caribe Real, Hotel Gran Porto Real, Hotel The Royal Cancun and Hotel The Royal Playa del Carmen (the “Real Hotels”) and (2) the following asset management or marketing companies which lease and operate the Real Hotels: (A) BD Real Resorts, S. de R.L. de C.V. (“BD Real Resorts”) and its Subsidiaries: Riviera Porto Real, S. de R.L. de C.V., The Royal Cancun (formerly known as Riviera Porto Real, S.A. de C.V.), S. de R.L. de C.V., Hotel Gran Caribe Porto Real, S. de R.L. de C.V. (formerly known as Hotel Gran Caribe Porto Real, S.A. de C.V.) and Royal Porto S. de R.L. de C.V. (formerly known as Royal Porto S.A. de C.V.), (B) Playa Management USA, LLC (“Playa Management USA”) and its Subsidiary: Playa Management, LLC, (C) IC Sales, LLC, (D) Beach Tour Sales, LLC, and (E) Perfect Tours N.V., (the “Real Operators”, and together with the Real Hotels, the “Real Target Companies”).

Pursuant to the Hotel Asset Purchase Agreement dated as of May 6, 2013 (together with the exhibits and schedules thereto, as amended, modified or supplemented through the date hereof, the “Rose

Hall Jamaica Purchase Agreement”), by and among, SFI Belmont, LLC, Rose Hall Resort, L.P. and a wholly owned Subsidiary of the Borrower, Rose Hall Jamaica Resort B.V. (“Rose Hall Jamaica BV”), Rose Hall Jamaica BV shall acquire (1) the resort property located in Jamaica commonly known as The Ritz-Carlton Gold & Spa Resort, Rose Hall, Jamaica (the “Jamaican Hotel”) and (2) the Jamaican Assets (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below) (the Jamaican Assets together with the Jamaican Hotel, the “Jamaican Target”). Pursuant to the Nomination Agreement dated as of August 7, 2013 (the “Jamaican Nomination” and, together with the Rose Hall Jamaica Purchase Agreement, collectively, the “Jamaica Transfer Agreement”), Rose Hall Jamaica BV has nominated its rights and obligations under the Rose Hall Jamaica Purchase Agreement to a wholly owned Subsidiary of the Borrower incorporated in Jamaica, Playa Hall Jamaican Resort Limited (the “Jamaican Owner”) (the transactions described in this paragraph, collectively, the “Jamaican Acquisition”) (the Jamaican Acquisition, together with the Playa Transfer and the Real Acquisition, collectively, the “Acquisition”).

The Borrower has requested that the Lenders extend credit to the Borrower in the form of (a) Initial Term Loans to the Borrower in an aggregate principal amount of $350,000,000; and (b) Revolving Credit Loans.

The proceeds of the Initial Term Loans, together with the proceeds of the issuance by the Borrower of unsecured notes in sales pursuant to Rule 144A and Regulation S under the Securities Act (the “Senior Notes Offering”), under the Senior Notes Indenture, generating aggregate gross proceeds of up to $300,000,000 and the proceeds of the Equity Financing, will be used on the Closing Date (i) to consummate the Transactions, and (ii) to pay Transaction Expenses.

Immediately after the consummation of the Acquisition, the Post-Acquisition Guarantors shall have become Subsidiary Guarantors by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent (the “Joinder”).

The applicable Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Discount” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-2.

“Acceptance Date” has the meaning set forth in Section 2.05(a)(v)(D)(2).

“Acquisition” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Acquisition Agreements” means the Playa Transfer Agreement, the Real Investment Agreement, and the Jamaica Transfer Agreement.

“Acquisition Date” means the date on which the Acquisition shall have been consummated.

“Additional Lender” has the meaning set forth in Section 2.14(c).

“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.15, provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and (ii) the Borrower.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum equal to the greater of (i) the Eurocurrency Rate for such Interest Period multiplied by the Statutory Reserve Rate and (ii) with respect to Initial Term Loans only, 1.00%.

“Administrative Agent” means DBAGNY, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Class” has the meaning set forth in Section 3.07(a).

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning set forth in Section 10.02.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, officers, directors, employees, partners, agents, advisors and other representatives.

“Agents” means, collectively, the Administrative Agent, the Mexican Collateral Agent, the Arranger and the Bookrunner.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning set forth in Section 10.21.

“Agreed Security Principles” means the principles set out in Exhibit I.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate floor which is greater than 1.00% or otherwise, in each case incurred or payable by the Borrower generally to the Lenders; provided that OID and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further, that “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees and underwriting fees or other fees not paid generally to all Lenders of such Indebtedness.

“AMR” means AM Resorts, LLC.

“AMR Hotel Management Agreement” means each Hotel Management Agreement in which the manager is AMR.

“AMR Proposed Amendments” has the meaning set forth in Section 4.01(a)(xii).

“Annual Financial Statements” has the meaning set forth in Section 4.01(e).

“Anti-Terrorism Law” has the meaning set forth in Section 6.18(a).

“Applicable Discount” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) as of the last day of such fiscal year is greater than 4.75 to 1.00, (b) 25% if the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) as of the last day of such fiscal year is less than or equal to 4.75 to 1.00 and greater than 3.75 to 1.00 and (c) 0% if the Consolidated Total Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) as of the last day of such fiscal year is less than or equal to 3.75 to 1.00.

“Applicable Rate” means a percentage per annum equal to:

(a) with respect to Initial Term Loans, (i) for Eurocurrency Rate Loans, 3.75% and (ii) for Base Rate Loans, 2.75%; and

(b) with respect to Revolving Credit Loans (including Swing Line Loans (which are to be maintained solely as Base Rate Loans)) and Letter of Credit fees, (i) for Eurocurrency Rate Loans, 3.75%, and (B) for Base Rate Loans, 2.75%.

Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental

Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Credit Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant agreement and (z) in the case of the Term Loans and any Class of Incremental Term Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14(a).

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the relevant Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning set forth in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means, with respect to any Lender, any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers under this Agreement.

“Assignee” has the meaning set forth in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 hereto.

“Attorney Costs” means and includes all reasonable and documented fees, out-of-pocket expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with IFRS.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Auto-Extension Letter of Credit” has the meaning set forth in Section 2.03(b)(iii).

“Available Additional Basket” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) $50,000,000, plus

(b) the Cumulative Retained Excess Cash Flow Amount at such time, plus

(c) the cumulative after-tax amount of cash proceeds received by the Borrower from (i) the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower issued after the Closing Date (including upon exercise of warrants or options) (other than Excluded Contributions or any amount designated as a Cure Amount) and (ii) the sale of Equity Interests of (1) Holdings and/or (2) any direct or indirect parent of the Borrower which have been contributed as common equity to the capital of the Borrower, in each case issued after the Closing Date (other than Excluded Contributions or any amount designated as a Cure Amount) upon conversion or exchange of Indebtedness (other than Indebtedness that is contractually subordinated to the Obligations) of the Borrower owed to a Person other than a Loan Party (excluding Holdings) or a Restricted Subsidiary issued or incurred after the Closing Date, not previously applied for a purpose (including a Cure Amount) other than use in the Available Additional Basket, plus

(d) 100% of the aggregate after-tax proceeds of cash and the aggregate fair market value (as reasonably determined in good faith by the Borrower) of non-cash assets, in each case contributed to the common capital of the Borrower or the net proceeds of issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests of the Borrower) (or net proceeds of issuance of Equity Interests of any direct or indirect parent thereof contributed to the capital of the Borrower, as common equity), received by the Borrower after the Closing Date (other than Excluded Contributions or any amount designated as a Cure Amount), plus

(e) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash from:

(i) the sale, transfer or other disposition (other than to the Borrower or any Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary or any minority Investments, or

(ii) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of minority Investments, or

(iii) any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments;

provided that in the case of clauses (i), (ii), and (iii), in each case, only to the extent that the Investment corresponding to the designation of such Subsidiary as an Unrestricted Subsidiary or any subsequent Investment in such Unrestricted Subsidiary or minority Investment, as applicable, was made in reliance on the Available Additional Basket pursuant to Section 7.02(n)(ii), plus

(f) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, the fair market value of the Investments of the Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each only to the extent the original Investment in such Unrestricted Subsidiary was made after the Closing Date pursuant to Section 7.02(n)(ii), plus

(g) an amount equal to any net after-tax returns in cash (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income, returns of capital and similar amounts) actually received by the Loan Parties and the Restricted Subsidiaries in respect of any Investments made pursuant to Section 7.02(n)(ii), plus

(h) an amount equal to any net after-tax returns in cash (including dividends, interest, distributions, returns of principal, sale proceeds, repayments, income and similar amounts) actually received by the Borrower or any Restricted Subsidiary in respect of any Investments pursuant to Section 7.02 (other than Section 7.02(n)(ii)); provided, that no increase in the Available Additional Basket pursuant to this clause (h) shall result in a duplicative increase in any applicable Investment basket in Section 7.02 by virtue of a Return thereon, minus

(i) any amount of the Available Additional Basket used to make Investments pursuant to Section 7.02(n)(ii) after the Closing Date and prior to such time, minus

(j) any amount of the Available Additional Basket used to pay dividends or make distributions or other Restricted Payments pursuant to Section 7.06(h) after the Closing Date and prior to such time, minus

(k) any amount of the Available Additional Basket used to make payments or distributions in respect of Junior Financings or unsecured Indebtedness pursuant to Section 7.13 after the Closing Date and prior to such time, minus

(l) any amount of the Available Additional Basket used to make Capital Expenditures pursuant to Section 7.15 after the Closing Date and prior to such time.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50% per annum, (b) the Prime Rate, (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00% per annum and (d) with respect to Initial Term Loans only, 2.00% per annum.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“BDOS” has the meaning set forth in the introductory paragraph to this Agreement.

“BD Real Resorts” has the meaning set forth in the introductory paragraph to this Agreement.

“Bookrunner” means Deutsche Bank Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint bookrunners under this Agreement.

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrower Equity Pledge” has the meaning set forth in the definition of “Collateral and Guarantee Requirement”.

“Borrower Materials” has the meaning set forth in Section 6.01(d).

“Borrower Offer of Specified Discount Prepayment” means the offer by any Company Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Company Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Company Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Business Day” means (i) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, and (ii) if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with IFRS, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Borrower and the Restricted Subsidiaries; provided that the following shall be excluded from Capital Expenditures: (i) expenditures that are paid for or reimbursed by a Person other than Borrower or any Restricted Subsidiary and any expenditures that are required to be paid or reimbursed by any tenant, licensee, concessionaire or other third party pursuant to a legally binding arrangement to the extent that such expenditures are so paid or reimbursed within 180 days of the making of such expenditures, (ii) expenditures that constitute the consideration paid in respect of a Permitted Acquisition or other Investment permitted hereunder, (iii) the book value of any asset owned by Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, (iv) the purchase price of assets to the extent the consideration therefor consists of any combination of (x) existing assets traded in at the time of such purchase, and (y) the Net Proceeds of a substantially concurrent sale of existing assets, and (v) expenditures in connection with the Real Aircraft.

“Capitalized Leases” means all leases that have been or are required to be, in accordance with IFRS, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with IFRS.

“Cash Collateral” has the meaning set forth in Section 2.03(g).

“Cash Collateral Account” means a blocked account at DBAGNY or another commercial bank selected by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning set forth in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars, pound sterling, Pesos, Euros or Jamaican Dollars or such other local currencies in those countries in which any Restricted Subsidiary transacts business from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union, in each case having average maturities of not more than 24 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c) time deposits or eurodollar time deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 or $100,000,000 in the case of any non-U.S. bank (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated (x) in the case of short term ratings, A-2 (or the equivalent thereof) or better and (y) in the case of long-term ratings, AA (or the equivalent thereof) or better, in each case, by S&P or (x) in the case of short-term ratings, P-2 (or the equivalent thereof) or better and (y) in the case of long-term ratings, Aa2 (or the equivalent thereof) or better, in each case, by Moody’s, in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e) marketable short-term money market and similar funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower);

(f) repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) Investments (other than in structured investment vehicles and structured financing transactions) with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA-1 (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(i) securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j) instruments equivalent to those referred to in clauses (b) through (i) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction;

(k) Investments, classified in accordance with IFRS as Current Assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (b) through (i) above; and

(l) investment funds investing at least 95% of their assets in securities of the types (including as to credit quality and maturity) types described in clauses (b) through (k) above.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to a Qualified IPO, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b) at any time after a Qualified IPO, (i) any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (y) any combination of Permitted Holders, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing 35% or more of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Borrower; or

(c) a “change of control” (or similar event) shall occur in any document pertaining to the Senior Notes, Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt (or any Permitted Refinancing or any Junior Financing of any of the foregoing), in each case with an aggregate outstanding principal amount in excess of the Threshold Amount; or

(d) the majority of the members of the board of directors of the Borrower shall not consist of Continuing Directors.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Revolving Credit Commitments, Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Credit Commitments, Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term Commitments, Incremental Term Commitments, Refinancing Term Commitments of a given Refinancing Series or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Revolving Credit Loans under Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Loans, Revolving Credit Loans under Refinancing Revolving Credit Commitments of a given Refinancing Series, Initial Term Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans, Refinancing Term Loans of a given Refinancing Series or Replacement Term Loans. Commitments (and in each case, the Loans made pursuant to such Commitments) that have different terms and conditions shall be construed to be in different Classes. Commitments (and, in each case, the Loans made pursuant to such Commitments) that have the same terms and conditions shall be construed to be in the same Class.

“Closing Date” means August 9, 2013.

“Code” means the United States Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time (unless as specifically provided otherwise).

“Collateral” means all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Collateral Document, including all assets delivered as collateral pursuant to Sections 4.01(a)(v), 6.11 or 6.13 (but in any event excluding the Excluded Assets).

“Collateral and Guarantee Requirement” means, at any time, the requirement that:

(a) the Administrative Agent or the Mexican Collateral Agent, as applicable, shall have received each Collateral Document required to be delivered (i) on the Closing Date, pursuant to Section 4.01(a)(v) and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Sections 6.11 or 6.13, subject, in each case, to the limitations and exceptions set forth in this Agreement (including, without limitation, the Agreed Security Principles), duly executed by each Loan Party thereto;

(b) all Obligations shall have been guaranteed by Holdings (subject to the limitations set forth in Section 11.12), and unconditionally guaranteed by the Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to guarantor) under the Loan Documents or a Secured Hedge Agreement), the Playa Operator, BD Real Resorts, and each Restricted Subsidiary that is a Material Subsidiary (other than any Excluded Subsidiary) including as of the Closing Date those that are listed on Schedule I hereto (each, a “Guarantor”);

(c) the Obligations and the Guaranty shall have been secured by a first-priority security interest in (i) all of the Equity Interests of the Borrower (the “Borrower Equity Pledge”), (ii) all of the Equity Interests of the Playa Operator, BD Real Resorts and Playa Management USA, (iii) all of the Equity Interests of a Restricted Subsidiary which directly or indirectly owns 100% of a Restricted Subsidiary’s right, title and interest in and to each Hotel Real Property which is not a Mortgaged Property (a “Non-Mortgaged Hotel Property”); provided, however, that each security interest in all the Equity Interests of a Restricted Subsidiary pursuant to this clause (c)(iii) shall relate to not more than one Non-Mortgaged Hotel Property, and (iv) all of the Equity Interests in a Restricted Subsidiary which directly or indirectly owns 100% of a Restricted Subsidiary’s right, title and interest in and to each Mortgaged Property to the extent required such that all the Equity Interests in Restricted Subsidiaries directly or indirectly owning 100% of a Restricted Subsidiary’s right, title and interest in and to all Mortgaged Properties are subject to a first-priority security interest, it being understood and agreed that a security interest in all the Equity Interests of a Restricted Subsidiary pursuant to this clause (c)(iv) may relate to more than one Mortgaged Property;

(d) the Administrative Agent or the Mexican Collateral Agent, as applicable, shall have received (i) counterparts of a perfected first-priority Mortgage with respect to (i) each Hotel Real Property required to be delivered (A) on the Closing Date, pursuant to Section 4.01(a)(v) and (B) at any time after the Closing Date following the acquisition of a Hotel Real Property, pursuant to Sections 6.11 and 6.13 (collectively, the “Mortgaged Properties”) duly executed and delivered by the applicable Guarantor (each, a “Mortgagor”), (ii) copies of any existing abstracts and (iii) such legal opinions and other documents as the Administrative Agent or, as applicable, the Mexican Collateral Agent may reasonably request with respect to any such Mortgaged Property; provided that the Administrative Agent or the Mexican Collateral Agent, as applicable, shall, concurrently with the delivery of each Mortgage relating to a Hotel Real Property in respect of which a franchise agreement has been entered into with Hyatt, enter into a comfort letter with Hyatt as counterparty of said franchise agreement, on terms and conditions mutually acceptable to the Administrative Agent or the Mexican Collateral Agent, as applicable, and Hyatt; and

(e) except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Documents, the Obligations and the Guaranty shall have been secured by a perfected first-priority security interest in substantially all tangible and intangible assets of each Mortgagor (including accounts, inventory, equipment, investment property, deposit accounts (and cash on deposit therein), contract rights, certain IP Rights, other general intangibles, and proceeds of the foregoing (but excluding control agreements relating to deposit accounts (and cash on deposit therein) and securities accounts (and investments on deposit therein)), in each case, subject to the limitations and exceptions set forth in this Agreement (including, without limitation, the Agreed Security Principles); provided that security interests in real property shall be limited to the Mortgaged Properties;

provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, Mortgages on, or the obtaining of surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets and (ii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement (including, without limitation, the Agreed Security Principles) and the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in, or the delivery of the Mortgages and the obtaining of surveys with respect to, particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary the requirement to deliver Mortgages pursuant to clause (d)(i)(A) above may be satisfied on or before the date that is 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent and the Mexican Collateral Agent in its sole discretion).

“Collateral Documents” means, collectively, each of the documents listed on Schedule 4.01(a)(v), each of the documents listed on Schedule 6.21, each other security document executed and delivered or caused to be delivered to the Administrative Agent and/or the Mexican Collateral Agent pursuant to Sections 6.11, 6.13 or 6.21, the Intercreditor Agreements, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent and/or the Mexican Collateral Agent for the benefit of the Secured Parties.

“Committed Loan Notice” means a written notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A hereto.

“Commitment” means a Revolving Credit Commitment, Extended Revolving Credit Commitment of a given Extension Series, Incremental Revolving Credit Commitment, Refinancing Revolving Credit Commitment of a given Refinancing Series, Initial Term Commitment, Incremental Term Commitment, Refinancing Term Commitment of a given Refinancing Series or Commitment in respect of Replacement Term Loans, as the context may require.

“Commitment Parties” means, collectively, DBAGNY and Bank of America, N.A.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Company Parties” means the collective reference to the Loan Parties and the Restricted Subsidiaries, and “Company Party” means any one of them.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and, except with respect to clause (vii) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrower and the Restricted Subsidiaries:

(i) total interest expense determined in accordance with IFRS (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees, and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, adding any losses (or deducting any gains) on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net interest income (other than interest income on customer deposits and other Restricted Cash), and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed),

(ii) without duplication, provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, paid or accrued during such period, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations and any tax distributions made pursuant to this Agreement,

(iii) depreciation and amortization (including amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield) and other fees and charges (including amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of the Borrower and the Restricted Subsidiaries),

(iv) unusual or non-recurring charges, expenses or losses (including litigation settlements),

(v) non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to any impairment charge or asset write off the vesting of warrants, stock option plans or employee benefit plans (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi) restructuring costs, integration costs, retention, non-recurring charges, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, systems establishment costs, costs associated with facilities openings (including pre-opening expenses), closings and consolidations, transaction fees and expenses and, including, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company; provided, that the aggregate amount of the add-backs permitted pursuant to this clause (vi) and clause (vii) below shall not exceed in any four fiscal quarter period 25% of Consolidated EBITDA (before taking into account any such adjustments) in any such period,

(vii) operational changes and operational initiatives, including any synergies, operating expense reductions and other operating improvements and cost savings projected by the Borrower in good faith to be realized in connection with the Transactions or any Specified Transaction or the implementation of an operational initiative or operational change after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (i) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (ii) such actions are to be taken within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, 12 months after the Closing Date and (II) in all other cases, within 12 months after the consummation of the acquisition, Disposition or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transactions or a Specified Transaction following the Closing Date, all steps shall have been taken for realizing such savings (with the total add-back pursuant to clause (vi) above and this clause (vii) to be limited to 25% of Consolidated EBITDA (before taking into account any such adjustments) in any four fiscal quarter period of the Borrower),

(viii) [reserved],

(ix) other accruals, payments, fees and expenses (including rationalization, legal, tax, accounting, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses), acquisitions, Investments, dividends, Dispositions, or any amortization thereof, issuances of Indebtedness or Equity Interests or entry into Swap Contracts permitted under the Loan Documents or repayment of debt, issuance of equity securities, initial public offering, refinancing transactions or amendment or other modification or termination of any debt instrument or Swap Contract (in each case, including any such transaction consummated on the Closing Date and any such transaction (not in the ordinary course of business) undertaken but not completed),

(x) [reserved],

(xi) [reserved],

(xii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xiii) any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments, or,

(xiv) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in cash by such non-wholly owned Restricted Subsidiary to such third party; provided that the amount of such cash dividends or distributions deducted pursuant to this clause (xiv) in any Test Period shall not exceed such third party’s pro rata share of the EBITDA (to the extent positive) of such non-wholly owned Restricted Subsidiary for such Test Period,

(xv) letter of credit fees and hedging transaction fees,

(xvi) (x) currency translation losses related to currency remeasurements of Indebtedness (including the net loss (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other net changes in foreign exchange,

(xvii) any reduction in Consolidated Net Income attributable to the construction of improvements at any Renovation Property during a period of not more than 12 months commencing on the date on which the relevant Hotel Real Property first became a Renovation Property; provided that for purposes of this clause (xvii), such Renovation Property shall be deemed to have Consolidated Net Income not in excess of the Consolidated Net Income in attributable to such property during the same period in the prior fiscal year; provided, further, that a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, (i) specifying the date on which the relevant Hotel Real Property first became a Renovation Property, and (ii) certifying the amount of the reduction in Consolidated Net Income attributable to the construction of improvements at such Renovation Property during the period of calculation and the amount of Consolidated Net Income attributable to such property during the same period in the prior fiscal year, which certificate shall be prepared in good faith and set forth in reasonable detail the basis and calculation of the amounts referred to in clause (xvii)(ii); and

(xviii) any net loss from disposed, abandoned or discontinued operations, facilities or product lines;

minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) income and gain items corresponding to those referred to in clause (a)(iv), (ii) federal, state, local and foreign income tax credit, (iii) to the extent otherwise included in Consolidated Net Income, any cash payments received in connection with the termination or cancellation of any Hotel Management Agreements; and (iv) the amount of all cash payments made on account of any non-cash charges added back in a prior period; provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains related to currency remeasurements of Indebtedness (including the net gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains;

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2013 or June 30, 2013, September 30, 2013, Consolidated EBITDA for such fiscal quarters shall be $42,489,000, $25,400,000 and $14,500,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (vii) and Section 1.08(c) for the applicable Test Period. For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated Interest Charges” means, for any Test Period, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, the amount by which (a) the sum of interest expense for such Test Period (excluding, to the extent included in interest expense, (i) fees and expenses associated with the consummation of the Transactions, (ii) annual agency fees paid to the Administrative Agent and the Mexican Collateral Agent, (iii) costs associated with obtaining any Swap Contract, (iv) fees and expenses associated with any Investment permitted under Section 7.02, equity issuance or debt issuance (in each case, whether or not consummated), (v) pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting) and (vi) amortization or write-down of any deferred financing fees) exceeds (b) interest income (including, for the avoidance of doubt, interest income on customer deposits and other Restricted Cash) for such Test Period, in each case, to the extent the same are paid (or received) in cash with respect to such Test Period; provided that Consolidated Interest Charges for any period ending on any day prior to the first anniversary of the Closing Date shall be deemed equal to the product of (i) Consolidated Interest Charges computed in accordance with the requirements of this definition for the period from and including the Closing Date to and including such day by (ii) a fraction, the numerator of which is 365 and the denominator of which is the number of days from and including the Closing Date to and including such day.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS; provided, however, that, without duplication,

(a) any net after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded,

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded,

(c) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition) in accordance with IFRS or changes as a result of adoption or modification of accounting policies in accordance with IFRS shall be excluded,

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to abandoned, closed or discontinued operations, or to asset dispositions or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrower, shall be excluded,

(e) the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period,

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS shall be excluded,

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of their direct or indirect parents in connection with the Transactions, shall be excluded,

(h) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with the Transactions or any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing within 180 days of the occurrence of such event and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period), shall be excluded,

(i) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount (A) is not denied by the applicable carrier in writing within 180 days of the occurrence of such event and (B) is in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded,

(j) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or such Person’s assets are acquired by the Borrower or any Restricted Subsidiary shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.08), and

(k) solely for the purpose of determining the Available Additional Basket pursuant to clause (a) of the definition thereof, the income of any Restricted Subsidiary that is not a Guarantor to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or to any Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations (but the provisions of this clause (k) shall not apply to the extent amounts otherwise excluded can be transferred through a loan or repayment of intercompany indebtedness owed by such Subsidiary).

There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments in component amounts required or permitted by IFRS (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition constituting an Investment permitted under this Agreement consummated after the Closing Date, or the amortization or write-off of any amounts thereof. For the avoidance of doubt, (i) Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08, and (ii) all proceeds of business interruption insurance shall be included in the calculation of Consolidated Net Income for purposes of this Agreement.

“Consolidated Revenues” means the revenues of the Borrower and the Restricted Subsidiaries determined on a Pro Forma Basis. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Revenues under this Agreement for any period that includes any of the fiscal quarters ended March 31, 2013 or June 30, 2013 or September 30, 2013, Consolidated Revenues for such fiscal quarters shall be $112,137,000, $88,122,000 and $74,699,000, respectively.

“Consolidated Secured Net Debt” means, as of any date of determination, any Indebtedness described in the definition of “Consolidated Total Net Debt” outstanding on such date that is secured by a Lien on any asset or property of the Borrower or any Restricted Subsidiary.

“Consolidated Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

“Consolidated Secured Net Leverage Ratio Level” has the meaning set forth in Section 7.11(a).

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition constituting an Investment permitted under this Agreement) consisting of Indebtedness for borrowed money, purchase money debt and Attributable Indebtedness and debt obligations evidenced by promissory notes or similar instruments and guarantees of any of the foregoing, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $50,000,000, in each case, included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, free and clear of all Liens (other than non-consensual Liens permitted by Section 7.01 and Liens permitted by Sections 7.01(a), (b), (k), (m), (p), (q), (r), (aa) (solely as to 7.01(b)), (cc) (only to the extent the Obligations are secured by such cash and Cash Equivalents), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents); provided that Consolidated Total Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Total Net Debt until three Business Days after such amount is drawn. Notwithstanding the foregoing and for the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, (ii) owed by Unrestricted Subsidiaries, or (iii) in respect of the Real Shareholder Deferred Purchase Price, do not constitute Consolidated Total Net Debt.

“Consolidated Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA as of the last day for such Test Period.

“Consolidated Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Swap Contracts or (d) changes in the exchange rates for applicable currencies.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Borrower who (i) was a member of such board of directors immediately following the Closing Date, or (ii) was elected to such board of directors in the general meeting of shareholders of the Borrower by a majority of shareholders that were shareholders immediately following the execution of the deed of transfer of shares of Playa Resorts Holding B.V. and issue of shares Playa Hotels & Resorts B.V. among Playa Spain, the Borrower and Holdings, dated the Closing Date or their respective Affiliates or successors.

“Contract Consideration” has the meaning set forth in the definition of “Excess Cash Flow”.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Conversion Effective Date” has the meaning set forth in Section 2.05(d).

“Corresponding Obligations” means the Guaranteed Obligations other than the Parallel Debt.

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt, (c) Permitted Unsecured Refinancing Debt or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, any Class of existing Term Loans or any Class of existing Revolving Credit Loans (or unused Revolving Credit Commitments), or any then-existing Credit Agreement Refinancing Indebtedness (the “Refinanced

Debt”); provided that (i) such Indebtedness has a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt plus accrued or capitalized interest, fees, premiums (if any, including tender premiums) and penalties thereon and fees and expenses associated with the refinancing, plus an amount equal to any existing commitments unutilized thereunder, plus the principal amount of additional Indebtedness permitted to be incurred pursuant to a separate basket under Section 7.03 (i.e., other than a Permitted Refinancing basket), (iii) the All-In Yield with respect such Credit Agreement Refinancing Indebtedness shall be determined by the Borrower and the lenders providing such Credit Agreement Refinancing Indebtedness, (iv) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged, and all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (v) such Indebtedness is not at any time guaranteed by any Person other than Guarantors, (vi) to the extent secured, such Indebtedness is not secured by property other than the Collateral, (vii) if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, then any Credit Agreement Refinancing Indebtedness shall be subordinated in right of payment to, or to the Liens securing, the Obligations, as applicable, on terms (a) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Refinanced Debt or (b) otherwise reasonably acceptable to the Administrative Agent, (viii) any Credit Agreement Refinancing Indebtedness shall be pari passu or junior in right of payment and, if secured, secured on a pari passu or junior basis with respect to security, with respect to the Revolving Credit Facility and the Term Facility, to the extent outstanding, (ix) [reserved], (x) any such Credit Agreement Refinancing Indebtedness that is pari passu in right of payment and security with any existing Term Loans may participate on a pro rata basis or on less than a pro rata basis (but not greater than pro rata basis) in any mandatory prepayments hereunder, and (xi) the other terms and conditions of such Indebtedness (except as otherwise provided above) shall be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Borrower) to the providers of such Indebtedness than, those applicable to the Refinanced Debt (or, if the Refinanced Debt is subordinated in right of payment to, or to the Liens securing, the Obligations, to any then existing Term Loans or Revolving Credit Loans) (except for covenants or other provisions applicable only to periods after the Maturity Date of any Term Loans or Revolving Credit Commitments existing at the time of incurrence of such Indebtedness; provided, that the Borrower and the Administrative Agent shall be permitted to amend the terms of this Agreement and the other Loan Documents to provide for such terms more favorable to the Lenders, without the requirement for the consent of any Lender or any other person or otherwise such terms shall be current market terms for such type of Indebtedness (as reasonably determined by the Borrower) at the time of incurrence or issuance of such Credit Agreement Refinancing Indebtedness.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, equal to the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date.

“Cure Amount” has the meaning set forth in Section 8.04(a).

“Cure Expiration Date” has the meaning set forth in Section 8.04(a).

“Current Assets” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and the

Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (for the avoidance of doubt, Current Assets shall exclude assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) the current portion of interest expense, (c) accruals for current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves, (e) any Revolving Credit Exposure or Revolving Credit Loans and (f) the current portion of pension liabilities.

“DBAGNY” means Deutsche Bank AG New York Branch.

“DBAGNY Mexican Resignation” has the meaning set forth in Section 9.06(i).

“DB Mexico” means Deutsche Bank México, S.A. Institución de Banca Múltiple, División Fiduciaria.

“DB Mexico Appointment” has the meaning set forth in Section 9.06(i).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, without cure or waiver hereunder, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of L/C Obligations or Swing Line Loans, within two Business Day of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent), (d) has failed, within two Business Days after request by the Administrative Agent, to pay any amounts owing to the Administrative Agent or the other Lenders or (e) has, or has a direct or indirect parent company that has,

(i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender Or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any or more of clauses (a) through € above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender, subject to Section 2.17(b), upon delivery of written notice of such determination to the Borrower, each L/C Issuer, each Swing Line Lender and each Lender.

“Designated Guarantor” means (i) any of the following Subsidiary Guarantors: Inversions Vilazul S.A.S, Playa Romana Mar B.V., Playa Cana B.V. and Playa Hall Jamaican Resort Limited and (ii) any other Restricted Subsidiary which becomes the owner of the Hotel Real Property owned by any Subsidiary Guarantor listed in clause (i) of this definition on the Closing Date.

“Development Capital Expenditures” has the meaning set forth in Section 7.15(b).

“Discount Prepayment Accepting Lender” has the meaning set forth in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of the Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit E-3.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-4, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), 2.05(a)(v)(C)(1) or 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning set forth in Section 2.05(a)(v)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests (other than directors’ qualifying shares or other shares required by applicable Law) in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments and the termination of all outstanding Letters of Credit (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer)), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of Holdings (or any direct or indirect parent thereof), the Borrower or any Restricted Subsidiary or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or such Restricted Subsidiary in order to satisfy applicable statutory or regulatory obligations.

“Dollar” and “$” mean lawful money of the United States.

“Effective Date” has the meaning set forth in Section 9.06(i).

“Eligible Assignee” has the meaning set forth in Section 10.07(a)(i).

“Embargoed Person” has the meaning set forth in Section 6.18(c).

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means all applicable Laws, legally binding directives, governmental, administrative or judicial orders or decrees or other legal requirements of any kind, whether currently in existence or hereafter promulgated, enacted, adopted or amended, relating to or otherwise imposing liability or standards concerning pollution, safety (including occupational health and safety), conservation, preservation or protection of human health, biota and the Environment, conduct of environmental impact assessment in connection with the design, development and operation of any facility or project, including any applicable provisions of the notification, classification, registration and labeling of chemical substances; and/or the generation, use, storage, handling, treatment, transportation or disposal of waste, including without limitation any matters related to releases and threatened releases of hazardous materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Financing” means (a) the cash and the aggregate fair market value (as reasonably determined in good faith by the Borrower) of non-cash assets contributed on the Closing Date or concurrently with the consummation of the Acquisition by the Equity Investors directly or indirectly to Holdings (in exchange for Equity Interests of Holdings, such Equity Interests having terms consistent with those described to the Arranger on or prior to the date hereof or otherwise with any other terms material to the interest of the Lenders to be reasonably acceptable to the Arranger), together with (b) the aggregate fair market value of the Equity Interests of Playa Spain held by the Playa Shareholders exchanged for Equity Interests of Holdings (such Equity Interests having terms consistent with those described to the Arranger on or prior to the date hereof or otherwise with any other terms material to the interest of the Lenders to be reasonably acceptable to the Arranger), in each case as part of the investment transactions contemplated by the Investors Agreement; provided, that the aggregate amount of the contributions referred to in clauses (a) and (b) of this definition shall be not less than $785,700,000(“Minimum Equity Contribution”).

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities); provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests unless and until such instrument is so converted or exchanged.

“Equity Investors” means each of (i) Hyatt, (ii) BD Operadora de Servicios S.A. de C.V., (iii) Compania Hotelera Gran Playa Real S. de R.L. de C.V., (iv) the Playa Shareholders, and (v) any Affiliate of any of the foregoing Persons.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with a Loan Party or any Restricted Subsidiary under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.

“ERISA Event” means: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by a Loan Party, any Restricted Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) the filing of a notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code, whether or not waived; (h) a failure by a Loan Party, Restricted Subsidiary or any ERISA Affiliate to make a required contribution to a Multiemployer Plan; (i) the failure to make a required contribution to any Pension Plan that would result in the imposition of a lien or other encumbrance under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; (j) the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Pension Plan; (k) a Loan Party, Restricted Subsidiary or an ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Pension Plan; or (l) the failure of a Loan Party or ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“Eurocurrency Rate” means the rate per annum equal to the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the Eurocurrency Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if Reuters Screen LIBOR01 Page shall at any time no longer exist, “Eurocurrency Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Rate Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Reuters Screen LIBOR01 Page” shall mean the display designated on the Reuters 3000 Xtra Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by leading banks in the London interbank deposit market); provided that the Eurocurrency Rate with respect to Initial Term Loans only, shall not be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the definition of Adjusted Eurocurrency Rate.

“European Insolvency Regulation” means Council Regulation (EC) No. 1346/2000 of May 29, 2012 on Insolvency Proceedings, as amended from time to time.

“Euros” means lawful currency of the European Union.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a) the sum, without duplication, of:

(i) Consolidated Net Income for such period,

(ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income,

(iii) decreases in Consolidated Working Capital (other than any such decreases arising from acquisitions or dispositions (outside of the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period),

(iv) [reserved],

(v) expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such prior period pursuant to clause (b)(xi), (xii), (xiii), (xv) or (xvi) below,

(vi) rent expense as determined in accordance with IFRS during such period over and above rent expense paid in cash during such period,

(vii) an amount deducted as tax expense in determining Consolidated Net Income for such period to the extent in excess of cash taxes (including penalties and interest or tax reserves) paid in such period, and

(viii) cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof; minus

(b) the sum, without duplication, of:

(i) an amount equal to the amount of (x) all non-cash credits included in arriving at such Consolidated Net Income, and (y) cash charges included in clauses (a) through (k) of the definition of “Consolidated Net Income” that were excluded from the calculation of Consolidated Net Income,

(ii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash or accrued during such period, to the extent (x) not expensed or accrued during such period and made in cash during such period and (y) such Capital Expenditures or acquisitions were financed with Internally Generated Cash;

(iii) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Initial Term Loans pursuant to Section 2.07(a), Extended Term Loans, Refinancing Term Loans, Incremental Term Loans or Replacement Term Loans (but excluding (X) all other prepayments or purchases of Term Loans including prepayments of Term Loans deducted pursuant to Section 2.05(b)(i)(B), (Y) all prepayments in respect of any Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans Swing Line Loans made during such period to the extent that there is not an equivalent permanent reduction of the commitments thereunder and (Z) all prepayments in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder)) to the extent financed with Internally Generated Cash and were not made by utilizing the Available Additional Basket,

(iv) [reserved,]

(v) increases in Consolidated Working Capital (other than any such increases arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries during such period),

(vi) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (including, for clarity, payments in respect of the Real Shareholder Deferred Purchase Price) other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash,

(vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments and acquisitions made in cash during such period pursuant to Section 7.02 (other than Section 7.02(a), (c) (to the extent made in any Restricted Subsidiary), (h) or (r)) to the extent that such Investments and acquisitions were financed with Internally Generated Cash,

(viii) the amount of Restricted Payments paid during such period pursuant to Section 7.06(f), (g) and (j), in each case, to the extent such Restricted Payments were financed with Internally Generated Cash and were not made by utilizing the Available Additional Basket,

(ix) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,

(x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with Internally Generated Cash,

(xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required or budgeted to be paid in cash by the Borrower and the Restricted Subsidiaries, whether pursuant to binding contracts, executed letters of intent or otherwise (the “Contract Consideration”) relating to Permitted Acquisitions, Investments (other than Investments made pursuant to Section 7.02(a), (c) (to the extent made in any Restricted Subsidiary) or (r)), Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made, in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments, Capital Expenditures, or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii) the amount of cash taxes (including penalties and interest or tax reserves) paid in such period (including cash taxes paid for taxes incurred prior to the Closing Date) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(xiii) (x) cash expenditures in respect of Swap Contracts during such period and (y) the amount of cash deposits or payments made during such period in respect of cash collateral other deposit arrangements, including letters of credit and Swap Contracts, in each case, to the extent not deducted in arriving at such Consolidated Net Income,

(xiv) any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as such amortization or expense in such future period is added back to Excess Cash Flow in such future period as provided in clause (a)(ii) above),

(xv) reimbursable or insured expenses incurred during such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income,

(xvi) cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness to the extent (A) not deducted in arriving at such Consolidated Net Income and (B) financed with Internally Generated Cash,

(xvii) to the extent included in Consolidated Net Income, cash payments received during such fiscal year in connection with the termination or cancellation of a Hotel Management Agreement,

(xviii) all purchases of Term Loans pursuant to Section 10.07(l) in an amount equal to the amount actually paid in cash in respect of the principal amount of such Term Loans, and

(xix) rent expense paid in cash during such period over and above rent expense as determined in accordance with IFRS for such period.

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and the Restricted Subsidiaries on a consolidated basis

“Excess Cash Flow Period” means each fiscal year of the Borrower commencing with and including the fiscal year ending on December 31, 2014 (provided that the initial Excess Cash Flow Period shall be measured from the Closing Date through December 31, 2014), but in all cases for purposes of calculating the Cumulative Retained Excess Cash Flow Amount shall only include such fiscal years for which financial statements and a Compliance Certificate have been delivered in accordance with Sections 6.01(a) and 6.02(a) and for which any prepayments required by Section 2.05(b)(i) (if any) have been made (it being understood that the Retained Percentage of Excess Cash Flow for any Excess Cash Flow Period shall be included in the Cumulative Retained Excess Cash Flow Amount regardless of whether a prepayment is required by Section 2.05(b)(i)).

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Affiliate” means, with respect to any Agent, Agent-Related Person and Lender and their respective Affiliates and controlling Persons, (i) any Affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital, and (ii) any Affiliates that are engaged directly or indirectly in a sale of the Company and its subsidiaries as a sell-side representative, in each case, other than (x) a limited number of senior employees who are required, in accordance with industry regulations or such Persons’ internal policies and procedures to act in a supervisory capacity, and (y) such Persons’ internal legal, compliance, risk management, credit or investment committee members.

“Excluded Assets” means (i) any fee owned real property (other than Hotel Real Properties) and any leasehold rights and interests in real property (including landlord waivers, estoppels and collateral access letters) (other than Hotel Real Properties), (ii) motor vehicles, airplanes and other assets subject to certificates of title to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement (or analogous procedures under applicable law in the relevant jurisdiction), (iii) governmental licenses, state or local franchises, charters and authorizations and any other property and assets to the extent that the Administrative Agent may not validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency but excluding proceeds of any such governmental license) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization, other than to the extent such prohibition or limitation is rendered ineffective under the UCC (to the extent applicable outside of a bankruptcy or other insolvency proceeding) or other applicable Law (to the extent applicable outside of a bankruptcy or other insolvency proceeding) notwithstanding such prohibition, (iv) any asset, lease, license, permit or agreement to the extent that, and so long as, a grant of a security interest therein (A) is prohibited under the UCC or by applicable Law other than to the extent such prohibition is rendered ineffective under the UCC (to the extent applicable outside of a bankruptcy or other insolvency proceeding) or other applicable Law (to the extent applicable outside of a bankruptcy or other insolvency proceeding) notwithstanding such prohibition or (B) to the extent and for so long as it would violate the terms thereof (in each case, after giving effect to the relevant provisions of the UCC or other applicable Laws) or would give rise to a termination right thereunder by a Person other than a Loan Party (except to the extent such provision is overridden by the UCC or other applicable Laws), in each case, (a) excluding any such agreement that relates to Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt and (b) only to the extent that such limitation on such pledge or security interest is otherwise permitted under Section 7.09, (v) Margin Stock and Equity Interests in any Person being (a) an Unrestricted Subsidiary or (b) a joint venture but only to the extent that the Organizational Documents of such joint venture do not permit the grant of a security interest therein, (vi) any property subject to a Lien permitted by Section 7.01(u), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to

Section 7.01(u) or (w)) to the extent that a grant of a security interest therein would violate or invalidate such underlying obligations or create a right of termination in favor of any other party thereto (other than a Loan Party), (vii) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, and (viii) Immaterial Assets; provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clauses (i) through (viii) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (viii)).

“Excluded Contribution” means the amount of capital contributions to the Borrower or net after-tax proceeds from the sale or issuance of Qualified Equity Interests of Borrower (or issuances of debt securities (other than debt securities that are contractually subordinated to the Obligations) that have been converted into or exchanged for any such Qualified Equity Interests) (other than the equity contribution on or about the Closing Date in connection with the Transactions or any amount designated as a Cure Amount or included for purposes of determining the Available Additional Basket) and designated by the Borrower to the Administrative Agent as an Excluded Contribution on the date such capital contributions are made or such Equity Interests are sold or issued. For clarity, notwithstanding anything in this Agreement or any other Loan Documents to the contrary, Holdings shall not be required to contribute to the Borrower any proceeds received by Holdings resulting from an issuance of Equity Interests by Holdings.

“Excluded Information” has the meaning set forth in Section 2.05(a)(v)(F).

“Excluded Subsidiary” means (a) any Subsidiary for which the pledge of its Equity Interests is prohibited by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in contemplation thereof) or for which governmental (including regulatory) consent, approval license or authorization would be required, (b) any not-for-profit Subsidiaries, (c) any Unrestricted Subsidiaries, (d) any special purpose securitization vehicle (or similar entity) and (e) captive insurance Subsidiaries; provided, that notwithstanding the foregoing, any Subsidiary that Guarantees the payment of the Senior Notes, Credit Agreement Refinancing Indebtedness or Permitted Ratio Debt (or any Permitted Refinancing or any Junior Financing of any of the foregoing) shall not be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of the security interest would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” at such time. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Executive Order” has the meaning set forth in Section 6.18(a).

“Existing Letters of Credit” means any letters of credit outstanding on the Closing Date described in Schedule 7.03(b).

“Existing Revolver Tranche” has the meaning set forth in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning set forth in Section 2.16(a).

“Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Extended Revolving Credit Commitments” has the meaning set forth in Section 2.16(b).

“Extending Revolving Credit Lender” has the meaning set forth in Section 2.16(c).

“Extended Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from an Extension Amendment.

“Extended Term Loans” has the meaning set forth in Section 2.16(a).

“Extending Term Lender” has the meaning set forth in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to the terms of Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning set forth in Section 2.16(d).

“Extension Election” has the meaning set forth in Section 2.16(c).

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means the Revolving Credit Facility, a given Extension Series of Extended Revolving Credit Commitments, a given Class of Incremental Revolving Credit Commitments, a given Refinancing Series of Refinancing Revolving Credit Loans, the Term Facility, a given Extension Series of Extended Term Loans, a given Class of Incremental Term Loans or a given Refinancing Series of Refinancing Term Loans, as the context may require.

“FATCA” means (a) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury regulations or other administrative guidance promulgated thereunder, (b) any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the U.S. and any other jurisdiction which (in either case) facilitates the implementation of the preceding clause (a), or (c) any agreement entered into pursuant to the implementation of the preceding clauses (a) or (b) with the United States Internal Revenue Service, the U.S. Government or any governmental or taxation authority under any other jurisdiction.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the Fee Letter, dated as of July 29, 2013, among the Borrower, the Arranger, DBAGNY and Bank of America, N.A.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Pro Rata Share of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Pro Rata Share of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board’s Accounting Standards Codification or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect in the United States from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning set forth in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include Holdings, the Borrower (other than with respect to its direct Obligations as a primary obligor (as opposed to a guarantor) under the Loan Documents or a Secured Hedge Agreement), the Playa Operator, BD Real Resorts, each other Subsidiary which executes and delivers a counterpart of this Agreement as a Guarantor on the Closing Date pursuant to Section 4.01(a)(ii), each Post-Acquisition Guarantor which executes and delivers a counterpart to the Joinder on the Acquisition Date pursuant to Section 6.21 and each Subsidiary which shall have become a Guarantor pursuant to Section 6.11 unless, in each case and only if applicable, it has ceased to be a Guarantor in accordance with Section 12.09.

“Guaranty” means, collectively, the guaranty of the Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, mold, electromagnetic radio frequency or microwave emissions that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law.

“Hedge Bank” means any Person that is the Administrative Agent, a Lender, an Affiliate of the Administrative Agent or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto and that is designated a “Hedge Bank” with respect to such Secured Hedge Agreement, in a writing from the Borrower to the Administrative Agent, and (other than a Person already party hereto as the Administrative Agent or a Lender) that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent and the Mexican Collateral Agent as its agents under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.15 and 10.16 and Article IX as if it were a Lender.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Holdings Administrative Costs” means the following costs borne by Holdings: (i) administrative costs, corporate overhead (including filing and auditing fees)) and customary director fees; (ii) premiums and deductibles in respect of directors and officers insurance policies and umbrella excess insurance policies obtained from third-party insurers and indemnities for the benefit of its directors, officers and employees and (iii) reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering or any unsuccessful acquisition or strategic transaction by Holdings.

“Holdings’ Recourse Property” means (a) at any time prior to the consummation of the Acquisition, the cash proceeds of the Hyatt Financing and the Collateral under the Borrower Equity Pledge and (ii) at any time after the consummation of the Acquisition, the Collateral under the Borrower Equity Pledge.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).

“Hotel Acquisition” has the meaning set forth in Section 6.11(d).

“Hotel Management Agreement” means each management agreement relating to a Hotel Real Property of a Restricted Subsidiary of the Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof. For clarity, Hotel Management Agreement shall not include any management agreement relating to a Hotel Real Property that is not owned by the Borrower or a Restricted Subsidiary of the Borrower.

“Hotel Real Property” means each Real Property constituting an all-inclusive hotel resort owned, operated, managed and/or developed by a Restricted Subsidiary of the Borrower.

“Hyatt” means Hyatt Hotels Corporation and any Affiliate thereof.

“Hyatt Financing” means that part of the Equity Financing consisting of the cash contributed in connection with the Closing Date by Hyatt to Holdings in an aggregate amount of not less than $325,000,000.

“Identified Participating Lenders” has the meaning set forth in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board. If at any time following the Closing Date the Borrower prepares its financial statements in accordance with GAAP, unless the context otherwise requires, all references herein to IFRS shall be deemed to be references to GAAP.

“Immaterial Asset” means any asset owned by the Borrower or a Restricted Subsidiary and that has a fair market value of less than $1,000,000 (as reasonably estimated by the Borrower in good faith).

“Incremental Amendment” has the meaning set forth in Section 2.14(f).

“Incremental Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.14(d).

“Incremental Lenders” has the meaning set forth in Section 2.14(c).

“Incremental Loan” has the meaning set forth in Section 2.14(b).

“Incremental Request” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning set forth in Section 2.14(c).

“Incremental Revolving Loan” has the meaning set forth in Section 2.14(b).

“Incremental Term Commitments” has the meaning set forth in Section 2.14(a).

“Incremental Term Lender” has the meaning set forth in Section 2.14(c).

“Incremental Term Loan” has the meaning set forth in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earnout obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of the Borrower or a Restricted Subsidiary in respect of Disqualified Equity Interests; and

(h) to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For purposes of determining the amount of any Indebtedness of any, (i) the principal amount of any Indebtedness of such Person arising by reason of such Person having granted or assumed a Lien on its property to secure Indebtedness of another Person shall be the lower of the fair market value of such property as determined by such Person in good faith and the principal amount of such Indebtedness outstanding (or committed to be advanced) at the time of determination; (ii) the amount of any Indebtedness of such Person arising by reason of such Person having Guaranteed Indebtedness of another Person where the amount of such Guarantee is limited to an amount less than the principal amount of the Indebtedness so Guaranteed shall be such amount as so limited; and (c) Indebtedness shall not include a non-recourse pledge by the Borrower or any of its Restricted Subsidiaries of Investments in any Person that is not a Restricted Subsidiary of the Borrower to secure the Indebtedness of such Person.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to payments under the Loan Documents other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it in lieu of net income Taxes, in each case, (a) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or (b) as a result of any present or former connection between such Lender or Agent and such jurisdiction other than any connections arising solely from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any Taxes (other than Taxes described in clause (i) above) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or that are Other Taxes, (iii) any Taxes attributable to the failure by or inability of such Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d),

(iv) any branch profits Taxes imposed by the United States under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction in which the recipient is organized or operating, (v) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 3.07(a)), any withholding Tax that is in effect and would apply to amounts payable hereunder at such time the Lender becomes a party to this Agreement, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Guarantor with respect to such withholding Tax pursuant to Section 3.01, and (vi) any U.S. federal withholding Taxes imposed under FATCA.

“Indemnitees” has the meaning set forth in Section 10.05.

“Information” has the meaning set forth in Section 10.08.

“Initial Revolving L/C Credit Extensions” means the issuance of Letters of Credit on the Closing Date (i) to backstop or replace letters of credit, guarantees and performance or similar bonds outstanding on the Closing Date (including deemed issuances of Letters of Credit under this Agreement resulting from existing issuers of letters of credit outstanding on the Closing Date agreeing to become L/C Issuers under this Agreement) and/or (ii) in the ordinary course of business.

“Initial Term Commitment” means, as to each Term Lender, its obligation to make an Initial Term Loan to the Borrower pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Initial Term Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Section 2.14). The aggregate amount of the Initial Term Commitments is $375,000,000.

“Initial Term Loans” means the term loans made by the Lenders on the Closing Date to the Borrower pursuant to Section 2.01(a).

“Intercreditor Agreement” means an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and, if applicable, the Mexican Collateral Agent by and among the Administrative Agent, the Mexican Collateral Agent (if relevant) and the administrative agents, collateral agents or other representatives for the holders of Indebtedness secured by Liens on the Collateral that are intended to rank pari passu (a “Parity Intercreditor Agreement”) or junior (a “Non- Parity Intercreditor Agreement”) to the Liens securing the Obligations and that are otherwise Liens permitted pursuant to Section 7.01, providing that, in the case of a Non-Parity Intercreditor Agreement, all proceeds of Collateral shall first be applied to repay the Obligations in full prior to being applied to any obligations under the Indebtedness secured by such junior Liens and that until Payment in Full, the Administrative Agent or, as applicable, the Mexican Collateral Agent shall have the sole right to exercise remedies against the Collateral (subject to customary exceptions and the expiration of any standstill provisions).

“Intercompany Note” means a promissory note substantially in the form of Exhibit F.

“Interest Coverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated EBITDA (minus interest income on customer deposits and other Restricted Cash) as of the last day of such Test Period, to (b) Consolidated Interest Charges for such Test Period.

“Interest Coverage Ratio Level” has the meaning set forth in Section 7.11(b).

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, two, nine or twelve months, as selected by the Borrower in their Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the applicable Maturity Date.

“Intermediate Holdco” means a Subsidiary of the Borrower which is an intermediate holding company that (i) directly owns no material assets other than Equity Interests in one or more lower tier Subsidiaries of the Borrower which are intermediate holding companies themselves and (ii) indirectly owns no material assets other than Equity Interests in Restricted Subsidiaries where such Equity Interests in Restricted Subsidiaries have been subject to a first-priority security interest securing the Obligations and the Guaranty to the extent required by clause (c) of the definition of “Collateral and Guarantee Requirement”.

“Internally Generated Cash” means, with respect to the Borrower, cash funds of the Borrower and the Restricted Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of Revolving Credit Loans or extensions of credit under any other revolving credit or similar facility or other short-term Indebtedness) by the Borrower or any of the Restricted Subsidiaries or (z) proceeds of Dispositions and Casualty Events.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment; provided that the aggregate amount of such Returns shall not exceed the original amount of such Investment.

“Investment Grade” means a rating of BBB- or higher by S&P and Baa3 or higher by Moody’s, or the equivalent of such ratings by another rating agency.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) investments in any fund that invests exclusively in investments of the type described in clause (a), which fund may also hold immaterial amounts of cash pending investment and/or distribution, (c) corresponding instruments in countries other than the United States customarily utilized for high quality investments and (d) debt securities or debt instruments with an Investment Grade rating, excluding any debt securities between and among the Borrower and its Subsidiaries.

“Investors Agreement” means the Investors Agreement to be dated on or around August 12, 2013 by and among Holdings and the Equity Investors.

“IP Rights” has the meaning set forth in Section 5.15.

“ITR” has the meaning set forth in the introductory paragraph to this Agreement.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Jamaican Acquisition” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Jamaican Assets” shall have the meaning given to the term “Assets” in the Rose Hall Jamaica Purchase Agreement.

“Jamaican Dollar” means the lawful money of Jamaica.

“Jamaican Hotel” has the meaning set forth in the introductory paragraph to this Agreement.

“Jamaican Nomination” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Jamaican Owner” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Jamaican Target” has the meaning set forth in the introductory paragraph to this Agreement.

“Jamaican Transfer Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Joinder” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Judgment Currency” has the meaning set forth in Section 10.21.

“Junior Financing” has the meaning set forth in Section 7.13(a).

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Extended Revolving Credit Commitments, Incremental Revolving Credit Commitments, Refinancing Revolving Credit Commitments, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Replacement Term Loans and Refinancing Term Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share or other applicable share provided for under this Agreement.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means DBAGNY and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires. It being understood and agreed that DBAGNY shall have no obligation to issue trade letters of credit.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes an L/C Issuer and a Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder. A Letter of Credit may be a standby letter of credit or a trade letter of credit; provided, however, that any trade letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the scheduled Maturity Date then in effect for the applicable Revolving Credit Facility.

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing). For the avoidance of doubt, “Lien” shall not be deemed to include any license or other contractual obligation relating to any IP Rights.

“Loan” means an extension of credit under Article II by a Lender to the Borrower in the form of a Term Loan, Revolving Credit Loan or Swing Line Loan (including any Initial Term Loans, any Incremental Term Loans and any extensions of credit under any Revolving Commitment Increase or any Incremental Revolving Credit Commitment, any Extended Term Loans and any extensions of credit under any Extended Revolving Credit Commitment, any Refinancing Term Loans and any extensions of credit under any Refinancing Revolving Credit Commitment and any Replacement Term Loans).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) the Non-Disturbance Agreements, (v) any Refinancing Amendment, Incremental Amendment or Extension Amendment, (vi) each Letter of Credit Application, (vii) each Intercreditor Agreement, (viii) the Fee Letter, (ix) any other document or instrument designated by the Borrower and the Administrative Agent and/or, if applicable, the Mexican Collateral Agent as a “Loan Document” and (x) any amendment or joinder to this Agreement (including, without limitation, the Joinder).

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the Federal Reserve System.

“Master Agreement” has the meaning set forth in the definition of “Swap Contract.”

“Master Development Agreement” means that certain Master Development Agreement to be dated on or about August 12, 2013 entered into by Holdings and Hyatt, as amended, supplemented or modified from time to time, in accordance with its terms.

“Material Adverse Effect” means (i) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) of the Loan Parties, taken as a whole, (ii) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents; or (iii) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by the Borrower or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary (a) which owns a Hotel Real Property at such date or (b) whose total assets (excluding Equity Interests in Subsidiaries of the Borrower) at the last day of the most recently ended fiscal quarter were greater than 3.0% of Total Assets at such date (as determined by reference to the most recent Compliance Certificate required to be delivered pursuant to Section 6.02); provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries not meeting the threshold set forth in clause (b) comprise in the aggregate more than 15.0% of Total Assets as of the last day of the most recently ended fiscal quarter, then the Borrower shall, not later than 45 days after the date by which the relevant Compliance Certificate is required to be delivered pursuant to Section 6.02 (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as “Material Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of the definition of “Collateral and Guarantee Requirement.”

“Maturity Date” means (i) with respect to the Initial Term Loans, the sixth anniversary of the Closing Date; (ii) with respect to the Revolving Credit Facility, the fifth anniversary of the Closing Date; (iii) with respect to any tranche of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Incremental Term Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment, (v) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Mexican Collateral Agent” means DBAGNY, in its capacity as Mexican collateral agent under any of the Collateral Documents governed by the laws of the United Mexican States or of any State thereof, or any successor Mexican collateral agent (including, without limitation, DB Mexico as and when appointed in accordance with Section 9.06(i)).

“Mexican Collateral” means the “Collateral” as defined in the Mexican Collateral Documents and any other assets pledged pursuant to the Mexican Collateral Documents.

“Mexican Collateral Documents” means, collectively, the Collateral Documents governed by the laws of the United Mexican States or of any State thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Mortgages” means collectively, the deeds of trust, trust deeds, hypothecs, deeds to secure debt, mortgages and other equivalent instruments made by the relevant Loan Parties in favor or for the benefit of the Administrative Agent and/or the Mexican Collateral Agent, in each case on behalf of the Secured Parties, creating and evidencing a first priority Lien on a Mortgaged Property in form and substance reasonably satisfactory to the Administrative Agent and, as applicable, the Mexican Collateral Agent (including, without limitation, any mortgages executed and delivered pursuant to Sections 4.01(a)(v), 6.11 and 6.13) in each case, as the same may from time to time be amended, restated, supplemented or otherwise modified.

“Mortgagor” has the meaning set forth in the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which a Loan Party, Restricted Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has been obligated to make contributions.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Casualty Event or non-ordinary course of business Disposition, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (ii) the principal amount of any Indebtedness that is secured by a Lien (other than a Lien that ranks pari passu with or that is subordinated to the Liens securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest and breakage costs, (iii) in the case of any Disposition or Casualty Event by a non-wholly owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof, (iv) Taxes paid, or reasonably estimated to be payable as a result thereof, including without limitation any additional Taxes incurred or that would be incurred in repatriating any amounts attributable to any Disposition, Casualty Event, or Issuance to the jurisdiction of the Borrower, (v) the amount of any reasonable reserve established in accordance with IFRS against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition or Casualty Event occurring on the date of such reduction), and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that if the Borrower or any Restricted Subsidiary uses any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets (other than current assets) useful in the business of the Borrower or such Restricted Subsidiary or to make Permitted Acquisition or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person (other than a Company Party) or division or line of business of a Person (other than a Company Party) (or any subsequent investment made in a Person previously acquired to the extent such Investment results in an increase in the ownership interests in such Person), in each case within 12 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12- month period but within such 12-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within 18-months following the receipt of such Net Proceeds, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such proceeds shall exceed $1,000,000 or (y) the aggregate net proceeds shall exceed $5,000,000 in any fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)), and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower shall be disregarded.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(d).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Disturbance Agreement” means each non-disturbance and attornment of hotel management agreement, in substantially the form of Exhibit J hereto, dated on or around the dated on or around the Closing Date relating to a Hotel Real Property owned by a Restricted Subsidiary of the Borrower which is managed by AMR and entered into by such Restricted Subsidiary of the Borrower as owner, AMR as manager and the Mexican Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“non-Expiring Credit Commitment” has the meaning set forth in Section 2.04(g).

“Non-extension Notice Date” has the meaning set forth in Section 2.03(b)(iii).

“Non-Mortgaged Hotel Properties” has the meaning set forth in the definition of “Collateral and Guarantee Requirement” and shall include each Hotel Real Property not constituting a Mortgaged Property.

“Non-Parity Intercreditor Agreement” has the meaning set forth in the definition of “Intercreditor Agreement.”

“Non-U.S. Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to or maintained outside the United States by the Borrower or one or more Restricted Subsidiaries primarily for the benefit of employees of the Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code, other than any plan maintained by or to which contributions or payments are mandated by a Governmental Authority.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning set forth in Section 8.04.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and the Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the filing by or against any Loan Party or Restricted Subsidiary of any petition in bankruptcy, reorganization or similar proceeding, regardless of whether such interest and fees are allowed claims in such proceeding or under applicable state, federal or foreign laws. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of the Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation of any Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.

“OFAC” has the meaning set forth in Section 5.17(b).

“Offered Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Old Playa Annual Financial Statements” has the meaning set forth in Section 4.01(e).

“Old Playa Quarterly Financial Statements” has the meaning set forth in Section 4.01(e).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity and (d) in relation to any corporation incorporated under the laws of the Netherlands, its deed of incorporation (akte van oprichting) and articles of association (statuten).

“Other Applicable Indebtedness” has the meaning set forth in Section 2.05(b)(ii).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are imposed with respect to an assignment (other than an assignment made pursuant to Section 3.07).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parallel Debt” has the meaning set forth in Section 10.23(a).

“Parity Intercreditor Agreement” has the meaning set forth in the definition of “Intercreditor Agreement.”

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Lender” has the meaning set forth in Section 2.05(a)(v)(C)(2).

“Payment in Full” means no Lender shall have any Commitment hereunder, any Loan or other Obligations hereunder other than (i) contingent obligations as to which no claim has been asserted), (ii) any Letter of Credit for which the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer and (iii) obligations under the Secured Hedge Agreements.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, Restricted Subsidiary or any ERISA Affiliate or to which any Loan Party, Restricted Subsidiary or any ERISA Affiliate has an obligation to contribute.

“Permitted Acquisition” has the meaning set forth in Section 7.02(i).

“Permitted First Priority Refinancing Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior secured loans or notes; provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral and (ii) such Indebtedness meets the requirements contained in the proviso to the definition of “Credit Agreement Refinancing Indebtedness”. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holders” means each of (i) the Equity Investors as of the Closing Date and (ii) any direct or indirect parent companies or other Affiliates of any of the foregoing Persons.

“Permitted Incremental Development Capital Expenditures Amount” shall have the meaning set forth in Section 7.15(c).

“Permitted Initial Revolving Credit Extension Purposes” means one or more L/C Credit Extensions on the Closing Date to issue Letters of Credit (i) to replace or provide credit support for any Existing Letters of Credit and/or (ii) in the ordinary course of business.

“Permitted Junior Priority Refinancing Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of junior lien secured loans or notes; provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral, (ii) such Indebtedness meets otherwise the requirements contained in the proviso to the definition of “Credit Agreement Refinancing Indebtedness”, and (iii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions” means that such applicable Indebtedness does not mature or have scheduled amortization payments of principal or payments of principal and is not subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (except (x) amortization not to exceed 1% per annum of the aggregate principal amount thereof, excess cash flow or similar concept, customary asset sale or change of control or similar event provisions that provide for the prior repayment of or offer to prepay, the Term Loans pursuant to the terms hereof) or (y) AHYDO payments), in each case prior to the date that is the Latest Maturity Date of any Term Loans outstanding at the time such Indebtedness is incurred.

“Permitted Ratio Debt” means Indebtedness of the Borrower or any Restricted Subsidiary; provided that, (a) such Indebtedness is unsecured and either (x) pari passu or (y) subordinated in right of payment to the Obligations, (b) such Indebtedness does not mature prior to the date that is 91 days after the Latest Maturity Date of any Term Loans outstanding at the time such Indebtedness is incurred, (c) such Indebtedness has a Weighted Average Life to Maturity not shorter than the remaining Weighted

Average Life to Maturity of any Term Loans outstanding at the time such Indebtedness is incurred, and (d) immediately after giving Pro Forma Effect thereto and to the use of the proceeds thereof, (i) no Event of Default shall be continuing or result therefrom, and (ii) the Consolidated Total Net Leverage Ratio (calculated on Pro Forma Basis in accordance with Section 1.08) as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), shall be no greater than 6.50:1.00; provided, further, that the amount of Indebtedness that may be incurred or guaranteed as Permitted Ratio Debt by Restricted Subsidiaries that are not Subsidiary Guarantors, together with any Indebtedness incurred or guaranteed by Restricted Subsidiaries that are not Loan Parties pursuant to Section 7.03(g)(ii) (and any Permitted Refinancing there if, to the extent incurred or guaranteed by a Restricted Subsidiary that is not a Loan Party), shall not exceed $50,000,000 at any one time outstanding, in each case determined at the time of being incurred or guaranteed.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement, exchange or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, restructured, refunded, renewed, replaced, exchanged or extended except by an amount equal to unpaid accrued or capitalized interest and premium thereon (including tender premiums) plus other amounts owing or paid related to such Indebtedness, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal, restructuring, replacement, exchange or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, refunding, renewal, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed, replaced or extended is subordinated in right of payment or in security to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated to the Obligations on terms (i) at least as favorable (taken as a whole) (as reasonably determined by the Borrower) to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, replaced, exchanged or extended, or (ii) otherwise reasonably acceptable to the Administrative Agent, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add obligors from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, and (e) such modification, refinancing, replacement, refunding, renewal or extension contains terms and conditions that are no more restrictive taken as a whole (as reasonably determined by the Borrower) to the Borrower and the Restricted Subsidiaries than those contained in the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Unsecured Refinancing Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower in the form of one or more series of senior unsecured loans or notes; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness and (ii) meets the Permitted Other Debt Conditions. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pesos” means the lawful money of the United Mexican States or the Dominican Republic, as applicable.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party or any Restricted Subsidiary or, with respect to any such plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning set forth in Section 6.01(d).

“Playa Management USA” has the meaning set forth in the introductory paragraph to this Agreement.

“Playa Operator” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Playa Shareholders” means any of (i) Abu Dhabi Investment Authority, (ii) Bankia, (iii) Farallon Capital Management, L.L.C., (iv) Marathon Asset Management, (v) Mr. Bruce D. Wardinski, and (vi) any Affiliate of any of the foregoing Persons.

“Playa Spain” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Playa Transfer” has the meaning set forth in the introductory paragraph to this Agreement.

“Playa Transfer Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“PMP” means a professional market party (professionele marktpartij) as defined in the Dutch Financial Supervision Act (wet op het financieel toezicht) as amended from time to time.

“Post-Acquisition Guarantor” means each of the Restricted Subsidiaries of the Borrower listed as Post-Acquisition Guarantors in Schedule 6.21.

“Prime Rate” means the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Rate to change when and such prime lending rate changes.

“Proceeding” has the meaning set forth in Section 10.05.

“Proceeds” has the meaning set forth in the relevant Collateral Document.

“Process Agent” has the meaning set forth in Section 10.15(c).

“Pro Forma Balance Sheet” has the meaning set forth in Section 5.05(b).

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Forma Compliance” means, with respect to the financial covenants in Section 7.11, compliance on a Pro Forma Basis with such covenants in accordance with Section 1.08.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.05(b).

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the

Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Facility, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Projections” has the meaning set forth in Section 6.01(c).

“Public Lender” has the meaning set forth in Section 6.01(d).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means the issuance by the Borrower or any direct or indirect parent of the Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-4 or Form S-8) pursuant to (a) an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering) or (b) an offering under the Laws of another jurisdiction.

“Qualifying Lender” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Quarterly Financial Statements” has the meaning set forth in Section 4.01(e).

“Ratio Mortgage Requirement” has the meaning set forth in Section 6.11(d).

“Real Acquisition” has the meaning set forth in the introductory paragraph to this Agreement.

“Real Aircraft” the LEARJET 60XR airframe, manufacturer’s serial number 378, bearing U.S. registration mark N984BD, together with two (2) installed engines, manufacturer’s serial number CA0615 & CA0616, all appurtenances, appliances, parts, avionics, instruments, components, accessions, furnishings, items of equipment and accessories installed thereon or appurtenant thereto, and loose equipment normally a part of the aircraft.

“Real Annual Financial Statements” has the meaning set forth in Section 4.01(e).

“Real Hotel Owners Shareholder” has the meaning set forth in the introductory paragraph to this Agreement.

“Real Hotels” has the meaning set forth in the introductory paragraph to this Agreement.

“Real Investment Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Real Operators” has the meaning set forth in the introductory paragraph to this Agreement.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures thereon.

“Real Quarterly Financial Statements” has the meaning set forth in Section 4.01(e).

“Real Shareholder” means, a Real Hotel Owners Shareholder or an Affiliate of a Real Hotel Owners Shareholder.

“Real Shareholder Assignment and Assumption” has the meaning set forth in Section 10.07(k)(i).

“Real Shareholder Deferred Purchase Price” means any amounts from time to time owing to the Real Shareholders in respect of “Quarterly Payments” (as defined in the Real Investment Agreement) pursuant to the Real Investment Agreement.

“Real Shareholder Side Letter” means the Investor Rights Side Letter, to be dated on or about August 12, 2013 by and among Holdings, Borrower, Compania Hotelera Gran Playa Real S. de R.L. de C.V., and Grupo Corporativo de Pachuca, S.A. de C.V.

“Real Target Companies” has the meaning set forth in the introductory paragraph to this Agreement.

“Refinanced Debt” has the meaning set forth in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinanced Term Loans” has the meaning set forth in Section 10.01.

“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (d) the Mexican Collateral Agent, (e) each Additional Refinancing Lender and (f) each Lender that agrees to provide any portion of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Revolving Credit Commitments” means one or more Classes of Revolving Credit Commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans” means one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Series” means all Refinancing Term Loans or Refinancing Term Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Term Loans or Refinancing Term Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.

“Refinancing Term Commitments” means one or more term loan commitments hereunder that fund Refinancing Term Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.

“Refinancing Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Register” has the meaning set forth in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Renovation Property” means any Hotel Real Property where more than 20% of the rooms of such Hotel Real Property are not available for occupancy due to renovations being made at such Hotel Real Property.

“Replacement Term Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Repricing Event” means (i) (x) any substantially concurrent prepayment of Term Loans in whole or in part with the proceeds of, or any conversion of any Term Loans into, any new or replacement tranche of debt financing incurred by the Borrower or any Restricted Subsidiary bearing interest at an All- In Yield less than the All-In Yield applicable to the Term Loans or (y) any amendment to this Agreement that, directly or indirectly, reduces the All-In Yield applicable to the Term Loans, or (ii) any assignment permitted under Section 3.07 of all or any portion of the Term Loans of any Lender in connection with any amendment under clause (i) of this definition (in each case other than in connection with a Change of Control or an acquisition not otherwise permitted hereby). For clarity, any prepayment pursuant to a Discounted Loan Prepayment shall not constitute a Repricing Event.

“Request for Credit Extension” means (a) with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments under such Class; provided that, the unused Term Commitment, Incremental Term Commitment, Refinancing Term Commitment, Revolving Credit Commitment, Incremental Revolving Credit Commitment and Refinancing Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition), (b) aggregate unused Initial Term Commitments, Incremental Term Commitments and Refinancing Term Commitments and (c) aggregate unused Revolving Credit Commitments, unused Incremental Revolving Credit Commitments and unused Refinancing Revolving Credit Commitments; provided that the unused Term Commitment, Incremental Term Commitment, Refinancing Term Commitment, Revolving Credit Commitment and Refinancing Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that, to the same extent set forth in Section 10.07(m) with respect to determination of Required Lenders, the Unfunded Initial Term Loans of any Real Shareholder shall in each case be excluded for purposes of making a determination of Required Lenders at any time that any Real Shareholder, directly or indirectly, beneficially owns any Equity Interests of the Borrower.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of the (a) Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that unused Revolving Credit Commitment of, and the portion of the Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief administrative officer, secretary or assistant secretary, treasurer or assistant treasurer, controller, managing director (directeur) or other similar officer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Resignation Effective Date” has the meaning set forth in Section 9.06(a).

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Borrower; provided, that interest earned on any Restricted Cash shall not be deemed to be “Restricted Cash” unless such interest is also contractually restricted from being distributed to the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the Borrower’s or a Restricted Subsidiary’s stockholders, partners or members (or the equivalent Persons thereof).

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the Applicable ECF Percentage with respect to such Excess Cash Flow Period.

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized in respect of such Investment, in each case on an after-tax basis.

“Revolver Extension Request” has the meaning set forth in Section 2.16(b).

“Revolver Extension Series” has the meaning set forth in Section 2.16(b).

“Revolving Commitment Increase” has the meaning set forth in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01 or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower, (b) purchase participations in L/C Obligations in respect of Letters of Credit and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 10.07(b)). The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $25,000,000 on the Closing Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the sum of the amount of the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under this Agreement of the amount of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means the Revolving Credit Commitments, each Class of Incremental Revolving Credit Commitments, each Extension Series of Extended Revolving Credit Commitments, each Refinancing Series of Refinancing Revolving Credit Commitments and the Credit Extensions made thereunder.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if the Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” has the meaning set forth in Section 2.01(b).

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrower.

“Rose Hall Jamaica BV” has the meaning set forth in the introductory paragraph to this Agreement.

“Rose Hall Jamaica Purchase Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, to the extent designated by the Borrower and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent. The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Obligations” means, collectively, the Obligations and all obligations owing to the Secured Parties by the Borrower and its Restricted Subsidiaries under any Secured Hedge Agreement (as such obligations may be amended, amended and restated, supplemented, replaced, refinanced or otherwise modified from time to time (including any increases of the principal amount outstanding thereunder)), whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, fees, premiums, penalties, indemnifications, contract causes of action, costs, expenses or otherwise. “Secured Obligations” shall exclude any Excluded Swap Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Mexican Collateral Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent and/or the Mexican Collateral Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means 8.000% Notes due August 15, 2020 of the Borrower issued on the date hereof, as he same may be exchanged for any Registered Equivalent Notes issued in exchange therefor, and as the same or such substantially similar notes may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Debt Documents” means the Senior Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Notes or providing for any guarantee, obligation or other right in respect thereof.

“Senior Notes Indenture” means the Indenture dated as of the date hereof, under which the Senior Notes are issued, as the same may be amended, supplemented, waived or otherwise modified from time to time.

“Senior Notes Offering” has the meaning set forth in the introductory paragraph to this Agreement.

“Senior Representative” means, with respect to any series of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt, the trustee, administrative agent, Mexican Collateral Agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Exchange Act, as such Regulation was in effect on the Closing Date.

“Solicited Discount Proration” has the meaning set forth in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit E-5.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-6, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to the Borrower and the other Loan Parties (on a consolidated basis) on any date of determination, that on such date (a) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (B) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (C) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable law).

“SPC” has the meaning set forth in Section 10.07(h).

“Spanish Deed of Release” means the deed of release among, Playa Romana B.V., Playa Punta Cana Holding B.V., Holdings, the Borrower, Playa Romana Mar B.V., Playa Cana B.V., Perfect Tours N.V., Banco Bilbao Vizcaya Argentaria, S.A. and the other parties thereto, governed by Spanish law, dated on or about August 7, 2013.

“Spanish Release Date” has the meaning set forth in Section 6.21(a).

“Specified Discount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit E-7.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-8, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning set forth in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning set forth in Section 2.05(a)(v)(B)(3).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Representations” means the representations and warranties with respect to the Borrowers and the other Loan Parties set forth in Section 5.01 (but solely with respect to organizational status and organizational power and authority), Section 5.02 (but solely with respect to clause (a) and clause (b)(i) thereof with respect to Organizational Documents), Section 5.04, Section 5.11, Section 5.12, Section 5.17, and Section 5.18 (subject to the limitations or exceptions set forth in any commitment letter entered into in connection with the applicable Incremental Facility).

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or at least a majority of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), Restricted Payment, Incremental Revolving Credit Commitment, Incremental Revolving Loan or Incremental Term Loan that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Administrative Agent is subject with respect to the Adjusted Eurocurrency Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning set forth in Section 2.05(a)(v)(C)(1).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations, and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means any Guarantor other than Holdings and the Borrower.

“Successor Company” has the meaning set forth in Section 7.04(d).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” “ means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the swing line loan facility made available by the Swing Line Lenders pursuant to Section 2.04.

“Swing Line Lender” means DBAGNY, in its capacity as provider of Swing Line Loans or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning set forth in Section 2.04(a).

“Swing Line Loan Notice” means a written notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B hereto.

“Swing Line Note” means a promissory note of the Borrower payable to any Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3 hereto, evidencing the aggregate Indebtedness of the Borrower to such Swing Line Lender resulting from the Swing Line Loans.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the aggregate amount of the Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Date” means the date on which the Arranger has completed primary syndication of the Initial Term Commitments.

“Target Person” has the meaning set forth in Section 7.02.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.

“Term Borrowing” means a borrowing consisting of Term Loans (other than Unfunded Initial Term Loans) of the same Type and currency and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a) or under any Incremental Amendment, Extension Amendment or Refinancing Amendment.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower hereunder, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender under this Agreement, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment, (iv) an Extension Amendment or (v) the incurrence of Replacement Term Loans. The initial amount of each Term Lender’s Commitment is set forth on Schedule 1.01A under the caption “Initial Term Commitment” or, otherwise, in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed its Commitment, as the case may be. The initial aggregate amount of the Term Commitments as of the Closing Date is $375,000,000.

“Term Facility” means (a) prior to the Closing Date, the Initial Term Commitments and (b) thereafter, each Class of Term Loans and/or Term Commitments.

“Term Lender” means, at any time, any Lender that has (a) an Initial Term Commitment, Incremental Term Commitment or Refinancing Term Commitment or (b) a Term Loan at such time.

“Term Loan” means any Initial Term Loan, Extended Term Loan, Incremental Term Loan, Refinancing Term Loan or Replacement Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning set forth in Section 2.16(a).

“Term Loan Extension Series” has the meaning set forth in Section 2.16(a).

“Term Loan Increase” has the meaning set forth in Section 2.14(a).

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Termination Fee Amount” means, at any date, an amount, determined on a cumulative basis equal to the cumulative amount of any cash payments received in connection with the termination or cancellation of any Hotel Management Agreements minus any amount of the Termination Fee Amount used to make Investments pursuant to Sections 7.02(n)) after the Closing Date and prior to such time minus any amount of the Termination Fee Amount used to make Capital Expenditures pursuant to Section 7.15 after the Closing Date and prior to such time.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower most recently ended as of such date of determination.

“Threshold Amount” means $25,000,000.

“Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with IFRS, as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements; it being understood that, for purposes of determining compliance of a transaction with any restriction set forth in Article VII that is based upon a specified percentage of Total Assets, compliance of such transaction with the applicable restriction shall be determined solely with reference to Total Assets as determined above in this definition as of the date of the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b).

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction Expenses” means any fees or expenses incurred or paid by Holdings, the Borrower or any of its Subsidiaries in connection with the Transactions (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the Acquisition and other related transactions contemplated by the Acquisition Agreements, (b) the Equity Financing, (c) the funding of the Initial Term Loans and the Initial Revolving L/C Credit Extensions on the Closing Date and the execution and delivery of Loan Documents to be entered into on the Closing Date, (d) the entry into the Senior Notes Debt Documents and the offer and issuance of the Senior Notes and (e) the payment of Transaction Expenses earned, due and payable on the Closing Date.

“Transferred Guarantor” has the meaning set forth in Section 11.09.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Initial Term Loans” means the Initial Term Loans in an aggregate principal amount on the Closing Date equal to $50,000,000 which shall not be funded in cash on the Closing Date by the Term Lender(s) thereunder (an “Unfunded Term Lender”).

“Unfunded Pension Liability” means, with respect to any Pension Plan, the amount, if any, by which the value of the accumulated plan benefits under the Pension Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Unfunded Term Lender” shall have the meaning given to such term in the definition of Unfunded Initial Term Loans; provided that only a Real Shareholder can be an Unfunded Term Lender.

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral. References in this Agreement and the other Loan Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the date hereof. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning set forth in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit G hereto.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“U.S. Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §101 et seq.).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means any Loan Party or the Administrative Agent.

Section 1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The word “or” is not exclusive.

(f) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i) For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Borrower in their sole discretion at such time. Notwithstanding anything herein to the contrary, Indebtedness (a) incurred under the Loan Documents and any Incremental Commitments shall only be deemed to be outstanding in reliance only on the exception in Section 7.03(a), (b) incurred as Credit Agreement Refinancing Indebtedness shall only be deemed to be outstanding in reliance only on the exception in Section 7.03(t), (c) Indebtedness represented by the Senior Notes and any Refinancing Indebtedness incurred in respect thereof shall only be deemed to be outstanding in reliance only on the exception Section 7.03(v).

(j) All references to “knowledge” of any Loan Party or a Subsidiary of the Borrower means the actual knowledge of a Responsible Officer.

(k) The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(l) All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

Section 1.03 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, IFRS, except as otherwise specifically prescribed herein, provided, however, that if the Borrower notifies the Administrative Agent that it wishes to amend Sections 7.11 and 7.15 or any related definition to eliminate the effect of any change in IFRS occurring after the Closing Date on the operation of such covenant, whether such notice is given before or after the effective date of such change in IFRS (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend such Sections or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders; provided, further, that if the Borrower notifies the Administrative Agent that it wishes to amend Sections 7.11 and 7.15 or any related definition to eliminate the effect of any change of its financial reporting standards from IFRS to GAAP occurring after the Closing Date on the operation of such covenant, whether such notice is given before or after the effective date of such change in financial reporting standards (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend such Sections or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change from IFRS to GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Administrative Agent. Notwithstanding any other provision contained herein, (a) any lease that is treated as an operating lease for purposes of IFRS as of the date hereof shall not be treated as Indebtedness, Attributable Indebtedness or as a Capitalized Lease and shall continue to be treated as an operating lease (and any future lease, if it were in effect on the date hereof, that would be treated as an operating lease for purposes of IFRS as of the date hereof shall be treated as an operating lease), in each case for purposes of this Agreement, notwithstanding any actual or proposed change in IFRS after the date hereof and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

Section 1.04 Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, refinancings, restatements, renewals, restructurings, extensions, supplements and other modifications are not prohibited by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07 Timing of Payment or Performance.

When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day.

Section 1.08 Pro Forma Calculations.

(a) Notwithstanding anything to the contrary herein, financial ratios and tests or other calculations of financial terms, including the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio, the Interest Coverage Ratio and Consolidated Revenues shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in Section 1.08(b), (c) or (d), when (x) calculating the Consolidated Total Net Leverage Ratio for purposes of the definition of “Applicable ECF Percentage” and (y) calculating the Consolidated Secured Net Leverage Ratio or the Interest Coverage Ratio for purposes of determining actual compliance (and not Pro Forma Compliance or compliance on a Pro Forma Basis) with any covenant pursuant to Section 7.11, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect. In addition, whenever a financial ratio or test or other financial definition is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test or financial definition shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Borrower have been delivered pursuant to Section 6.01(a) or (b) (it being understood that for purposes of determining Pro Forma Compliance with Section 7.11, if no Test Period with an applicable level cited in Section 7.11 has passed, the applicable level shall be the level for the first Test Period cited in Section 7.11 with an indicated level).

(b) For purposes of calculating any financial ratio or test or other financial definition, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to Section 1.08(d)) that have been made (i) during the applicable Test Period and (ii) if applicable as described in Section 1.08(a), subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio, test or definition is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day (or, in the case of the determination of Total Assets, the last day) of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any other Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or other financial definition, including Total Assets and Consolidated Revenues) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower and include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, operating initiatives, operating changes and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests or other financial definitions and during any subsequent Test Period in which the effects thereof are expected to be realized relating to such Specified Transaction; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Borrower, (B) such actions are taken, committed to be taken or expected to be taken no later than 12 months after the date of such Specified Transaction, and (C) no amounts shall be added pursuant to this Section 1.08(c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period; provided that any increase to Consolidated EBITDA as a result of cost savings, operating expense reductions and synergies pursuant to this Section 1.08(c) shall be subject to the limitation set forth in clause (vii) of the definition of “Consolidated EBITDA.”

(d) In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of any financial ratio, test or other financial definition (in each case, other than Indebtedness incurred or repaid under any revolving credit facility), (i) during the applicable Test Period or (ii) subject to Section 1.08(a) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio, test or definition is made, then such financial ratio. test or definition shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Interest Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement, or extinguishment of Indebtedness will be given effect as if the same had occurred on the first day of the applicable Test Period).

(e) [Reserved].

(f) If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Interest Coverage Ratio is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on Capitalized Leases shall be deemed to accrue at an interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Capitalized Lease in accordance with IFRS. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or Restricted Subsidiary may designate.

Section 1.09 Currency Generally.

For purposes of determining compliance with Article VII with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder). For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID) incurred in connection with such refinancing.

Section 1.10 Letters of Credit.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of the undrawn face amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.11 Certifications.

All certifications to be made hereunder by an officer, managing director (directeur) or representative, as the case may be, of a Loan Party shall be made by such person in his or her capacity solely as an officer, managing director (directeur) or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 The Loans.

(a) Term Borrowings.

(i) Subject to the terms and conditions expressly set forth herein, (x) each Term Lender (other than an Unfunded Term Lender) severally agrees to make to the Borrower on the Closing

Date one or more term loans denominated in Dollars in an aggregate amount equal to such Term Lender’s Term Commitment and (y) the Unfunded Initial Term Loans will be issued to the Unfunded Term Lenders at the time the Real Acquisition is consummated in satisfaction of certain obligations of the Borrower and/or Holdings pursuant to section 2.1(c)(ii)(A) of the Real Investment Agreement.

(ii) Amounts borrowed (or outstanding under the Unfunded Initial Term Loans) pursuant to this Section 2.01(a) and repaid or prepaid may not be re-borrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) Revolving Credit Borrowings. Subject to the terms and conditions expressly set forth herein, each Revolving Credit Lender severally agrees to make revolving loans in Dollars to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, together with any loans made pursuant to an Extended Revolving Credit Commitment, Incremental Revolving Loans and Refinancing Revolving Credit Loans, a “Revolving Credit Loan”) from time to time, on any Business Day during the period from the Closing Date until the Maturity Date, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans, shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and re-borrow under this Section 2.01(b) in each case without premium or penalty (subject to Section 3.05). Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

Section 2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m., (1) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (2) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans; provided that the notice referred to in clause (1) above may be delivered no later than one Business Day prior to the Closing Date in the case of initial Credit Extensions. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery (including via email) to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a managing director A (directeur A) and a managing director B (directeur B) jointly or two managing directors B jointly of the Borrower. Except as otherwise provided in Section 2.14, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $250,000, in excess thereof. Except as provided herein, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and

(vi) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender (other than an Unfunded Term Lender in the case of a Borrowing) of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Borrower to (and reasonably acceptable to) the Administrative Agent; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowing, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and continuation of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate.

(e) After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than six (6) (or such greater amount as may be agreed by the Administrative Agent in its sole discretion) Interest Periods in effect; provided that after the establishment of any new Class of Loans pursuant to a Refinancing Amendment or Extension Amendment, the number of Interest Periods otherwise permitted by this Section 2.02(e) shall increase by three Interest Periods for each applicable Class so established.

(f) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g) The initial Borrowing from any Lender and (to the extent provided before such initial Borrowing) any initial issuance of a Letter of Credit under Section 2.03 by each L/C Issuer to the Borrower shall at all times exceed €100,000 (or its equivalent in another currency), or such other amount as a result of which such Person qualifies as a PMP.

Section 2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions expressly set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit at sight denominated in Dollars for the account of the Borrower or both Borrower (provided that any Letter of Credit may be issued at the request of the Borrower on behalf of any Restricted Subsidiary) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Revolving Credit Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit; provided, further, that notwithstanding anything herein to the contrary, DBAGNY shall have no obligation to issue trade Letters of Credit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired, terminated or that have been drawn upon and reimbursed.

(ii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any material restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any material unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last renewal (or more than 180 days thereafter in the case of trade Letters of Credit), unless the Outstanding Amount of L/C Obligations in respect of such requested Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuer

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless such Letter of Credit has been Cash Collateralized or backstopped in a manner reasonably satisfactory to the L/C Issuer;

(D) the issuance of such Letter of Credit would violate any policies of the L/C Issuer applicable to letters of credit generally; and

(E) any Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower or both Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a managing director A (directeur A) and a managing director B (directeur B) jointly or two managing directors B jointly of the Borrower. Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m., at least three Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, and (g) such other matters as the relevant L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the relevant Borrower (or its applicable Subsidiary) or enter into the applicable amendment, as the case may be. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the stated amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application with respect to any standby Letter of Credit that has a tenor of one year, the relevant L/C Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the relevant L/C Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit and in no event extending beyond the Letter of Credit Expiration Date unless Cash Collateralized or backstopped in a manner reasonably acceptable to the Administrative Agent and the applicable L/C Issuer) by giving prior notice to the beneficiary thereof not later than a day (the “Non-extension Notice Date”) in each such 12-month period to be mutually agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such extension if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-extension Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived.

(iv) Promptly after issuance of any Letter of Credit or any amendment to a Letter of Credit, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., on the first Business Day immediately following any payment by an L/C Issuer under a Letter of Credit with written notice to the Borrower (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in Dollars; provided that if such reimbursement is not made on the date of drawing, the Borrower shall pay interest to the relevant L/C Issuer on such amount at the rate applicable to Base Rate Loans (without duplication of interest payable on L/C Borrowings). The L/C Issuer shall notify the Borrower in writing of the amount of the drawing promptly following the determination or revaluation thereof. If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share or other applicable share provided for under this Agreement thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer in Dollars at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on written demand (together with interest) and shall bear interest at the Default Rate. In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such amount shall be solely for the account of the relevant L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the amount received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

(e) Obligations Absolute. The obligation of the Borrower(s) to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Loan Party may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations of any Loan Party in respect of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party (other than payment in cash or performance in full);

provided that the foregoing in clauses (i) through (vi) shall not excuse any L/C Issuer from liability to the Borrower(s) to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s (or its Related Parties’) gross negligence, bad faith, material breach or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f) Role of L/C Issuers. Each Lender and the Borrower agrees that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Lenders holding a majority of the Revolving Credit Commitments, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith, material breach or gross negligence or such L/C Issuer’s (or its Related Parties’) willful misconduct, bad faith, material breach or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined in a final and non-appealable judgment by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral. (i) If, as of the Letter of Credit Expiration Date, any Letter of Credit issued for the account of the Borrower or both Borrower may for any reason remain outstanding and partially or wholly undrawn, (ii) if any Event of Default occurs and is continuing and the Administrative Agent or the Lenders holding a majority of the Revolving Credit Commitments, as applicable, require the Borrower(s) to Cash Collateralize the L/C Obligations pursuant to Section 8.02 or (iii) if an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower(s) shall Cash Collateralize the then Outstanding Amount of all of its L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 p.m. on (x) in the case of the immediately preceding clauses (i) through (iii), the next Business Day following the Business Day that the Borrower receives written notice thereof, and (y) in the case of the immediately preceding clause (iii), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day. At any time that there shall exist a Defaulting Lender, promptly upon the written request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (solely after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Appropriate Lenders, as collateral for the L/C Obligations, cash (in Dollars) or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Appropriate Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grant to the Administrative Agent, for the benefit of the L/C Issuers and the Revolving Credit Lenders of the applicable Facility, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked accounts at the Administrative Agent and may be invested in readily available Cash Equivalents (for the benefit of the Borrower). If at any time the Administrative Agent determines that any funds held as Cash Collateral are expressly subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or nonconsensual liens permitted under Section 7.01 or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower or the relevant Defaulting Lender will, promptly following written demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at the Administrative Agent as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer. To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower. To the extent any Event of Default giving rise to the requirement to Cash Collateralize any Letter of Credit pursuant to this Section 2.03(g) is cured or otherwise waived by the Required Lenders, then so long as no other Event of Default has occurred and is continuing, all Cash Collateral pledged to Cash Collateralize such Letter of Credit shall be promptly refunded to the Borrower.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender for the applicable Revolving Credit Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that (x) if any portion of a Defaulting Lender’s Pro Rata Share of any Letter of Credit is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders pursuant to Section 2.03(a)(iv), then the Borrower shall not be required to pay a Letter of Credit fee to such Defaulting Lender with respect to such portion of such Defaulting Lender’s Pro Rata Share so long as it is Cash Collateralized by the Borrower or reallocated to the other Revolving Credit Lenders, but such Letter of Credit fee shall instead be payable to such other Revolving Credit Lenders in accordance with their Pro Rata Share of such reallocated amount, and (y) if any portion of a Defaulting Lender’s Pro Rata Share is not Cash Collateralized or reallocated pursuant to

Section 2.03(a)(iv), then the Letter of Credit fee with respect to such Defaulting Lender’s Pro Rata Share shall be payable to the applicable L/C Issuer until such Pro Rata Share is Cash Collateralized or reallocated or such Lender ceases to be a Defaulting Lender. Such Letter of Credit fees shall be computed on a quarterly basis in arrears. Such Letter of Credit fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand. If there is any change in the Applicable Rate during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers. The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued for the account of the Borrower or any Restricted Subsidiary equal to 0.125% per annum (or such other lower amount as may be mutually agreed by the Borrower(s) and the applicable L/C Issuer) of the maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) or such lesser fee as may be agreed with such L/C Issuer. Such fronting fees shall be computed on a quarterly basis in arrears. Such fronting fees shall be due and payable in Dollars on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on written demand. In addition, the Borrower shall pay directly to the L/C Issuer for its own account with respect to each Letter of Credit issued for the account of the Borrower or any Restricted Subsidiary the customary and reasonable issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to such Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 30 days of written demand by the L/C Issuer setting forth in reasonable detail such costs and charges and are nonrefundable.

(j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms of this Agreement shall control.

(k) Addition of an L/C Issuer. A Revolving Credit Lender reasonably acceptable to the Borrower may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender. The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

(l) [Reserved]

(m) Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have occurred are then in effect, such Letters of Credit shall, to the extent such Letters of Credit could have been issued under such other tranches, automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 2.03(c) and (d)) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 2.03(g). Commencing with the maturity date of any tranche of Revolving Credit Commitments, unless otherwise previously agreed with the L/C Issuer, the sublimit for Letters of Credit shall be agreed solely with the L/C Issuer.

(n) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’ business derives substantial benefits from the businesses of such Restricted Subsidiaries.

Section 2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, DBAGNY, in its capacity as Swing Line Lender agrees to make loans in Dollars to the Borrower (each such loan, a “Swing Line Loan”), from time to time on any Business Day during the period beginning on the Business Day after the Closing Date and until the Maturity Date of the Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Swing Line Lender’s Revolving Credit Commitment; provided that, after giving effect to any Swing Line Loan, (i) the Revolving Credit Exposure shall not exceed the aggregate Revolving Credit Commitment and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender (other than the relevant Swing Line Lender), plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect; provided, further, that the Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and re-borrow under this Section 2.04 without premium or penalty (subject to Section 3.05). Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date and shall specify (i) the amount to be borrowed, which shall be a minimum of $250,000 (and any amount in excess of $250,000 shall be an integral multiple of $100,000), (ii) the requested borrowing date, which shall be a Business Day and (iii) the account of the Borrower to be credited with the proceeds of such Swing Line Borrowing. Each such telephonic notice must be confirmed promptly by delivery to the relevant Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a managing director A (directeur A) and a managing director B (directeur B) jointly or two managing directors B jointly of the Borrower. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice (by telephone or in writing), Swing Line Lender will confirm with the Administrative Agent

(by telephone or in writing) that the Administrative Agent has also received the Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied or waived, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 5:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower. Notwithstanding anything to the contrary contained in this Section 2.04 or elsewhere in this Agreement, the Swing Line Lender shall not be obligated to make any Swing Line Loan at a time when a Revolving Credit Lender is a Defaulting Lender unless the Swing Line Lender has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the Swing Line Lender’s Fronting Exposure (solely after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender’s or Defaulting Lenders’ participation in such Swing Line Loans, including by Cash Collateralizing, or obtaining a backstop letter of credit from an issuer reasonably satisfactory to the Swing Line Lender to support, such Defaulting Lender’s or Defaulting Lenders’ Pro Rata Share of the outstanding Swing Line Loans.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (each of which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share or other applicable share provided for under this Agreement of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan, to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in such Swing Line Loan and each such Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by the Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) (but not to purchase and fund risk participations in Swing Line Loans) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice). No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, such Swing Line Lender will distribute to such Lender its Pro Rata Share or other applicable share provided for under this Agreement of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by such Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share or other applicable share provided for under this Agreement thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

(g) Provisions Related to Extended Revolving Credit Commitments. If the maturity date shall have occurred in respect of any tranche of Revolving Credit Commitments (the “Expiring Credit Commitment”) at a time when another tranche or tranches of Revolving Credit Commitments is or are in effect with a longer maturity date (each, a “non-Expiring Credit Commitment” and collectively, the “non-Expiring Credit Commitments”), then with respect to each outstanding Swing Line Loan, if consented to by the applicable Swing Line Lender, on the earliest occurring maturity date such Swing Line Loan shall be deemed reallocated to the tranche or tranches of the non-Expiring Credit

Commitments on a pro rata basis; provided that (x) to the extent that the amount of such reallocation would cause the aggregate credit exposure to exceed the aggregate amount of such non-Expiring Credit Commitments, immediately prior to such reallocation the amount of Swing Line Loans to be reallocated equal to such excess shall be repaid or Cash Collateralized and (y) notwithstanding the foregoing, if a Default or Event of Default has occurred and is continuing, the Borrower shall still be obligated to pay Swing Line Loans allocated to the Revolving Credit Lenders holding the Expiring Credit Commitments at the maturity date of the Expiring Credit Commitment or if the Loans have been accelerated prior to the maturity date of the Expiring Credit Commitment. Commencing with the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Swing Line Loans shall be agreed solely with the Swing Line Lender.

Section 2.05 Prepayments.

(a) Optional.

(i) The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty (except as expressly set forth in Section 2.09(d)); provided that (1) such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one Business Day prior to the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $500,000, or a whole multiple of $100,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid. In connection with any Repricing Event that is consummated in respect of all or any portion of the Term Loans prior to the first anniversary of the Closing Date, the Borrower shall pay to the Term Lenders the fee required by Section 2.09(c). The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $250,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by either Borrower, unless rescinded, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii) Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of another event, which refinancing or event shall not be consummated or shall otherwise be delayed.

(iv) Voluntary prepayments of Term Loans permitted hereunder shall be applied (x) pro rata to each Class of Term Loans then outstanding, (y) with respect to each Class of Term Loans, to the remaining scheduled installments of principal of each Class following the date of such prepayment as set forth in Section 2.07(a) in a manner determined at the discretion of the Borrower and specified in the notice of prepayment (and absent such direction, in direct order of maturity), and (z) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(v) Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.05(a)(i) and (a)(ii) and 10.07, so long as no Default or Event of Default has occurred and is continuing, any Company Party may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment) (or Holdings or any of its Subsidiaries may purchase such outstanding Loans and immediately cancel them) without premium or penalty on the following basis:

(A) Any Company Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to the Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v) and without premium or penalty (except as provided in Section 2.09(d)).

(B) (1) Any Company Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five Business Days’ notice in the form of a Specified Discount Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such offer shall be made available, at the sole discretion of the Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $500,000 in excess thereof and (IV) unless rescinded, each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Specified Discount Prepayment Response Date”).

(2) Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the relevant Company Party will make a prepayment of outstanding Term Loans pursuant to this Section 2.05(a)(v)(B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Company Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(C) (1) Any Company Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Discount Range Prepayment Notice (or such shorter period as agreed by the Auction Agent); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by such Company Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $500,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Lenders (or such later date specified therein) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this Section 2.05(a)(v)(C). The relevant Company Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following clause (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the relevant Company Party will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Company Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(D) (1) Any Company Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five Business Days’ notice in the form of a Solicited Discounted Prepayment Notice (or such later notice specified therein); provided that (I) any such solicitation shall be extended, at the sole discretion of such Company Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such event, each such offer will be treated as separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $2,500,000 and whole increments of $500,000 in excess thereof and (IV) unless rescinded, each such solicitation by a Company Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m. on the third Business Day after the date of delivery of such notice to such Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the relevant Company Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Company Party shall review all such Solicited Discounted Prepayment Offers and select the smallest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Company Party (the “Acceptable Discount”), if any. If the Company Party elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the fifth Business Day after the date of receipt by such Company Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this clause (2) (the “Acceptance Date”), the Company Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Company Party by the Acceptance Date, such Company Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within five Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Company Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Company Party elects to accept any Acceptable Discount, then the Company Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Company Party will prepay outstanding Term Loans pursuant to this

Section 2.05(a)(v)(D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (with the consent of such Company Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Company Party of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Company Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Company Party shall be due and payable by such Company Party on the Discounted Prepayment Effective Date in accordance with Section 2.05(a)(v)(F) below (subject to Section 2.05(a)(v)(J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from a Company Party in connection therewith.

(F) If any Term Loan is prepaid in accordance with Sections 2.05(a)(v)(B) through 2.05(a)(v)(D) above, a Company Party shall prepay such Term Loans on the Discounted Prepayment Effective Date. The relevant Company Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 11:00 a.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Loans being prepaid on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Loans of such Lenders in accordance with their respective Pro Rata Share. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), each Lender participating in any prepayment described in this Section 2.05(a)(v) acknowledges and agrees that in connection therewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, information regarding the Borrower and its affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such prepayment (including Material Non-Public Information) (“Excluded Information”), (2) such Lender has independently and, without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, has made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrower, Company Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of Excluded Information and all parties to the relevant transaction shall render customary “big “boy” disclaimer letters, and (4) none of the Borrower, the Restricted Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, the Restricted Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) [Reserved].

(I) Each of the Company Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J) Each Company Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Company Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise.

(vi) [Reserved].

(b) Mandatory. (i) Within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with the fiscal year ending on December 31, 2014) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus, without duplication of any amount deducted from Consolidated Net Income in calculating Excess Cash Flow for such period, (B) the sum of (1) all voluntary prepayments of Term Loans made during such fiscal year pursuant to Section 2.05(a)(v), in an amount equal to the amount actually paid in cash in respect of the principal amount of such Term Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, (2) all other voluntary prepayments of Term Loans made pursuant to Section 2.05(a) during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due, and (3) all voluntary prepayments of Revolving Credit Loans during such fiscal year or after year-end and prior to when such Excess Cash Flow prepayment is due to the extent the Revolving Credit Commitments are permanently reduced by the amount of such payments, in the case of each of the immediately preceding clauses (1), (2) and (3), except to the extent such prepayments are funded with the proceeds of other Indebtedness; provided that, to the extent any voluntary prepayments of Loans made during the current fiscal year are applied to reduce the Excess Cash Flow payment for the prior fiscal year pursuant to foregoing clauses (1), (2) and (3), then such prepayments shall not be deducted with respect to the Excess Cash Flow prepayment for the current fiscal year.

(ii) If (1) the Borrower or any Restricted Subsidiary Disposes of any property or assets (excluding any Disposition of any property or assets permitted by Sections 7.05(a), (b), (c), (d), (e), (f), (g), (h), (i), (l), (m) (except as set forth in the proviso thereof and except to the extent such property is subject to a Mortgage), (n), (o), (p), (q), (r), (t) and (u)), or (2) any Casualty Event occurs, which, in the case of either clauses (1) or (2) of this Section 2.05(b)(ii), results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Proceeds, subject to Section 2.05(b)(v), the Borrower shall cause to be prepaid on or prior to the date which is 10 Business Days after the date of the realization or receipt by the Borrower or any Restricted Subsidiary of such Net Proceeds, an aggregate principal amount of Term Loans in an amount equal to 100% of all such Net Proceeds; provided that if at the time that any such prepayment would be required, the Borrower is required to offer to repurchase Permitted First Priority Refinancing Debt, and the Permitted Refinancing of any such Indebtedness, in each case pursuant to the terms of the documentation governing such Indebtedness with the net proceeds of such Disposition or Casualty Event (such Permitted First Priority Refinancing Debt (or the Permitted Refinancing of any such Indebtedness) required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness at such time; provided that the portion of such net proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such net proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such net proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to this Section 2.05(b)(ii) shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount may be retained by the Borrower.

(iii) If the Borrower or any Restricted Subsidiary incur or issue any Indebtedness after the Closing Date (A) not permitted to be incurred or issued pursuant to Section 7.03 or (B) that is intended to constitute Credit Agreement Refinancing Indebtedness in respect of any Class of Term Loans, the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans (or, in the case of Indebtedness constituting Credit Agreement Refinancing Indebtedness, the applicable Class of Term Loans) in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five Business Days after the receipt by the Borrower or such Restricted Subsidiary of such Net Proceeds. In connection with any prepayment under Section 2.05(b)(iii)(B) which constitutes a Repricing Event that is consummated in respect of all or any portion of the Initial Term Loans on or prior to the first year anniversary of the Closing Date, the Borrower shall pay to each Term Lender the fee required by Section 2.09(d).

(iv) If for any reason the aggregate Outstanding Amount of Revolving Credit Loans, Swing Line Loans and L/C Obligations at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(iv) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(v) Except as otherwise provided in any Refinancing Amendment, Extension Amendment or any Incremental Amendment or as otherwise provided herein, (A) each prepayment of Term Loans pursuant to this Section 2.05(b) shall be applied ratably to each Class of Term Loans then outstanding (provided that any prepayment of Term Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt); (B) with respect to each Class of Term Loans, each prepayment pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) shall be applied to the scheduled installments of principal thereof following the date of such prepayment in direct order of maturity; and (C) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment; provided, that to the extent the amount required to be applied to prepayment of Term Loans pursuant to this Section 2.05(b) exceeds the aggregate principal amount of Term Loans then outstanding, such excess shall be applied, in the manner provided in Section 2.06, to permanently reduce the unused Revolving Credit Commitments.

(vi) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by the Borrower pursuant to clauses (i), and (ii), (iii) of this Section 2.05(b) at least two Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrower. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share of the prepayment.

(vii) Notwithstanding anything in this Section 2.05(b) to the contrary, any Lender may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile transmission or e-mail) at least one Business Day prior to the required prepayment date, to decline all or any portion of any mandatory prepayment of its Term Loans pursuant to this Section 2.05(b), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans but was so declined shall be retained by the Borrower.

(c) Interest, Funding Losses, Etc. All prepayments under this Section 2.05 shall be accompanied by all accrued interest thereon, together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05, prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05 and the Borrower shall be responsible for any amounts owing in respect of any Eurocurrency Rate Loan pursuant to Section 3.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrower for all purposes under this Agreement.

(d) Conversion of Unfunded Initial Term Loan. Upon the Administrative Agent’s receipt of notice that from the Borrower (i) certifying that a conversion of the Unfunded Initial Term Loan into Equity Interests (other than Disqualified Equity Interests) occurred in accordance with the terms of the Real Shareholder Side Letter, and (ii) specifying the effective date of such conversion (the “Conversion Effective Date”) and the amount of the Unfunded Initial Term Loan subject to such conversion, the Administrative Agent shall reflect such conversion and cancellation in the Register, with the effect that, upon the Conversion Effective Date, all of the Borrower’s obligations relating to the portion of the Unfunded Initial Term Loan that was converted (including repayment of principal and payment of all accrued and unpaid interest thereon) shall be deemed satisfied and the portion of the Unfunded Initial Term Loan that was converted shall be automatically and permanently canceled.

Section 2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrower may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000, or any whole multiple of $100,000 in excess thereof or, if less, the entire amount thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess. Except as provided above, the amount of any such Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of any Commitments if such termination would have resulted from a refinancing of all or any portion of the applicable Class or occurrence of other event, which refinancing or other event shall not be consummated or otherwise shall be delayed.

(b) Mandatory. The Initial Term Commitments of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of the Initial Term Loans to be made by such Term Lender on the Closing Date. The Revolving Credit Commitments of each Revolving Credit Lender shall automatically and permanently terminate on the Maturity Date.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit or the Swing Line Sublimit or the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Aggregate Commitments of any Class shall be paid to the Appropriate Lenders on the effective date of such termination.

Section 2.07 Repayment of Loans.

(a) Term Loans. (i) The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with the last Business Day of the first full quarter after the Closing Date, an aggregate principal amount equal to 0.25% of the original principal amount of all Term Loans made on the Closing Date (which payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05 or Section 10.07 to the extent such

Indebtedness is cancelled) and (B) on the Maturity Date for the Initial Term Loans, the aggregate principal amount of all Initial Term Loans outstanding on such date; (ii) the amount of any such payment set forth in clause (i) above shall be adjusted to account for the addition of any Incremental Term Loans, Extended Term Loans or Refinancing Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Term Loans that were paid down in connection with the incurrence of such Refinancing Term Loans, Incremental Term Loans or Extended Term Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment, Extension Amendment or Refinancing Amendment.

(b) Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for the applicable Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay the aggregate principal amount of its Swing Line Loans on the earlier to occur of (i) the date that is five (5) Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08 Interest.

(a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted Eurocurrency Rate, for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Credit Loans.

(b) During the continuance of a Default under Section 8.01(a), the Borrower shall pay interest on past due amounts owing by the Borrower hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09 Fees.

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender under each Facility in accordance with its Pro Rata Share or other applicable share provided for under this Agreement, a commitment fee equal to, if the Consolidated Secured Net Leverage Ratio for any fiscal quarter (as evidenced by financial statements delivered pursuant to Section 6.01 and covering such period) is greater than 2.50:1.00, 0.50% per annum of the daily amount by which the aggregate Revolving Credit Commitment for such Facility exceeds the sum of (A) the Outstanding Amount of Revolving Credit Loans for such Facility and (B) the Outstanding Amount of L/C Obligations for such Facility; provided that such 0.50% fee shall apply until delivery of financial statements covering the first full fiscal quarter completed after the Closing Date. The Commitment Fee shall be reduced to 0.25% per annum if the Consolidated Secured Net Leverage Ratio for any fiscal quarter (as evidenced by financial statements delivered pursuant to Section 6.01 and covering such period) is less than or equal to 2.50:1.00. The commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. The commitment fee on each Revolving Credit Facility shall accrue at all times from the Closing Date until the Maturity Date for the Revolving Credit Facility, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date during the first full fiscal quarter to occur after the Closing Date, and on the Maturity Date for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

(c) Prepayment Premium. In connection with any Repricing Event that is consummated in respect of all or any portion of the Initial Term Loans (other than the Unfunded Initial Term Loans) on or prior to the first year anniversary of the Closing Date, the Borrower shall pay to each Term Lender a fee equal to 1.0% of the aggregate principal amount of the Initial Term Loans of such Term Lender subject to such Repricing Event.

Section 2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans (where the Base Rate is determined by the Prime Rate) shall be made on the basis of a year of 365 days, or 366 days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11 Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense (other than Payment in Full), recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint. The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

(h) Amounts to be applied to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding Base Rate Loans. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Rate Loans.

Section 2.13 Sharing of Payments.

If, other than as provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Offer) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14 Incremental Credit Extensions.

(a) Incremental Commitments. The Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Request”), request (i) one or more new term loan commitments which may be under one or more Term Facilities under which Term Loans are outstanding (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”), and/or (ii) one or more increases in the amount of the Revolving Credit Commitments (a “Revolving Commitment Increase”, with the Commitments relating to any such Revolving Commitment Increase being referred to as “Incremental Revolving Credit Commitments” and, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders.

(b) Incremental Loans. Any Incremental Term Loans or Incremental Revolving Credit Commitments made on an Incremental Facility Closing Date shall be designated a separate Class of Incremental Term Loans or Incremental Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrower (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments are effected, subject to the satisfaction (or waiver) of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrower (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment and (ii) each Incremental Revolving Credit Lender shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment and the Incremental Revolving Loans made pursuant thereto. Notwithstanding the foregoing, Incremental Term Loans may have identical terms to any of the Term Loans and be treated as the same Class as any of such Term Loans.

(c) Incremental Request. Each Incremental Request from the Borrower pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but each existing Lender will not have an obligation to make any Incremental Commitment, nor will the Borrower have any obligation to approach any existing lenders to provide any Incremental Commitment) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”) (each such existing Lender or Additional Lender providing such, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”); provided that (i) the Administrative Agent, each Swing Line Lender and each L/C Issuer shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Revolving Commitment Increases to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender and (ii) Equity Investors and Affiliates thereof may not provide Incremental Revolving Credit Commitments or Incremental Term Commitments.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date of such Incremental Amendment (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) no Default or Event of Default shall exist after giving effect to such Incremental Commitments;

(ii) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) on the Incremental Facility Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in material respects as of such earlier date;

(iii) each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $15,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $15,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in clause (iv) below); and

(iv) the aggregate amount of the Incremental Term Loans and the Incremental Revolving Credit Commitments shall not exceed (A) an amount equal to (I) $75,000,000, plus (B) up to an additional amount of Incremental Term Loans and/or Incremental Revolving Credit Commitments, so long as the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma Basis in accordance with Section 1.08) is no more than 3.75 to 1.00 as of the last day of the most recently ended period of four fiscal quarters of the Borrower for which financial statements have been delivered to the Lenders pursuant to Section 6.01(a) or (b), determined on the applicable Incremental Facility Closing Date, after giving effect to any such incurrence of debt on a Pro Forma Basis, and, in each case, (1) assuming with respect to any Incremental Revolving Credit Commitment, a borrowing of the maximum amount of Loans available thereunder and (2) excluding the cash proceeds of any such Incremental Term Loans and/or Incremental Revolving Credit Commitments for the purposes of netting; provided that to the extent the proceeds thereof are used to repay Indebtedness or to consummate an acquisition or investment, pro forma effect shall be given to such repayment of Indebtedness and the consummation of such acquisition or investment, as applicable); provided that if the proceeds of such Incremental Loans are, substantially concurrently with the receipt thereof, to be used by the Borrowers or any Restricted Subsidiary to finance, in whole or in part, a Permitted Acquisition, then (x) the only representations and warranties that will be required to be true and correct in all material respects as of the applicable Incremental Facility Closing Date shall be (A) the Specified Representations and (B) such of the representations and warranties made by or on behalf of the applicable acquired company or business in the applicable acquisition agreement as are material to the interests of the Lenders, but only to the extent that the Borrowers or any other Subsidiary has the right to terminate the obligations of the Borrowers or such other Subsidiary under such acquisition agreement or not consummate such acquisition as a result of a breach of such representations or warranties in such acquisition agreement), and (y) in lieu of the requirements of clause (ii), at the time of and immediately after such effectiveness, no payment or bankruptcy default or event of default shall have occurred or be continuing or would result from the incurrence of such Incremental Loan.

(e) Required Terms. The terms, provisions and documentation of the Incremental Term Loans, and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class, except as otherwise set forth herein, shall be as agreed between the Borrower and the applicable Incremental Lenders or lenders providing such Incremental Commitments. In any event:

(i) The Incremental Term Loans (except as otherwise specified in this clause (i)):

(A) shall be guaranteed by the Guarantors and shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans;

(B) shall not at any time be guaranteed by any Subsidiaries other than the Subsidiaries that are Guarantors neither be secured by a Lien on any property or asset that does not secure the Facilities;

(C) shall not mature earlier than the Latest Maturity Date of any Term Loans outstanding at the time of incurrence of such Incremental Term Loans;

(D) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of then-existing Term Loans;

(E) shall have an Applicable Rate, and subject to clauses (e)(i)(C) and (e)(i)(D) above and clause (e)(iii) below, amortization determined by the Borrower and the applicable Incremental Term Lenders or lenders providing such Incremental Commitments;

(F) shall participate on a pro rata basis in any voluntary or mandatory prepayments of Term Loans hereunder; provided that, unless otherwise agreed between the Incremental Lenders and the Borrower, the payment of the fee referred to in Section 2.09(d) shall not apply to any voluntary or mandatory prepayments of Incremental Term Loans; and

(G) the other terms of any Incremental Term Loans that are not substantially identical to the then existing Initial Term Loans (other than pursuant to clauses (A) through (F) above) shall be no less favorable (taken as a whole) to the Lenders under the then existing Initial Term Loans than those applicable to the then existing Initial Term Loans or otherwise reasonably acceptable to the Administrative Agent (except for covenants or other provisions applicable only to periods after the Maturity Date of the Initial Term Loans existing at the time of incurrence of such Incremental Term Loans).

(ii) all material terms (other than pricing, maturity and fees) of any Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be substantially identical to the Revolving Credit Commitments and the Revolving Credit Loans, other than the Maturity Date and as set forth in this Section 2.14(e)(ii) (with immaterial terms being as agreed between the Borrower and the Incremental Lenders providing such Incremental Revolving Credit Commitments or Incremental Revolving Loans), which shall be subject to clauses (A) through (G) below; provided that notwithstanding anything to the contrary in this Section 2.14 or otherwise:

(A) any such Incremental Revolving Credit Commitments or Incremental Revolving Loans shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans;

(B) any such Incremental Revolving Credit Commitments or Incremental Revolving Loans shall not mature earlier than (or require mandatory commitment reductions prior to) the Latest Maturity Date of any Revolving Credit Loans outstanding at the time of incurrence of such Incremental Revolving Credit Commitments;

(C) the borrowing and repayment (except for (1) payments of interest and fees at different rates on Incremental Revolving Credit Commitments (and related outstandings), (2) repayments required upon the maturity date of the Incremental Revolving Credit Commitments and (3) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (E) below)) of Loans with respect to Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date;

(D) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exists Incremental Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments on the Incremental Facility Closing Date (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued);

(E) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Incremental Revolving Credit Commitments after the associated Incremental Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments on the Incremental Facility Closing Date, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class;

(F) assignments and participations of Incremental Revolving Credit Commitments and Incremental Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans on the Incremental Facility Closing Date; and

(G) any Incremental Revolving Credit Commitments may constitute a separate Class or Classes, as the case may be, of Commitments from the Classes constituting the applicable Revolving Credit Commitments prior to the Incremental Facility Closing Date; provided at no time shall there be Revolving Credit Commitments hereunder (including Incremental Revolving Credit Commitments and any original Revolving Credit Commitments) which have more than three different Maturity Dates; and

(iii) subject to Section 2.14(e)(i)(C), the amortization schedule applicable to any Incremental Loans and the All-In-Yield applicable to the Incremental Term Loans of each Class, shall be determined by the Borrower and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment and in the definitive documentation governing such Indebtedness; provided, however, that the All-In Yield applicable to any Incremental Term Loans shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to any Term Loans, plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency or Base Rate floor) with respect to the relevant Term Loans is increased so as to cause the then applicable All-In Yield under this Agreement on each outstanding Class of Term Loans to equal the All-In Yield then applicable to the Incremental Term Loans minus 50 basis points; provided if such Incremental Term Loan includes a Eurocurrency floor greater than 1.00% per annum, such differential between the Eurocurrency or Base Rate floors shall be equated to the applicable All-In Yield for purposes of determining whether an increase to the interest rate margin under the Terms Loans shall be required, but only to the extent an increase in the Eurocurrency or Base Rate floor in the Term Loans would cause an increase in the interest rate then in effect thereunder, and in such case, the Eurocurrency or Base Rate floor (but not the interest rate margin) applicable to the Term Loans shall be increased to the extent of such differential between the Eurocurrency or Base Rate floors.

(f) Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment to be provided by an existing Revolving Credit Lender, an increase in such Lender’s applicable Revolving Credit Commitment), under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14. The Borrower will use the proceeds of the Incremental Term Loans and Revolving Commitment Increases as determined by the Borrower and the Lenders providing such Incremental Term Loans and Revolving Commitment Increases. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. To the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received legal opinions, board resolutions, officers’ certificates, solvency certificates and/or reaffirmation agreements consistent with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Revolving Commitment Increases are effected, (a) each of the Revolving Credit Lenders shall assign to each of the Incremental Revolving Credit Lenders, and each of the Incremental Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders, at the principal amount thereof, such interests in the Incremental Revolving Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans will be held by existing Revolving Credit Lenders and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments after giving effect to the addition of such Incremental Revolving Credit Commitments to the Revolving Credit Commitments, (b) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (c) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15 Refinancing Amendments.

(a) On one or more occasions after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Term Loans and the Revolving Credit Loans (or unused Revolving Credit Commitments) then outstanding under this Agreement (which for purposes of this Section 2.15(a) will be deemed to include any then outstanding Refinancing Term Loans, Incremental Term Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans), in the form of Refinancing Term Loans, Refinancing Term Commitments, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans pursuant to a Refinancing Amendment; provided that notwithstanding anything to the contrary in this Section 2.15 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest, fees and premiums at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Sections 2.03(m) and 2.04(g) to the extent dealing with Swing Line Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Credit Commitments with a longer maturity date, all Swing Line Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Credit Commitments (and except as provided in Sections 2.03(m) and 2.04(g), without giving effect to changes thereto on an earlier maturity date with respect to Swing Line Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction (or waiver in accordance with Section 10.01) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.15(a) shall be in an aggregate principal amount that is (x) not less than $50,000,000 and (y) an integral multiple of $25,000,000 in excess thereof.

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the third paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16 Extension of Term Loans; Extension of Revolving Credit Loans.

(a) Extension of Term Loans. The Borrower may at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled maturity date(s) (including any scheduled amortization) with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) (except as to interest rates, fees, amortization, final maturity date, “AHYDO” payments, optional prepayments and redemptions, premium, required prepayment dates, participation in prepayments, which shall be determined by the Borrower and the Extending Term Lenders and set forth in the relevant Term Loan Extension Request), be substantially identical to, or (taken as a whole) no more favorable to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except for covenants or other provisions applicable only to periods after the Latest Maturity Date) (as reasonably determined by the Borrower), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional prepayments and redemptions and “AHYDO” payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrower and the Lenders thereof; provided that no Extended Term Loans may be optionally or mandatorily prepaid prior to the date on which all Term Loans with an earlier final stated maturity (including Term Loans under the Existing Term Loan Tranche from which they were amended) are repaid in full, unless such optional or mandatory prepayment is accompanied by a pro rata optional prepayment of such other Term Loans; provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Term Loan Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Term Loans hereunder, (C) the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Term Loans) than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (D) any such Extended Term Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect), (E) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, and (F) any Extended Term Loans may participate on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Term Loan Extension Request. Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased). Each Term Loan Extension Series of Extended Term Loans incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $15,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this Section 2.16(a)).

(b) Extension of Revolving Credit Commitments. The Borrower may, on behalf of the Borrower, at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) except as to interest rates, fees, optional redemption or prepayment terms, final maturity, and after the final maturity date, any other covenants and provisions (which shall be determined by the Borrower and the Extending Revolving Credit Lenders and set forth in the relevant Revolver Extension Request), the Extended Revolving Credit Commitment extended pursuant to a Revolver Extension Request, and the related outstandings, shall be a Revolving Credit Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or taken as a whole, no more favorable to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings) including: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional prepayment or redemption terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrower and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments and commitment reductions thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); provided, further, that (A) no Event of Default shall have occurred and be continuing at the time a Revolver Extension Request is delivered to Lenders, (B) in no event shall the final maturity date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, (C) any such Extended Revolving Credit Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreements (to the extent any Intercreditor Agreement is then in effect) and (D) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each Revolver Extension Series of Extended Revolving Credit Commitments incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (or, if less, the entire principal amount of the Indebtedness being extended pursuant to this under Section 2.16(b)).

(c) Extension Request. The Borrower shall provide the applicable Extension Request at least five Business Days prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.16. Subject to Section 3.07, no Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d) Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Section 2.16(a) or 2.16(b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction (or waiver in accordance with Section 10.01 hereof) on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of the fourth to last paragraph of Section 10.01 (without the consent of the Required Lenders called for therein) and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.16, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

(e) No Prepayment. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory prepayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrower(s) as a result of any judgment of a court of competent jurisdiction obtained by the Borrower(s) against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.03(h).

(iv) Reallocation of Pro Rata Share to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line

Loans pursuant to Sections 2.03 and 2.04, the “Pro Rata Share” of each Non-Defaulting Lender’s Revolving Credit Loans and L/C Obligations shall be computed without giving effect to the Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default has occurred and is continuing; and (ii) the aggregate obligation of each Non-Defaulting Lender under a Revolving Credit Facility to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that Non-Defaulting Lender under such Revolving Credit Facility minus (2) the sum of (A) the aggregate Outstanding Amount of the Revolving Credit Loans, (B) the aggregate Outstanding Amount of the Pro Rata Share of the L/C Obligations and (C) the aggregate Outstanding Amount of the Pro Rata Share of the Swing Line Loans, in each case, under such Revolving Credit Facility of that Revolving Credit Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower(s) while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, INCREASED COSTS

PROTECTION AND ILLEGALITY

Section 3.01 Taxes.

(a) Except as provided in this Section 3.01, any and all payments made by or on account of the Borrower (the term “Borrower” under Article III being deemed to include any Subsidiary for whose account a Letter of Credit is issued) or Guarantor to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If the Borrower or any Guarantor shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax, the sum payable by the Borrower or Guarantor shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions, (iii) the applicable Withholding Agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws and (iv) within 30 days of the date of such payment (or as soon as practicable if receipts or evidence are not available within 30 days), if the Borrower or Guarantor, as the case may be, is the applicable Withholding Agent, it shall deliver to the Administrative Agent a copy of a receipt evidencing such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b) The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) The Borrower and each Guarantor agrees to indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Agent or such Lender and (ii) any reasonable and documented expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority; provided that any Agent or Lender seeking indemnification pursuant to this Section 3.01(b) provides the Borrower (with a copy to the Administrative Agent if a Lender is seeking such indemnification) with (x) a certificate as to the amount of such payment or liability prepared in good faith and (y) a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts. Any such certificate shall be conclusive absent manifest error.

(d) No Borrower or Guarantor shall be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the Lending Office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower or such Lender or Agent (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment) or change in the place of organization of such Lender or Agent, to receive additional amounts with respect to such Taxes pursuant to this Section 3.01.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and each Guarantor to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.07(f) relating to the maintenance of a Participant Register and (iii) any Taxes excluded from the definition of Indemnified Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Each Lender and Agent shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender or Agent under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this Section 3.01(f), a Lender or an Agent shall not be required to deliver any form pursuant to this Section 3.01(f) that such Lender or such Agent is not legally eligible to deliver. Without limiting the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for the benefits of an income tax treaty to which the United States is a party, and such other documentation as required under the Code,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit H hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN (or any successor forms), or

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or has sold a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, Form W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner).

(iii) Each Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-9 with respect to fees received on its own behalf, certifying that such Agent is exempt from federal backup withholding. Each Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI with respect to fees received on its own behalf and such forms as are required by Section 9.13.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FACTA” shall include any amendments made to FACTA after the date of this Agreement.

(h) Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrower) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the reasonable determination of such Lender, result in any unreimbursed cost or expense or be otherwise materially disadvantageous to such Lender.

(i) If any Lender or Agent, determines in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit such refund to such Loan Party (but only to the extent of indemnification or additional amounts paid by such Loan Party pursuant to this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable, documented out of pocket expenses (including any Taxes) of the Lender or such Agent, as the case may be, and without interest (other than interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Lender or Agent on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority ) to such party in the event such party is required to repay such refund to the relevant taxing authority to the extent such Lender or Agent as the case may be, provides the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority. Notwithstanding anything to the contrary in this paragraph (i), in no event will the Agent or Lender be required to pay any amount to a Loan Party pursuant to this paragraph (i) the payment of which would place such Agent or Lender in a less favorable net after-Tax position than the Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01 shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrower or any other person.

Section 3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, in each case after the Closing Date then, on written notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall promptly following written demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates.

If the Required Lenders determine after the Closing Date that for any reason adequate and reasonable means do not exist for determining the (x) applicable Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan, or that the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower in writing and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case, until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of such Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves.

(a) If any Lender reasonably determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) (A) Indemnified Taxes indemnified pursuant to Section 3.01, (B) any Taxes excluded from Indemnified Taxes by clauses (ii) through (vi) of the definition of “Indemnified Taxes” and (C) Other Taxes, or (ii) reserve requirements contemplated by Section 3.04(c)) and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Eurocurrency Rate Loan (or of maintaining its obligations to make any Loan), or to reduce the amount of any sum received or receivable by such Lender, then from time to time within 15 Business Days after written demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Notwithstanding anything herein to the contrary, for all purposes under this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking

Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted or issued.

(b) If any Lender reasonably determines that the introduction of any Law regarding capital adequacy or liquidity requirements or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time promptly following written demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within 15 Business Days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 15 Business Days’ prior written notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice 15 Business Days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable 15 Business Days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

(f) Amounts shall only be payable by the Borrower to the applicable Lender under this Section 3.04 so long as it is such Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

Section 3.05 Funding Losses.

Promptly following written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits) actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan; or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense (excluding loss of anticipated profits) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

Section 3.06 Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable and customary averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred if such Lender notifies the Borrower of the event that gives rise to such claim more than 180 days after such event; provided, that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurocurrency Rate Loan, or, if applicable, to convert Base Rate Loans into Eurocurrency Rate Loan, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurocurrency Rate Loan, or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

Section 3.07 Replacement of Lenders under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or 3.04 or requires the Borrower to pay additional amounts as a result thereof, (ii) any Lender becomes a Defaulting Lender, (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on five Business Days’ prior written notice to the Administrative Agent and such Lender, (x) replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (so long as the assignment fee is paid by the Borrower in such instance) all of its rights and obligations under this Agreement (in respect of any applicable Facility only in the case of clause (i) or, with respect to a vote of directly and adversely affected Lenders (“Affected Class”), clause (iii)) to one or more Eligible Assignees or (iv) any Lender refuses to make an Extension Election pursuant to Section 2.16; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents; or (y) terminate the Commitment of such Lender or L/C Issuer, as the case may be, and (1) in the case of a Lender (other than an L/C Issuer), repay all Obligations of the Borrower due and owing (including the amount of all accrued interest and fees in respect thereof) to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of an L/C Issuer, repay all Obligations of the Borrower owing (including the amount of all accrued interest and fees in respect thereof) to such L/C Issuer relating to the Loans and participations held by the L/C Issuer as of such termination date and cancel or backstop on terms satisfactory to such L/C Issuer any Letters of Credit issued by it; provided that in the case of any such termination of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders after giving effect hereto) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall be in respect of any applicable facility only in the case of clause (i) or, with respect to an Affected Class vote, clause (iii).

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans in respect thereof, and (ii) deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans, Commitments and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Lender, then such Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Lender. In connection with the replacement of any Lender pursuant to Section 3.07(a) above, the Borrower shall pay to such Lender such amounts as may be required pursuant to Section 3.05 and Section 3.07(d).

(c) Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or Cash Collateral) have been made in respect of such outstanding Letters of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.

(d) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or each Lender of a Class in accordance with the terms of Section 10.01 or an Affected Class and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all of an Affected Class, the Required Class Lenders) have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender”. If any applicable Lender shall be deemed a Non-Consenting Lender and is required to assign all or any portion of its Term Loans or its Term Loans are prepaid by the Borrower pursuant to Section 3.07(a) on or prior to the first anniversary of the Closing Date in connection with any such waiver, amendment or modification constituting a Repricing Event, the Borrower shall pay to such Non-Consenting Lender a fee equal to 1.00% of the principal amount of the Term Loans so assigned or prepaid.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT

EXTENSIONS

Section 4.01 Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be original, pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed by a Responsible Officer, or to the extent required, two Responsible Officers authorized to represent the Loan Party jointly, of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(i) A Committed Loan Notice in accordance with the requirements hereof;

(ii) executed counterparts of this Agreement;

(iii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days in advance of the Closing Date;

(iv) a copy of the Organization Documents in relation to each Loan Party;

(v) each Collateral Document (including the documents and instruments necessary to satisfy the Collateral and Guarantee Requirement) listed on Schedule 4.01(a)(v)(i) duly executed by each Loan Party thereto, together with:

(A) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Collateral Documents listed on Schedule 4.01(a)(v)(i); and

(B) evidence that all other actions, recordings and filings of or with respect to the Collateral Documents listed on Schedule 4.01(a)(v)(i) that the Administrative Agent may reasonably request in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent (including receipt of customary lien searches) to the extent required by the applicable Collateral Document and consistent with the Agreed Security Principles;

(vi) such certificates of good standing (to the extent such concept exists in the relevant jurisdiction) from the applicable secretary of state of the state (or equivalent office in each relevant jurisdiction) of organization of each Loan Party, (certificates of) resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party, and resolutions of the supervisory board, members or shareholders of each Loan Party (in each case, as appropriate or applicable in the relevant jurisdiction) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii) if applicable, a copy of the unconditional and positive advice of the works council of each Loan Party incorporated under the laws of the Netherlands;

(viii) a customary opinion from (v) Hogan Lovells US LLP, New York counsel to the Loan Parties and (x) NautaDutilh New York P.C., Dutch, Curaçao counsel to the Loan Parties, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(ix) a solvency certificate from a Responsible Officer of the Borrower (immediately after giving effect to the Transactions) substantially in the form attached hereto as Exhibit D-2;

(x) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect (which evidence may be satisfied by the delivery of ACORD certificates) and that the Administrative Agent and, where relevant, the Mexican Collateral Agent has been named as loss payee and additional insured under each insurance policy with respect to such insurance as to which the Administrative Agent or, where relevant, the Mexican Collateral Agent shall have requested to be so named (provided that, this condition may be delivered within ninety (90) days after the Closing Date (subject to such extensions as are reasonably agreed by the Administrative Agent and, if applicable, the Mexican Collateral Agent));

(xi) certified copies of the Acquisition Agreements signed on or before the Closing Date and exhibits and schedules thereto, duly executed by the parties thereto, together with a certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date; and

(xii) certified copies of the AMR Hotel Management Agreement for each of the following Hotel Real Properties set forth below, which shall be reasonably satisfactory in form and substance to Administrative Agent: Dreams Cancun Hotel, Dreams Puerto Vallarta Hotel, Secrets Capri Hotel and Dreams Puerto Aventuras Hotel, and the proposed forms of amendments to such agreements to be entered on or about August 12, 2013 (the “AMR Proposed Amendments”).

(b) Payment of all fees, expenses and other transaction costs required to be paid hereunder for which invoices have been received at least three days in advance of the Closing Date (including Fees pursuant to the Fee Letter).

(c) Prior to or substantially concurrently with the initial Borrowing on the Closing Date, the Borrower shall have received gross cash proceeds of not less than $300,000,000 (calculated before applicable fees and original issue discount) from the issuance of the Senior Notes on the Closing Date and the Administrative Agent shall receive, substantially concurrently with the satisfaction of the other conditions precedent set forth in this Section 4.01, complete and correct copies of the Senior Notes Indenture, certified as such by an appropriate Responsible Officer of the Borrower.

(d) Since December 31, 2012, there shall not have occurred any event, change, occurrence, circumstance or condition, which either individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

(e) The Administrative Agent shall have received (i) the consolidated audited, statements of financial position, statements of profit or loss and other comprehensive loss, statements of changes in consolidated equity and statements of cash flow of Playa Spain and its Subsidiaries for the fiscal year ended December 31, 2012 (collectively, the “Old Playa Annual Financial Statements”), (ii) the audited, combined balance sheets and related statements of operations, changes in equity (deficit) and cash flows of BD Real Resorts and its Subsidiaries, Desarrollos GCR, S. de R. L. de C.V., Gran Design &

Factory, S. de R.L. de C.V., Inmobiliaria y Proyectos TRPlaya, S. de R.L. de C.V. and Playa Gran, S. de R.L. de C.V. (collectively, the “Real Annual Financial Statements” and, together with the Old Playa Annual Financial Statements, the “Annual Financial Statements”), (iii) the unaudited, condensed consolidated statements of financial position, statements of profit or loss and other comprehensive income (loss), statements of changes in equity and statements of cash flow of Playa Spain and its Subsidiaries for the three months periods ending March 31, 2013 (collectively, the “Old Playa Quarterly Financial Statements”) and (iv) the unaudited, combined condensed balance sheets and related statements of operations, changes in equity (deficit) and cash flows of BD Real Resorts and its Subsidiaries, Desarrollos GCR, S. de R. L. de C.V., Gran Design & Factory, S. de R.L. de C.V., Inmobiliaria y Proyectos TRPlaya, S. de R.L. de C.V. and Playa Gran, S. de R.L. de C.V. for the three months periods ending December 31, 2012 and March 31, 2013 (collectively, the “ Real Quarterly Financial Statements” and together with the Old Playa Quarterly Financial Statements, the “Quarterly Financial Statements”). The Borrower shall also deliver to the Administrative Agent the Pro Forma Financial Statements (the Administrative Agent acknowledges receipt thereof).

(f) The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information about the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act that has been requested by the Administrative Agent in writing at least 10 days prior to the Closing Date.

(g) Prior to or substantially concurrently with the initial Borrowing on the Closing Date, Holdings shall have received from Hyatt the cash proceeds constituting the Hyatt Financing.

(h) All approvals of Governmental Authorities identified on Schedule 4.01(j) hereto shall have been obtained and are in full force and effect.

(i) The Administrative Agent shall have received evidence that the Spanish Deed of Release has been duly executed in front of a Public Notary in Spain by each party thereto.

Without limiting the generality of the provisions of Section 9.03(b), for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 Conditions to All Credit Extensions after the Closing Date.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to satisfaction or waiver (in accordance with Section 10.01) of the following conditions precedent:

(a) The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that, any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; provided, further, that the representations and warranties made by each Loan Party as of the Closing Date shall be made as if the Acquisition had been consummated on the Closing Date.

(b) No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c) The Administrative Agent and, if applicable, the relevant L/C Issuer or the relevant Swing Line Lender, shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND

WARRANTIES

Holdings, the Borrower and each of the Subsidiary Guarantors party hereto represent and warrant to the Agents and the Lenders at the time of each Credit Extension (to the extent required to be true and correct for such Credit Extension pursuant to Article IV) that:

Section 5.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary (a) is a Person duly organized, incorporated or formed (as the case may be), validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation to the extent such concept exists in such jurisdiction, (b) has all requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (where relevant) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case, referred to in clauses (a) (other than with respect to the Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transactions, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or by which it or any of its property or assets is bound or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Governmental Authorization.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of this Agreement or any other Loan Documents, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) approval, consent, exemption, authorization, or other action by, or notice to, or filing necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties (or release existing Liens) under applicable Law, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights and by general principles of equity and (ii) the need for filings and registrations necessary to create or perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties.

Section 5.05 Financial Statements; No Material Adverse Effect.

(a) The Old Playa Annual Financial Statements and the Old Playa Quarterly Financial Statements fairly present in all material respects the financial condition of Playa Spain and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with IFRS consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Old Playa Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(b) The Real Annual Financial Statements and the Real Quarterly Financial Statements fairly present in all material respects the financial condition of BD Real Resorts and its Subsidiaries, Desarrollos GCR, S. de R. L. de C.V., Gran Design & Factory, S. de R.L. de C.V., Inmobiliaria y Proyectos TRPlaya, S. de R.L. de C.V. and Playa Gran, S. de R.L. de C.V., as applicable, as of the dates thereof and their results of operations for the period covered thereby in accordance with Mexican Financial Reporting Standards consistently applied throughout the periods covered thereby, (A) except as otherwise expressly noted therein and (B) subject, in the case of the Real Quarterly Financial Statements, to changes resulting from normal year-end adjustments and the absence of footnotes.

(c) The unaudited pro forma consolidated balance sheet of Holdings, the Borrower and its Subsidiaries as of March 31, 2013 is prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (including the notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2012, the unaudited pro forma condensed combined statement of operations for the three month period ended March 31, 2013, and the unaudited pro forma condensed combined statement of operations for the twelve month period ended March 31, 2013 give effect to the Transactions other than the Jamaican Acquisition as if they had occurred on January 1, 2012 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, have been prepared based on the Annual Financial Statements and the Quarterly Financial Statements and have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its Subsidiaries as at the relevant dates covered therein and their estimated results of operations for the period covered thereby.

(d) Since the Closing Date, there has been no development, event, circumstance or change, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any Restricted Subsidiary or against any of their properties or revenues that have a reasonable likelihood of adverse determination and such determination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07 Ownership of Property; Liens.

The Borrower and each Restricted Subsidiary has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except (a) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes, (b) Liens permitted by Section 7.01 and (c) where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08 Environmental Matters.

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a) each of the Loan Parties, the Restricted Subsidiaries and their respective Real Property, properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b) (i) none of the Loan Parties or any Restricted Subsidiary has received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and (ii) none of the Loan Parties nor any of the Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of the Borrower, threatened in writing, with respect to any liability under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties or the Restricted Subsidiaries;

(c) there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties or the Restricted Subsidiaries,

or, to the knowledge of the Borrower, Real Property formerly owned, operated or leased by any Loan Party or the Restricted Subsidiaries or arising out of the conduct of the Loan Parties or the Restricted Subsidiaries that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup or could reasonably be expected to result in the Borrower or any of its Restricted Subsidiaries incurring liability under Environmental Laws; and

(d) there are no facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties, the Restricted Subsidiaries or Real Property or facilities owned, operated or leased by any of the Loan Parties or the Restricted Subsidiaries or the knowledge of the Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties or the Restricted Subsidiaries that could reasonably be expected to result in the Borrower or any of its Restricted Subsidiaries incurring liability under Environmental Laws.

Section 5.09 Taxes.

Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and their Subsidiaries have timely filed all tax returns required to be filed, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as withholding agent), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with IFRS. To the knowledge of the Loan Parties, there is no proposed Tax deficiency or assessment against the Loan Parties or their Restricted Subsidiaries that, if made would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.10 ERISA Compliance.

(a) Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Plan is in compliance with its terms, the applicable provisions of ERISA and the Code; and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred which would prevent, or cause the loss of, such qualification.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due under Section 4007 of ERISA); (iii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has engaged in a transaction that would be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.10(b), as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(c) There exists no Unfunded Pension Liability with respect to any Pension Plan except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Except as would not result in a Material Adverse Effect: (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Non-U.S.

Plan have been timely made, (iii) no Loan Party or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of each applicable Loan Party’s or Restricted Subsidiary’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 5.11 Investment Company Act.

None of the Loan Parties or any of the Restricted Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.12 Margin Regulations.

None of the Loan Parties or any Restricted Subsidiary is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or for any purpose that violates Regulation U of the Board of Governors of the Federal Reserve System.

Section 5.13 Disclosure.

No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party (other than projected financial information, pro forma financial information, budgets, estimates and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to projected financial information and pro forma financial information, the Borrower represents that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation, it being understood that such projected financial information and pro forma financial information are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized.

Section 5.14 Employment and Labor Relations.

None of the Loan Parties or any Restricted Subsidiary is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. As of the Closing Date, there is (i) no unfair labor practice complaint pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, other Governmental Authority or labor organization, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any Loan Party or any Restricted Subsidiary or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary, (iii) no union representation question existing with respect to the employees of any Loan Party or any Restricted Subsidiary and, to the knowledge of the Borrower, no existing or threatened union organizing activity taking place with respect to any of the employees of any Loan Party or any Restricted Subsidiary, and (iv) no violation of the Fair Labor Standards Act or any other applicable employment Laws, except (with respect to any matter specified in clauses (i) – (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of any Loan Party or any Restricted Subsidiary (and, to the Knowledge of the Borrower, any leased employees in Mexico, The Dominican Republic or Jamaica, as applicable, rendering services to any Restricted Subsidiary) have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements dealing with such matters, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.15 Intellectual Property; Licenses, Etc. Each of the Loan Parties and the Restricted Subsidiaries owns, licenses, possesses or otherwise has the right to use all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are used in the operation of their respective businesses as currently conducted, except to the extent the failure to own, license, possess or otherwise have the right to use such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the Loan Parties’ and the Restricted Subsidiaries’ present business operations do not infringe upon any IP Rights held by any Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. As of the Closing Date, no claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or any Restricted Subsidiary.

Section 5.16 Solvency.

On the Closing Date, after giving effect to the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 5.17 USA Patriot Act; OFAC; FCPA.

(a) Each Loan Party and each Restricted Subsidiary is in compliance, in all material respects and to the extent applicable, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act.

(b) None of Holdings, the Borrower, any Restricted Subsidiary nor, to the knowledge of the Borrower, any director or officer of Holdings, the Borrower or any Restricted Subsidiary is set forth on the List of Specially Designated Nationals and Blocked Persons administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or otherwise subject to restrictions administered by OFAC; and the Borrower will not knowingly use the proceeds of the Loans or otherwise make available such proceeds, for the purpose of financing the activities of any Person prohibited under any U.S. sanctions administered by OFAC.

(c) No part of the proceeds of the Loans will be used, directly or indirectly, by the Loan Parties or any Restricted Subsidiary, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, in a manner which could adversely affect the interests of the Lenders in any respect.

Section 5.18 Security Documents.

Except as otherwise contemplated hereby or under any other Loan Documents, the provisions of the Collateral Documents and any other documents and instruments necessary to satisfy the Collateral and Guarantee Requirements, together with such filings or recordings and other actions required to be taken hereby or by the applicable Collateral Documents in accordance with the Agreed Security Principles, are effective to create in favor of the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected first priority Liens on, all right, title and interest of the respective Loan Parties in such Collateral, in each case, to the extent required by the Loan Documents and subject to no Liens other than the applicable Liens permitted under the Loan Documents.

Section 5.19 Central Administration; COMI

Each Loan Party that is incorporated in the Netherlands has the center of its main interests (as that term is used in section 3(1) of the European Insolvency Regulation) at the place of its registered office in the Netherlands and, as of the Closing Date, has no “establishment” (as defined in section 2(h) of the European Insolvency Regulation) outside the Netherlands.

Section 5.20 Indebtedness

Schedule 7.03(b) sets forth a list of all material Indebtedness of the Borrower and the Restricted Subsidiaries existing as of the Closing Date and which is to remain outstanding after giving effect to the Transactions (excluding the Loans, the Letters of Credit and the Senior Notes and any intercompany Indebtedness permitted by Section 7.03(d)), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Loan Party or any Restricted Subsidiary which directly or indirectly guarantees such debt.

Section 5.21 Insurance

Schedule 5.21 sets forth a complete and correct listing as of the Closing Date of all the insurance that is (a) maintained by the Loan Parties and the Restricted Subsidiaries (other than in connection with the Jamaican Hotel) and (b) material to the business and operation of the Loan Parties and the Restricted Subsidiaries taken as a whole, with the amounts insured (and any deductibles) set forth therein.

Section 5.22 Capitalization

On the Closing Date, the issued and outstanding capital stock of the Borrower consists of 65,623,214 shares of common stock, with par value of $0.01, and (ii) 32,738,094 shares of preferred stock, with par value $0.01. All outstanding shares of capital stock of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the Closing Date, the Borrower does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights, except for (i) options, warrants and rights which may be issued from time to time to purchase, or which are convertible into, shares of common stock of the Borrower and (ii) Qualified Equity Interests that may be convertible into shares of common stock of the Borrower.

Section 5.23 Status as Senior Debt.

The Obligations under the Loan Documents are “first lien debt” and “senior debt” or “designated senior debt” (or any comparable terms) under, and as may be defined in, any indenture or document governing any applicable Indebtedness that is subordinated in right of payment to such Obligations.

ARTICLE VI

AFFIRMATIVE COVENANTS

After the Closing Date and until Payment in Full, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each of its Restricted Subsidiaries to:

Section 6.01 Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, within 120 days (or with respect to the first fiscal year ended following after the Closing Date, 150 days) after the end of each fiscal year ending after the date hereof, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (of a predecessor, if applicable), all in reasonable detail (together with, in all cases, customary management summary) and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit except for (i) qualifications relating to changes in accounting principles or practices reflecting changes in IFRS and required or approved by such independent certified public accountants or (ii) any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under any Facility, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Ratio Debt, Permitted Unsecured Refinancing Debt or Senior Notes occurring within one year from the time such report is delivered;

(b) Deliver to the Administrative Agent for prompt further distribution to each Lender, (i) within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (other than the fiscal quarters ended June 30, 2013 and September 30, 2013), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (A) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (B) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year; provided that such comparable periods will be provided only after the Borrower has been in existence such that it has financial statements for such prior periods, all in reasonable detail (together with, in all cases, customary management summary) and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes and (ii) within 90 days after the end of each of the fiscal quarters ended June 30, 2013 and September 30, 2013, unaudited pro forma condensed combined financial statements for such fiscal quarter and for the twelve months ended as of the last day of such fiscal quarter prepared on a basis consistent with the Pro Forma Financial Statements;

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, within 90 days after the end of each fiscal year ending after the date hereof, a detailed consolidated budget prepared by management of the Borrower for the following fiscal year on a quarterly basis (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by such Responsible Officer to be reasonable at the time of preparation of such Projections, it being understood that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results and that actual results may vary from such Projections and that such variations may be material and that no assurance can be given that the projected results will be realized; and

(d) If the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary, each set of consolidated financial statements referred to in Sections 6.01(a) and 6.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries.

Notwithstanding the foregoing, the obligations in Sections 6.01(a) and (b) may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (I) the applicable financial statements of the Borrower (or any direct or indirect parent of the Borrower) or (II) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 20-F, 10-K or 10-Q, as applicable filed with the SEC; provided that, with respect to clauses (I) and (II), (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are accompanied by a report and opinion of Deloitte & Touche LLP or any other independent registered public accounting form of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going-concern” or like qualification or exception or any qualification or exception as to the scope of such audit except for (A) qualifications relating to changes in accounting principles or practices reflecting changes in IFRS and required or approved by such independent certified public accountants or (B) any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under any Facility, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Ratio Debt, Permitted Unsecured Refinancing Debt or Senior Notes occurring within one year from the time such report is delivered.

Notwithstanding anything to the contrary in the foregoing, (a) the Borrower will not be required to furnish any information, certificates or reports that would otherwise be required by (i) Section 301, Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 or 308 of Regulation S-K, or (ii) Item 10(e) of Regulation S-K promulgated by the Commission with respect to any non- generally accepted accounting principles financial measures contained therein, in each case, as in effect on the Closing Date, (b) such reports will not be required to contain the separate financial information for Guarantors contemplated by Rule 3-10 or Rule 3-16 of Regulation S-X, and (c) such reports shall not be required to present compensation or beneficial ownership information.

Any financial statement required to be delivered pursuant to Section 6.01(a) or 6.01(b) shall not be required to include purchase accounting adjustments relating to the Transactions or any Permitted Acquisition to the extent it is not practicable to include them.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) through (d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower (or any direct or indirect parent of the Borrower) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders, the L/C Issuer and the Mexican Collateral Agent materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all the Borrower Materials so identified shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Mexican Collateral Agent the Arranger, the L/C Issuer and the Lenders to treat the Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 6.02 Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) Commencing with the financial statements delivered pursuant to Section 6.01(a) for the fiscal year ending December 31, 2013, no later than five days after the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

(b) Promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings, the Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c) [reserved];

(d) together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a list of each Subsidiary of the Borrower that identifies each Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as an Unrestricted Subsidiary since the Closing Date or the most recent list provided); and (ii) in the case of annual Compliance Certificates only, a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive officer of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report; and

(e) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of the Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent, the Mexican Collateral Agent or any Lender through the Administrative Agent may from time to time reasonably request.

In no event shall the requirements set forth in Section 6.02(e) require Holdings, the Borrower or any Restricted Subsidiary to provide any such information which (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent, the Mexican Collateral Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or (iii) is subject to attorney-client or similar privilege or constitutes attorney work-product.

Section 6.03 Notices.

Promptly after a Responsible Officer of Holdings, the Borrower or any Subsidiary Guarantor has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of the occurrence of any default or event of default under the Senior Notes Indenture (or any agreement or indenture governing Permitted Refinancing in respect thereof);

(c) of the occurrence of an ERISA Event or similar event with respect to a Non-U.S. Plan which could reasonably be expected to result in a Material Adverse Effect;

(d) of the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority (including, without limitation, pursuant to any Environmental Law) against Holdings, the Borrower or any Restricted Subsidiary that could reasonably be expected to result in a Material Adverse Effect; and

(e) of the occurrence of any other matter or development that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) (d) or (e) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower have taken and proposes to take with respect thereto.

Section 6.04 Payment of Taxes.

Pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with IFRS or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization; and

(b) take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, authorizations, licenses and franchises material to the conduct of its business, except, in the case of Section 6.05(a) (other than with respect to the Borrower) or Section 6.05(b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (ii) pursuant to any merger, consolidation, liquidation, dissolution or Disposition permitted by Article VII.

Section 6.06 Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07 Maintenance of Insurance.

(A) Maintain with insurance companies that the Borrower believes (in the good faith judgment of its management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and (B) furnish to the Administrative Agent and, where relevant, the Mexican Collateral Agent, upon its reasonable request (not to exceed one time per fiscal year, except after the occurrence and during the continuation of an Event of Default), full information as to the insurance carried. Not later than 90 days after the Closing Date (or the date any such insurance is obtained, in the case of insurance obtained after the Closing Date), each such policy of insurance maintained by any Loan Party (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall (a) as appropriate (i) name the Administrative Agent or the Mexican Collateral Agent, as applicable, as additional insured thereunder or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent or the Mexican Collateral Agent, as applicable, in each case on behalf of the Lenders, as loss payee thereunder and (b) state that the respective insurer shall endeavor to provide at least 30 days’ prior written notice to the Administrative Agent or, as applicable, the Mexican Collateral Agent prior to the cancellation of any such insurance policy. If the Borrower or any Restricted Subsidiary shall fail to maintain insurance in accordance with this Section 6.07, or if the Borrower or any Restricted Subsidiary shall fail to endorse all policies or certificates with respect thereto as required pursuant to this Section 6.07, the Administrative Agent and, as applicable, the Mexican Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance and the Loan Parties jointly and severally agree to reimburse the Administrative Agent and the Mexican Collateral Agent for all costs and expenses of procuring such insurance.

Section 6.08 Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09 Books and Records.

Maintain proper books of record and account in which full, true and correct entries shall be made of all material financial transactions in a manner that permits the preparation of financial statements in conformity with IFRS and matters involving the assets and business of the Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with general accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10 Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent the Mexican Collateral Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that only the Administrative Agent or the Mexican Collateral Agent, as applicable, in each case on behalf of the Lenders may exercise rights under this Section 6.10 and neither the Administrative Agent nor the Mexican Collateral Agent shall exercise such rights more often than two times during any fiscal year (of which only one such time in any fiscal year shall be at the Borrower’ expense); provided, further, that during the continuation of an Event of Default, the Administrative Agent and the Mexican Collateral Agent, as applicable (or any of their respective representatives or independent contractors on behalf of the Lenders, may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11 Additional Collateral; Additional Guarantors.

At the Borrower’ expense, subject to the terms, conditions and provisions of the Collateral and Guarantee Requirement, and any applicable limitation in the Agreed Security Principles and any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent and/or the Mexican Collateral Agent, as applicable, to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a) Upon the acquisition of any new direct or indirect Material Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party (other than Holdings), within 45 days after such formation or acquisition, or such longer period as the Administrative Agent may agree in writing in its discretion, take and cause such Material Subsidiary to duly execute and deliver to the Administrative Agent a joinder to this Agreement to become a Guarantor;

(b) Within 45 days after the date by which the Compliance Certificate is required to be delivered pursuant to Section 6.02 (or such longer period as the Administrative Agent may in each case agree in writing in its discretion) cause any direct or indirect Subsidiary (other than an Excluded Subsidiary) of the Borrower that has become a Material Subsidiary during the period covered by such Compliance Certificate pursuant to clause (b) of the definition of “Material Subsidiary”, take and cause such Material Subsidiary to duly execute and deliver to the Administrative Agent a joinder to this Agreement to become a Guarantor;

(c) [Reserved];

(d) Not later than 90 days (or such longer period as the Administrative Agent may agree in writing in its discretion) after (i) any Hotel Real Property is acquired by a direct or indirect Subsidiary of the Borrower that is required to become a Guarantor after the Closing Date or (ii) an entity is acquired by a direct or indirect Subsidiary of the Borrower and such entity owns a Hotel Real Property at the time of such acquisition (in each case, a “Hotel Acquisition”), cause such Hotel Real Property, if (and only if) immediately after giving effect to any such acquisition the Consolidated Secured Net Leverage Ratio (determined on a Pro Forma basis in accordance with Section 1.08) is more than 2.50:1.00 (as of the last day of the most recently ended period of four fiscal quarters of the Borrower for which financial statements have been delivered pursuant to Section 6.01(a) or (b)) (the “Ratio Mortgage Requirement”), to be subject to a Mortgage in favor of the Administrative Agent or, as the case may be, the Mexican Collateral Agent, in each case for the benefit of the Secured Parties, and take, or cause the relevant Subsidiary to take, such actions as shall be necessary or reasonably requested by the Administrative Agent or, as applicable, the Mexican Collateral Agent, to grant and perfect or record such Lien, in each case to the extent required by, and subject to the limitations and exceptions of, the Collateral and Guarantee Requirement and the Agreed Security Principles and to otherwise comply with the requirements thereof; it being understood and agreed that the cost-benefit analysis referred to in section 1(b) of the Agreed Security Principles shall not apply to the granting and/or perfection of a Mortgage pursuant to this Section 6.11(d) (which granting and perfection shall be required in any case irrespective of the amount of the recordation costs, notarial fees and/or other costs associated therewith);

(e) At the time that any Mortgage is granted pursuant to Section 6.11(d) (or such longer period as the Administrative Agent may agree in writing in its discretion), take and cause any direct or indirect Subsidiary of the Borrower, if (and only if) the corresponding Ratio Mortgage Requirement is met, to take whatever action as may be necessary or reasonably requested by the Administrative Agent to comply, as regards all tangible and intangible assets of the entity owning the Hotel Real Property subject to that Hotel Acquisition and subject to the limitations and exceptions of the Agreed Security Principles, with the requirements set forth in clause (e) of the definition of “Collateral and Guarantee Requirement”;

(f) Not later than 90 days (of such longer period as the Administrative Agent may agree in writing in its discretion) after the date on which a Hotel Acquisition is consummated, take and cause any direct or indirect Subsidiary of the Borrower to take whatever action as may be necessary or reasonably requested by the Administrative Agent to comply, with respect to the Hotel Real Property subject to such Hotel Acquisition, with the requirements as regards security interest in Equity Interests set forth in clause (c) of the definition of “Collateral and Guarantee Requirement”;

(g) If reasonably requested by the Administrative Agent or the Mexican Collateral Agent, as applicable, within 45 days after such request (or such longer period as the Administrative Agent may agree in writing in its discretion), deliver to the Administrative Agent and, if applicable, the Mexican Collateral Agent a signed copy of an opinion, addressed to the Administrative Agent, the Lenders and, if applicable, the Mexican Collateral Agent , of counsel for the Loan Parties reasonably acceptable to the Administrative Agent or, as applicable, the Mexican Collateral Agent, as to such customary matters set forth in this Section 6.11 as it may reasonably request; and

(h) As promptly as reasonably practicable after the request therefor by the Administrative Agent or, as applicable, the Mexican Collateral Agent, deliver to the Administrative Agent and, if relevant, the Mexican Collateral Agent with respect to any Mortgaged Property added to the Collateral pursuant to this Section 6.11, any existing title reports or abstracts, to the extent available and in the possession or control of a Loan Party.

Section 6.12 Compliance with Environmental Laws.

Comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and occupancy of its properties; and, in each case to the extent the Loan Parties are required to do so by Environmental Laws, conduct any investigation, remedial or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws; except as such non-compliance could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. If an Event of Default has occurred and is continuing, within 60 days of receiving a written request therefor by the Administrative Agent, provide the Administrative Agent and/or the Mexican Collateral Agent, as applicable with an environmental assessment report with respect to each Mortgaged Property, prepared at Borrower’s sole cost and expense and by environmental consultant(s) reasonably acceptable to the Administrative Agent and/or the Mexican Collateral Agent, assessing the presence of any releases of Hazardous Materials on such properties (which assessment may include the sampling of any environmental media, to the extent appropriate) and the likely costs of remediation thereof. If such reports are not timely provided, the Administrative Agent or the Mexican Collateral Agent, as applicable, may have them prepared by an environmental consultant of its choosing, at Borrower’s sole cost and expense, and the Borrower hereby grants the Administrative Agent, the Mexican Collateral Agent and their respective consultants a non-exclusive right to enter upon the Mortgaged Properties for such purpose.

Section 6.13 Further Assurances.

Promptly upon reasonable request by the Administrative Agent or, as applicable, the Mexican Collateral Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or, as applicable, the Mexican Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents, to the extent required pursuant to the Collateral and Guarantee Requirement and subject in all respects to the limitations therein and the limitations and exceptions of the Agreed Security Principles.

Notwithstanding anything herein to the contrary, including the requirements under Section 4.01(a)(v), the Borrower may deliver the Mortgages required pursuant to Section 4.01(a)(v) on or before the date that is 90 days after the Closing Date (or such later date as may be agreed to by the Administrative Agent or the Mexican Collateral Agent, as applicable, in its sole discretion).

Section 6.14 Designation of Subsidiaries.

The Borrower may at any time after the Closing Date designate any Restricted Subsidiary (other than Playa Operator, BD Real Resorts and Playa Management USA) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that, (1) immediately before and after such designation, (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Borrower shall be in Pro Forma Compliance with the financial covenants set forth in Section 7.11 at the time of such designation for the most recently ended Test Period for which financial statements should have been delivered pursuant to Section 6.01(a) or (b), (iii) no Unrestricted Subsidiary shall own any Equity Interests in Holdings, the Borrower or its Restricted Subsidiaries, and (iii) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of Holdings, the Borrower or its Restricted Subsidiaries and (2) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Senior Notes, any Junior Financing, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Unsecured Refinancing Debt, or Permitted Refinancing of any of the foregoing in excess of the Threshold Amount. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the fair market value as determined in good faith by the Borrower of the Borrower’s (or its Subsidiary’s (as applicable)) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a Return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined in good faith by the Borrower at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary; provided, that in no event shall any such Return on any Investment by the Borrower in an Unrestricted Subsidiary be duplicative of any Return that increases the Available Additional Basket pursuant to the definition thereof.

Section 6.15 Maintenance of Ratings.

Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Borrower, and (ii) a public rating (but not any specific rating) in respect of the Term Loans from each of S&P and Moody’s.

Section 6.16 Use of Proceeds.

Use the proceeds of the Initial Term Loans to finance a portion of the Transactions and use the proceeds of the Term Loans (other than Initial Term Loans), the Revolving Credit Loans and the Letters of Credit issued hereunder only for general corporate purposes and working capital of the Borrower and their Subsidiaries and any other purpose not prohibited by this Agreement including Capital Expenditures (maintenance capital expenditures, development capital expenditures and others), Permitted Acquisitions, and other Investments; provided that the proceeds of the Revolving Credit Loans made on the Closing Date shall be used as set forth in the definition of “Permitted Initial Revolving Credit Extension Purposes.”

Section 6.17 Lender Calls.

Participate in a conference call (including a customary question and answer session) with the Administrative Agent and Lenders once during each fiscal quarter to be held at such time as may be agreed to by the Borrower and the Administrative Agent.

Section 6.18 Anti-Terrorism Law; Anti-Money Laundering; Embargoed Person.

(a) Conduct its business in such manner so as to not, directly or indirectly, (i) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) or any other law with respect to terrorism or money laundering (“Anti-Terrorism Law”) to the extent applicable to the activities of the Borrower or any of the Restricted Subsidiaries, or (ii) engage in or conspire to engage in any transaction that violates, or attempts to violate, any of the material prohibitions set forth in any Anti-Terrorism Law to the extent applicable to the activities of the Borrower or any of the Restricted Subsidiaries.

(b) Repay the Loans exclusively with funds that are not derived from any unlawful activity with the result that the making of the Loans would be in material violation of any applicable Law.

(c) Use funds or properties of the Borrower or any of the Restricted Subsidiaries to repay the Loans only to the extent the funds or properties do not constitute property of, or are not beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person”) that is identified on or under the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or any applicable law promulgated thereunder, with the result that the investment in the Borrower or any of the Restricted Subsidiaries (whether directly or indirectly) is prohibited by any applicable Law, or the Loans made by the Lenders would be in violation of any applicable Law.

(d) Permit any Embargoed Person to have any direct or indirect interest, in the Borrower or any of the Restricted Subsidiaries, with the result that the Loans are in violation of any applicable Law.

Section 6.19 Reserved.

Section 6.20 Corporate Separateness.

Neither the Borrower nor any Restricted Subsidiary will make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary (other than tax or other payments to Governmental Authorities for which payments are generally made with respect to a consolidated group and except for payments made in respect of Investments otherwise permitted hereunder).

Section 6.21 Post-Closing Conditions.

(a) Ensure that the following conditions shall be satisfied (or waived in accordance with Section 10.01) substantially concurrently with or immediately after the date on which the “Condición Suspensiva” (as such term is defined in the Spanish Deed of Release) is deemed to be satisfied in accordance with the terms of the Spanish Deed of Release (the “Spanish Release Date”) (or such later date as may be set forth in Schedule 6.21 for the satisfaction of a certain action listed therein or such later date as the Administrative Agent may agree in its sole discretion):

(i) Holdings shall have received from the Equity Investors the Equity Financing in an amount of not less than the Minimum Equity Contribution.

(ii) The Acquisition shall have been consummated in accordance with the terms of the draft Acquisition Agreements provided to the Administrative Agent before the Closing Date (without giving effect to any amendments, waivers or consents thereto or modifications thereof that amend or waive any terms of the Acquisition Agreements in a manner materially adverse to the Commitment Parties without the consent of the Arranger, such consent not to be unreasonably withheld, conditioned or delayed).

(iii) The Administrative Agent’s receipt of the following, each of which shall be original, pdf or facsimile copies or delivered by other electronic method unless otherwise specified, each properly executed by a Responsible Officer, or to the extent required, two Responsible Officers authorized to represent the Loan Party jointly, of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent:

(A) executed counterparts of the Joinder duly executed by each Post-Acquisition Guarantor;

(B) each Collateral Document listed on Schedule 6.21 duly executed by each Loan Party thereto, together with:

(1) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Collateral Documents listed on Schedule 6.21; and

(2) evidence that all other actions, recordings and filings of or with respect to the Collateral Documents listed on Schedule 6.21 that the Administrative Agent or the Mexican Collateral Agent may reasonably request in order to perfect and protect the Liens created thereby shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent or the Mexican Collateral Agent (including receipt of customary lien searches) to the extent required by the applicable Collateral Document and consistent with the Agreed Security Principles;

(C) a copy of the Organization Documents in relation to each Post-Acquisition Guarantor;

(D) such certificates of good standing (to the extent such concept exists in the relevant jurisdiction) from the applicable secretary of state of the state (or equivalent office in each relevant jurisdiction) of organization of each Post-Acquisition Guarantor, (certificates of) resolutions or other corporate or limited liability company action, incumbency certificates and/or other certificates of Responsible Officers of each Post-Acquisition Guarantor, and resolutions of the supervisory board, members or shareholders of each Post-Acquisition Guarantor (in each case, as appropriate or applicable in the relevant jurisdiction) as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with the Joinder and the other Loan Documents to which such Post-Acquisition Guarantor is a party or is to be a party in accordance with this Section 6.21(a);

(E) a customary opinion from (v) Hogan Lovells US LLP, New York counsel to the Loan Parties, (w) Cannizzo, Ortiz y Asociados S.C., Mexican counsel to the Loan Parties, (x) NautaDutilh New York P.C., Dutch counsel to the Loan Parties, (y) Myers, Fletcher & Gordon, Jamaican counsel to the Loan Parties, and (z) OMG, counsel to the Loan Parties in The Dominican Republic, in each case in form and substance reasonably satisfactory to the Administrative Agent;

(F) certified copies of the Acquisition Agreements (other than the Acquisition Agreements already provided to the Administrative Agent pursuant to Section 4.01(a)) and exhibits and schedules thereto, duly executed by the parties thereto, together with a certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Spanish Release Date.

(b) Ensure that immediately after the Spanish Release Date and the consummation of the Acquisition, Holdings and its Subsidiaries shall have no outstanding Indebtedness for borrowed money in excess of, in aggregate, $1,000,000, held by third parties, except for Indebtedness incurred pursuant to the Loan Documents and the Senior Notes Documents, Indebtedness that has been redeemed, released, defeased or otherwise discharged (or irrevocable notice for redemption thereof has been given) and any Indebtedness (including Capitalized Leases) outstanding on the Closing Date and listed in Schedule 7.03(b).

ARTICLE VII

NEGATIVE COVENANTS

From and after the Closing Date until Payment in Full, the Borrower shall not and shall not permit any Restricted Subsidiary to:

Section 7.01 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens (i) created pursuant to any Loan Document and (ii) on the Collateral securing other Secured Obligations;

(b) Liens existing on the Closing Date and listed on Schedule 7.01(b) and any modifications, replacements, renewals, restructurings, refinancings or extensions thereof; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired or after-developed property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c) Liens for taxes, assessments or governmental charges that are not overdue for a period of more than the greater of 30 days or any applicable grace period related thereto, or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS to the extent required by IFRS;

(d) Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens, arising in the ordinary course of business so long as, in each case, such Liens secure amounts not overdue for a period of more than 30 days or if more than 30 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with IFRS to the extent required by IFRS;

(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or regulation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to Holdings or any Restricted Subsidiary;

(f) pledges, deposits or Liens to secure the performance of bids, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects and minor irregularities, in each case affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, and any exceptions on any mortgage policies issued in connection with the Mortgaged Properties;

(h) Liens (i) securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), (ii) arising out of judgments or awards against the Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i) leases, licenses, subleases or sublicenses (including licenses and sublicenses of software and other IP Rights) and terminations thereof, in each case granted to others in the ordinary course of business which (i) do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole, (ii) do not secure any Indebtedness and (iii) are permitted by Section 7.05;

(j) Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(k) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds or assets maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions, and (iv) that are contractual rights of setoff or rights of pledge relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05;

(m) Liens (i) in favor of the Borrower or any Subsidiary Guarantor and (ii) in favor of a Restricted Subsidiary that is not a Loan Party on assets of a Restricted Subsidiary that is not a Loan Party securing Indebtedness permitted under Section 7.03;

(n) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(p) Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02;

(q) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(r) Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t) ground leases in respect of Real Property on which facilities owned or leased by the Borrower or any Restricted Subsidiary are located;

(u) Liens to secure Indebtedness permitted under Section 7.03(e); provided that (i) such Liens are created within 270 days of the acquisition, construction, development, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, developments, additions, accessions and proceeds to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for replacements, developments, additions and accessions to such assets) other than the assets subject to such Capitalized Leases and the proceeds and products thereof and customary security deposits; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender or an Affiliate of such lender;

(v) Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of any Restricted Subsidiary that is not a Loan Party permitted under Section 7.03;

(w) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or otherwise incurred pursuant to Section 7.03(g) to finance a Permitted Acquisition, in each case after the Closing Date; provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds, products, accessions, developments and renovations thereof and other than after-acquired or after-developed property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired of after-developed property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition, development or renovation), and (iii) the Indebtedness secured thereby is permitted under Section 7.03;

(x) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(y) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) the modification, replacement, renewal or extension of any Lien permitted by Sections 7.01(b), (u) and (w); provided that (i) the Lien does not extend to any additional property, other than (A) after-acquired or after-developed property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the renewal, extension, restructuring or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness);

(bb) Liens with respect to property or assets of the Borrower or any Restricted Subsidiary securing obligations in an aggregate amount outstanding at any time not to exceed $5,000,000, in each case determined as of the date of incurrence;

(cc) Liens on assets acquired in transactions constituting trade payables (but not constituting Indebtedness) and securing the purchase price of such assets;

(dd) Liens on the Collateral securing obligations in respect of Permitted First Priority Refinancing Debt or Permitted Junior Priority Refinancing Debt and any Permitted Refinancing of any of the foregoing;

(ee) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any Restricted Subsidiary to secure the performance of such Person’s obligations under the terms of the lease for such premises;

(gg) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Borrower or any of its Restricted Subsidiaries, including rights of offset and set-off;

(hh) Liens or deposits that do not secure Indebtedness and are granted in the ordinary course of business to a public utility or any Governmental Authority when required by such utility or Governmental Authority in connection with the operations of Holdings or any Subsidiary;

(ii) Liens securing Indebtedness permitted by Section 7.03(m) so long as the aggregate outstanding principal amount of the obligations secured thereby shall not exceed $50,000,000 at any time;

(jj) in the case of any non-wholly owned Restricted Subsidiary, any encumbrance, pledge or restriction (including any put and call arrangements) or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(kk) Liens securing Swap Contracts so long as (x) such Swap Contracts do not constitute Secured Hedge Agreements and (y) the value of the property securing such Swap Contracts does not exceed $5,000,000 at any time;

(ll) Liens on property subject to any sale-leaseback transaction permitted hereunder and general intangibles related thereto;

(mm) Liens consisting of contractual restrictions of the type described in the definition of “Restricted Cash” (excluding the proviso thereto) so long as such contractual restrictions are permitted under Section 7.09;

(nn) Liens upon, and defects of title to, property, including any attachment of property or other legal process prior to adjudication of a dispute on the merits if either (1) no amounts are due and payable and no Lien has been filed or agreed to, or (2) the validity or amount thereof is being contested in good faith by lawful proceedings, reserve or other provision required by IFRS has been made, and levy and execution thereon have been (and continue to be) stayed or payment thereof is covered in full (subject to the customary deductible) by insurance;

(oo) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods;

(pp) Liens on the Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries;

(qq) Liens on assets subject to merger agreements, stock or asset purchase agreements and similar agreements in respect of the Disposition of such assets; and

(rr) Liens that will be released on or shortly after the Closing Date pursuant to the Spanish Deed of Release.

Section 7.02 Investments.

Make or hold any Investments, except:

(a) Investments by the Borrower or any Restricted Subsidiary in assets that were cash or Cash Equivalents or Investment Grade Securities when such Investment was made;

(b) loans or advances to officers, directors and employees of any Loan Party or any Restricted Subsidiary (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes, (ii) in connection with such Person’s purchase of Equity Interests of Holdings or any direct or indirect parent thereof or to permit the payment of taxes with respect thereto; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the capital of the Borrower in cash as common equity; and (iii) for any other purposes not described in the foregoing clauses (i) and (ii); provided that the aggregate principal amount outstanding at any time under this clause (iii) shall not exceed $2,000,000;

(c) Investments (i) by the Borrower or any Restricted Subsidiary in other Restricted Subsidiary and (ii) by any Loan Party in any other Person that is not a Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed $75,000,000 (minus any Development Capital Expenditures made in reliance on subclause (i) of the definition of Permitted Incremental Development Capital Expenditures); provided that (A) any Investments in the form of intercompany loans constituting Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the terms of the Intercompany Note (or subject to the subordination terms substantially consistent with the terms of the Intercompany Note) and (B) the aggregate amount of Investments at any time outstanding made pursuant to clause (ii) in respect of joint ventures or other similar agreements of partnership in respect of Persons that are not Subsidiaries shall not exceed $25,000,000;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) Investments consisting of transactions permitted under Sections 7.01, 7.03 (other than 7.03(d)), 7.04 (other than 7.04(e)), 7.05 (other than 7.05(e)), 7.06 (other than 7.06(d)) 7.13 and 7.15 (other than 7.15(c)), respectively;

(f) Investments (i) set forth on Schedule 7.02(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) existing on the Closing Date by the Borrower or any Restricted Subsidiary in the Borrower or in any other Restricted Subsidiary and any modification, renewal or extension thereof; provided that (x) the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02 and (y) any Investment representing Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the Intercompany Note or subject to the subordination terms substantially consistent with the terms of the Intercompany Note;

(g) Investments in Swap Contracts permitted under Section 7.03;

(h) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 7.05;

(i) the acquisition of property, or all or substantially all the assets of a Person or any Equity Interests in a Person that becomes a Restricted Subsidiary, or division or line of business of a Person (or any subsequent Investment made in a real property, Person, division or line of business previously acquired), in each case in a single transaction or series of related transactions, if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing; (ii) the Loan Parties and the Restricted Subsidiaries shall be in compliance with Section 7.07; (iii) to the extent required by the Collateral and Guarantee Requirement, (A) the property, assets and/or businesses acquired shall constitute Collateral and, as applicable, (B) any such newly created or acquired Restricted Subsidiary (other than an Excluded Subsidiary or an Unrestricted Subsidiary) shall become a Guarantor, in each case, in accordance with Section 6.11; and (iv)(A) if the effect of such acquisition is neutral to or improves the Borrower’s financial covenants performance and ratios (on the basis of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b)), the Borrower shall be in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11, such compliance to be determined on the basis of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), or (B) otherwise, (1) the Consolidated Secured Net Leverage Ratio (calculated on Pro Forma Basis) as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), shall be no greater than the corresponding Consolidated Secured Net Leverage Ratio Level minus .50x and (2) the Interest Coverage Ratio (calculated on Pro Forma Basis) as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), shall be no lower than the corresponding Interest Coverage Ratio Level plus ..50x (any such acquisition, a “Permitted Acquisition”);

(j) Investments made in connection with the Transactions;

(k) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m) loans and advances to any direct or indirect parent of the Borrower, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 7.06(f)(ii), (g) or (h), such Investment being treated for purposes of the applicable clause of Section 7.06, including any limitations, as if a Restricted Payment had been made pursuant to such clause;

(n) so long as no Default or Event of Default then exists or would result therefrom, Investments (including, without limitation, Investments in Unrestricted Subsidiaries, joint ventures and acquisitions (and subsequent Investments in the Person, division or line of business so acquired) made without complying with all requirements of the definition of Permitted Acquisition in Section 7.02(i)) in an aggregate amount outstanding pursuant to this Section 7.02(n) (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) at any time not to exceed (i) the Termination Fee Amount at such time plus (ii) the Available Additional Basket at such time; provided that the Available Additional Basket may only be utilized to make Investments pursuant to this Section 7.02(n) after the Borrower and its Restricted Subsidiaries have utilized in full the Termination Fee Amount then available;

(o) (i) Investments consisting of purchases and acquisitions of supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business, (ii) Investments in prepaid expenses and lease, utility and workers’ compensation performance and other similar deposits in the ordinary course of business, and (iii) to the extent constituting an Investment, payments to fund any retirement, benefit or pension fund obligations or contributions or similar claims, obligations or contributions;

(p) advances of payroll payments to employees in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made solely with Equity Interests of Holdings (or any direct or indirect parent of the Borrower);

(r) Investments of a Restricted Subsidiary acquired after the Closing Date or of a corporation merged or amalgamated or consolidated into the Borrower or a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(s) Investments funded with Excluded Contributions; and

(t) Investments in deposit accounts, securities accounts and commodities accounts maintained by the Borrower or a Restricted Subsidiary, as the case may be, so long as the Administrative Agent or the Mexican Collateral Agent has a perfected, security interest therein as, and to the extent, required by a Collateral Document (subject to the Collateral and Guarantee Requirement and the Agreed Security Principles) and otherwise only to maintain cash and Cash Equivalents therein.

To the extent an Investment is permitted to be made by a Loan Party directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 7.02, such Investment may be made by advance, contribution or distribution by a Loan Party to a Restricted Subsidiary or Holdings, and further contemporaneously advanced or contributed to a Restricted Subsidiary for purposes of making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 7.02 (it being understood that such Investment must satisfy the requirements of, and shall count towards any thresholds in, a provision of this Section 7.02 as if made by the applicable Loan Party directly to the Target Person).

Section 7.03 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party under the Loan Documents;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b) and any Permitted Refinancing thereof; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Intercompany Note (or subject to subordination terms substantially consistent with the terms of the Intercompany Note);

(c) Guarantees by the Borrower and any Restricted Subsidiary in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting a Specified Junior Financing Obligation shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on the terms set forth herein, (B) if the Indebtedness being Guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Borrower) to the Lenders as those contained in the subordination of such Indebtedness and (C) any Guarantee by a Restricted Subsidiary that is not a Loan Party of any Permitted Ratio Debt or Indebtedness under Sections 7.03(g) and (m) (or any Permitted Refinancing in respect thereof) shall only be permitted if such Guarantee meets the requirements of clauses (s), (g) or (m) of this Section 7.03, as applicable;

(d) Indebtedness of the Borrower or any Restricted Subsidiary owing to any Loan Party (other than Holdings) or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party (other than Holdings) or any Restricted Subsidiary) to the extent constituting an Investment permitted by Section 7.02; provided that all such Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be unsecured and subordinated to the Obligations pursuant to the Intercompany Note (or subject to subordination terms substantially consistent with the terms of the Intercompany Note);

(e) (i) Attributable Indebtedness and other Indebtedness (including Capitalized Leases) financing an acquisition, construction, repair, replacement, development, renovation, lease or improvement of a fixed or capital asset incurred by the Borrower or any Restricted Subsidiary prior to or within 365 days after the acquisition, construction, repair, replacement, development, renovation, lease or improvement of the applicable asset thereof in an aggregate amount not to exceed $35,000,000, in each case determined at the time of incurrence (together with any Permitted Refinancings thereof) at any time outstanding and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(m) and any Permitted Refinancing of such Attributable Indebtedness; provided, that any such Indebtedness incurred pursuant to this Section 7.03(e) does not exceed in the aggregate at any time outstanding the amount of $35,000,000, in each case determined at the time of incurrence;

(f) Indebtedness in respect of Swap Contracts designed to hedge against the Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g) Indebtedness of the Borrower or any Restricted Subsidiary (i) assumed in connection with any Permitted Acquisition (provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition) or any Permitted Refinancing thereof or (ii) incurred to finance any Permitted Acquisition or any Permitted Refinancing thereof; provided, that after giving pro forma effect to such Permitted Acquisition and the assumption or incurrence of such Indebtedness, as applicable, (y) no Default or Event of Default shall exist or result therefrom and (z) the Borrower shall be in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11, such compliance to be determined on the basis of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b); provided, further, that in the case of clause (ii), such Indebtedness, if secured, must be permitted by, and be taken into account in computing compliance with, any basket amounts or limitations applicable to such secured Indebtedness hereunder;

(h) Indebtedness representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(i) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to current or former officers, managers, consultants, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent of the Borrower permitted by Section 7.06; provided that such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(j) Indebtedness incurred by the Borrower or any Restricted Subsidiary in a Permitted Acquisition, any other Investment permitted hereunder, merger or any Disposition permitted hereunder, in each case, constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments;

(k) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, and Permitted Acquisition or any other Investment permitted hereunder;

(l) Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business and any Guarantees thereof or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten Business Days of its incurrence;

(m) Indebtedness in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, would not exceed $75,000,000; provided that the aggregate principal amount of Indebtedness outstanding in reliance on this Section 7.03(m) which can be secured shall not exceed $50,000,000 in the aggregate at any time outstanding, in each case determined at the time of incurrence;

(n) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or- pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(o) Indebtedness incurred by the Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims or in respect of awards or judgments not resulting in an Event of Default;

(p) obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(q) [reserved];

(r) [reserved];

(s) Permitted Ratio Debt and any Permitted Refinancing thereof;

(t) Credit Agreement Refinancing Indebtedness;

(u) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of any group company (groepsmaatschappij) as described in Section 2:24 Dutch Civil Code and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code;

(v) Indebtedness represented by the Senior Notes in an aggregate principal amount not to exceed $300,000,000, and, in each case, Guarantees thereof by the Subsidiary Guarantors and any Permitted Refinancing thereof;

(w) any joint and several liability arising as a result of (the establishment) of a fiscal unity (fiscale eenheid) between the Borrower and any Restricted Subsidiaries incorporated in the Netherlands or its equivalent in any other relevant jurisdiction;

(x) Indebtedness incurred as a result of the cancellation of Loans in accordance with Section 10.07(k);

(y) [reserved]; and

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in Sections 7.03(a) through 7.03(y).

Notwithstanding the foregoing, any Indebtedness or other liabilities of a Designated Guarantor with respect to the (i) Senior Notes Documents, (ii) Permitted Ratio Debt, (iii) Credit Agreement Refinancing Indebtedness and Indebtedness incurred pursuant to Section 2.14 which, in each case, is unsecured or secured on a junior priority basis to the Liens securing the Obligations and (iv) any Permitted Refinancing of any of the foregoing, shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent.

The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.03. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with IFRS. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.03.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in Sections 7.03(a) through 7.03(z), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that (x) all Indebtedness outstanding under (w) the Loan Documents will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(a), (x) Credit Agreement Refinancing Indebtedness will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(t) and (y) the Senior Notes and any Permitted Refinancing in respect thereof will at all times be deemed to be outstanding in reliance only on the exception in Section 7.03(v).

Section 7.04 Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a) any Restricted Subsidiary may merge, amalgamate or consolidate with (i) the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Person that is a Loan Party is merging with a Restricted Subsidiary that is not a Loan Party, the Loan Party shall be the continuing or surviving Person; provided further, that any security interests granted to the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain such perfected status have been take or will promptly be taken, in each case, as required by Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Agreed Security Principles;

(b) (i) any Restricted Subsidiary that is not a Loan Party may merge, amalgamate or consolidate with or into any other Restricted Subsidiary that is not a Loan Party, (ii) any Restricted Subsidiary may liquidate or dissolve and (iii) any Restricted Subsidiary may change its legal form if, with respect to clauses (ii) and (iii), the Borrower determine in good faith that such action is in the best interest of the Borrower and the Restricted Subsidiaries and if not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Restricted Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the transferee must be a Subsidiary Guarantor or the Borrower or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 (other than Section 7.02(e)) and 7.03, respectively;

(d) so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that the Borrower shall be the continuing or surviving corporation; provided, further, that any security interests granted to the Administrative Agent or the Mexican Collateral Agent, as applicable, for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been taken or will promptly be taken, in each case, as required by Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Agreed Security Principles;

(e) so long as no Event of Default has occurred and is continuing or would result therefrom (in the case of a merger involving a Loan Party), any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of such surviving Person’s Subsidiaries that are Restricted Subsidiaries, shall have complied with the requirements of Section 6.11 to the extent required pursuant to the Collateral and Guarantee Requirement and subject to the Agreed Security Principles;

(f) the Borrower and the Restricted Subsidiaries may consummate the Transactions (including, without limitation, the transactions contemplated by the Acquisition Agreements (and documents related thereto)); and

(g) so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05, a Restricted Payment permitted pursuant to Section 7.06 or a Permitted Acquisition or other Investment permitted by Section 7.02.

Section 7.05 Dispositions.

Make any Disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property (other than any Hotel Real Property), whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful in the conduct of the business of the Borrower or the Restricted Subsidiaries;

(b) Dispositions of inventory, equipment, accounts receivables or other current assets in the ordinary course of business, goods held for sale in the ordinary course of business and Immaterial Assets and termination of leases and licenses in the ordinary course of business;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d) Dispositions of property or Equity Interests to the Borrower or any Restricted Subsidiary;

(e) to the extent constituting Dispositions, transactions permitted by (i) Section 7.01, (ii) Section 7.02 (other than 7.02(e)), (iii) Section 7.04 (other than 7.04(g)) and (iv) Section 7.06 (other than 7.06(d));

(f) Dispositions to consummate the Transactions;

(g) Dispositions of cash and Cash Equivalents;

(h) (i) leases, subleases, licenses or sublicenses (including licenses and sublicenses of software or other IP Rights) and terminations thereof, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries (taken as a whole), (ii) Dispositions of intellectual property that is no longer used or useful in the business of the Borrower and the Restricted Subsidiaries, (iii) the surrender, or waiver of contract rights or settlement, release or surrender of contract, tort or other claims;

(i) transfers of property subject to Casualty Events;

(j) Dispositions of property (including, for the avoidance of doubt, the Disposition of the following Hotel Real Properties: (1) Dreams Punta Cana Hotel, (2) Hotel Dreams Palm Beach, (3) Dreams Puerto Aventuras Hotel, and (4) Secrets Capri Hotel, and the assets, licenses and related operations located in such properties); provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Event of Default shall have occurred and been continuing or would result from such Disposition, (ii) the Borrower or any Restricted Subsidiary shall receive consideration at the time of such Disposition at least equal to the fair market value of the property subject to such Disposition, as such fair market value may be determined in good faith by the Borrower; (iii) the Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received); provided, however, that for the purposes of this clause (iii), the following shall be deemed to be cash: (A) any liabilities (as shown on the most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities received by the Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition, and (C) aggregate non-cash consideration received by the Borrower or the applicable Restricted Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $25,000,000 and 2.0% of the Borrower’s Total Assets at any time; provided, further, that the requirement in this clause (iii) shall not apply to (x) Dispositions of tangible property in the ordinary course of business as part of a tax-deferred exchange (also known as a “1031 exchange” or “like-kind exchange”) or any similar provision of foreign law, or (y) otherwise to Dispositions for which all or a portion of the consideration for such Disposition consists of all or substantially all of the assets or Equity Interests of a Person engaged in a business that would be permitted by Section 7.07; (iv) to the extent the aggregate amount of Net Proceeds received by the Borrower or a Restricted Subsidiary from Dispositions made pursuant to this Section 7.05(j) in the aggregate exceeds $5,000,000 in any fiscal year, all Net Proceeds in excess of such amount in such fiscal year shall be applied to prepay Loans in accordance with Section 2.05(b)(ii), and (v) the Borrower shall be in Pro Forma Compliance with each of the financial covenants set forth in Section 7.11, such compliance to be determined on the basis of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b);

(k) Dispositions of non-core assets acquired in connection with Permitted Acquisition or other Investments; provided that (i) the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business and (ii) each such sale is in an arm’s- length transaction and the Borrower or Restricted Subsidiary receives at least fair market value in exchange therefor (as such fair market value may be determined in good faith by the Borrower);

(l) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(m) Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date, exceeds $10,000,000, such excess may be reinvested in accordance with the definition of “Net Proceeds” or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii);

(n) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and its Subsidiaries as a whole, as determined in good faith by the management of the Borrower;

(o) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q) the unwinding or settlement of any Swap Contract;

(r) the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any IP Rights not necessary in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(s) Dispositions required to be made by a Governmental Authority;

(t) sales of assets received by the Company or any of its Restricted Subsidiaries upon the foreclosure on a Lien; and

(u) Disposition of the Real Aircraft.

To the extent any Collateral is Disposed of as permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or, as applicable, the Mexican Collateral Agent shall be authorized to, and promptly upon the request of the Borrower, shall take any actions reasonably requested by the Borrower in order to effect the foregoing within such time period as may be required to consummate the applicable transaction.

Section 7.06 Restricted Payments.

Declare or make, directly or indirectly, any Restricted Payment, except:

(a) each Restricted Subsidiary may make Restricted Payments to the Borrower, and to other Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(b) the Borrower and each Restricted Subsidiary may declare and make dividend payments or other Restricted Payments payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests);

(c) any Restricted Payments on the Closing Date as part of or in connection with the Transactions;

(d) to the extent constituting Restricted Payments, the Borrower (or any direct or indirect parent thereof) and each Restricted Subsidiary may enter into and consummate transactions permitted by any provision of Section 7.02 (other than 7.02(e)), 7.04 (other than 7.04(g)), 7.05 (other than 7.05(e)(iv) and 7.05(g)) or 7.08 (other than 7.08(f));

(e) repurchases of Equity Interests in the Borrower or any Restricted Subsidiary deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(f) the Borrower and each Restricted Subsidiary may make Restricted Payments to allow Holdings to pay Holdings Administrative Costs; provided, that the aggregate amount of Restricted Payments made pursuant to this Section 7.06(f) shall not exceed $5,000,000 in any calendar year;

(g) the Borrower and each Restricted Subsidiary may make Restricted Payments to allow Holdings to pay, for any taxable period for which the Borrower and/or any of its Subsidiaries are members of a consolidated, combined or similar tax group (including, for the avoidance of doubt, a fiscal unity (fiscale eenheid) tax group) of which includes a direct or indirect parent of the Borrower (a “Tax Group”), to pay the portion of the consolidated, combined or similar Taxes of such Tax Group for such taxable period that is attributable to the Borrower and/or its Subsidiaries; provided that (i) the amount of such payments for any taxable period shall not exceed the amount of such Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone taxpayer (or a stand-alone group) and (ii) payments in respect of an Unrestricted Subsidiary shall be permitted only to the extent that cash distributions were made by such Unrestricted Subsidiary to the Borrower or any of its Restricted Subsidiaries for such purpose;

(h) the Borrower and each Restricted Subsidiary may make Restricted Payments in an aggregate amount not to exceed the Available Additional Basket at such time; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect thereto, the Consolidated Secured Net Leverage Ratio (calculated on Pro Forma Basis) as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), shall be no greater the corresponding Consolidated Secured Net Leverage Ratio Level minus .50x;

(i) the Borrower and the Restricted Subsidiaries may pay (or make Restricted Payments to allow Holdings or any other direct or indirect parent of the Borrower to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Borrower or such Restricted Subsidiary (or Holdings or any other such parent of Borrower) by any future, present or former employee, consultant, officer or director of Borrower or such Restricted Subsidiary (or Holdings or any other such parent of Borrower) (or any spouse or former spouse, or any entity Controlled by any of the foregoing Persons) or upon the death, disability or termination of employment of such officers, directors, employees and consultants, their authorized representative, executor, administrator, distributee, estate, heir or legate, pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription, investor or shareholder agreement) with any employee, consultant, officer or director of such Borrower or such Restricted Subsidiary (or Holdings or any other such parent of Borrower), in an aggregate amount not to exceed in any twelve month period, $2 million (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum of $5 million); provided that such amount in any calendar year may be increased by an amount not to exceed (a) the aggregate net cash proceeds from any issuance during such period of Equity Interests by Holdings (or any direct or indirect parent of Holdings), the Borrower and its Restricted Subsidiaries to such employees, officers, directors, consultants or representatives plus (b) the aggregate net cash proceeds from any payments on life insurance policies of which Holdings (or any direct or indirect parent of Holdings), the Borrower and its Restricted Subsidiaries is the beneficiary with respect to such employees, officers, directors or consultants the proceeds of which are used to repurchase, redeem or acquired Equity Interests of Holdings (or any direct or indirect parent of Holdings), the Borrower and its Restricted Subsidiaries held by such employees, officers, directors or representative; provided further that the Borrower may elect to apply all or any portion of the aggregate increase contemplated by the preceding clauses (a) and (b) in any calendar year;

(j) the Borrower and any Restricted Subsidiary may make Restricted Payments to acquire the Equity Interests held by any minority shareholder in any joint venture or Subsidiary that is not wholly-owned directly or indirectly by Borrower, subject to the limitations set forth in Section 7.02;

(k) the Borrower or any Restricted Subsidiary may pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition;

(l) Restricted Payments in the amount of any Excluded Contribution or the Net Proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries less the amount of Restricted Payments previously made with the cash proceeds of such key man life insurance policies; and

(m) any purchase or acquisition from, or withholding on issuance to, any employee of the Borrower or any Restricted Subsidiary of Equity Interests of the Borrower (or Holdings or any other direct or indirect parent of the Borrower) in order to satisfy any applicable Federal, state or local tax payments in respect of the receipt of such Equity Interests in an aggregate amount not to exceed $2 million.

For purposes of determining compliance with this Section 7.06, in the event that any Restricted Payment meets the criteria of more than one exceptions described in Sections 7.06(a) through 7.06(m), the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Restricted Payment (or any portion thereof) and will only be required to include the amount and type of Restricted Payment in one or more of the above clauses.

Section 7.07 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date, provided that the foregoing shall not limit the ability of Borrower and the Restricted Subsidiaries to engage in any business reasonably related, complementary, corollary, synergistic or ancillary to such lines of business conducted by the Borrower and the Restricted Subsidiaries on the Closing Date (including related, complementary, synergistic or ancillary technologies) or reasonable extensions thereof.

Section 7.08 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, in each case involving aggregate payments or consideration in excess of $5,000,000, other than:

(a) transactions among the Borrower and any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b) (i) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate and (ii) the Borrower delivers to the Administrative Agent with respect to a transaction with any Affiliate of the Borrower or series of related transactions with any Affiliate of the Borrower involving aggregate payments or consideration in excess of $25,000,000, a board resolution authorizing and determining the fairness of such transaction or series of related transactions as described in clause (i), approved by a majority of disinterested members of the board of directors of the Borrower;

(c) the Transactions and the payment of fees and expenses (including Transaction Expenses) as part of or in connection with the Transactions;

(d) the issuance of Equity Interests to any officer, director, employee or consultant of the Borrower or any Restricted Subsidiary in connection with the Transactions;

(e) [reserved];

(f) Restricted Payments permitted under Section 7.06 and Investments permitted under Section 7.02;

(g) loans and other transactions among Holdings and its Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings, the Borrower and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under this Article VII;

(h) transactions by the Borrower and the Restricted Subsidiaries permitted under an express provision (including any exceptions thereto) of this Article VII;

(i) employment, consulting, severance and other arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, consultants and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(j) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers, employees and consultants of the Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Borrower) in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries;

(k) transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect and any replacement agreement or arrangement thereto so long as any such replacement agreement or arrangement, taken as a whole, is not more disadvantageous to the Borrower or its Restricted Subsidiaries, as the case may be, in any material respect than the original agreement as in effect on the Closing Date;

(l) customary payments by the Borrower and the Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures) in an aggregate amount not to exceed $1,000,000 in any fiscal year, which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Borrower in good faith;

(m) payments by the Borrower or any of its Subsidiaries pursuant to any tax sharing or similar agreements with any direct or indirect parent of the Borrower to the extent attributable to the ownership or operation of the Borrower and the Subsidiaries, but only to the extent permitted by Section 7.06(f)(i);

(n) franchise and other contracts regarding the operation of resorts and the provision of services and payments in respect thereof in the ordinary course consistent with the Master Development Agreement;

(o) transactions with customers, clients, joint venture partners, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Borrower, or are on terms that, taken as a whole, are not materially less favorable (as reasonably determined by the Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(p) transactions in connection with (i) any payments required to be made pursuant to the Acquisition Agreements, and (ii) the Transactions;

(q) the payment of reasonable out-of-pocket costs and expenses and indemnities pursuant to the stockholders agreement or the registration and participation rights agreement entered into on the Closing Date in connection therewith; and

(r) payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such joint venture) or Unrestricted Subsidiaries in the ordinary course of business to the extent otherwise permitted under Section 7.02.

Section 7.09 Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:

(a) any Restricted Subsidiary that is not a Guarantor to make Restricted Payments to the Borrower or any Guarantor; or

(b) any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Facilities and the Obligations; provided that the foregoing Sections 7.09(a) and (b) shall not apply to Contractual Obligations which:

(i) (x) exist on the Closing Date and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing (taken as a whole) does not materially expand the scope of such Contractual Obligation (as reasonably determined by the Borrower);

(ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary; provided, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14;

(iii) represent Indebtedness of a Restricted Subsidiary which is not a Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;

(iv) are customary restrictions (as reasonably determined by the Borrower) that arise in connection with (x) any Lien permitted by Sections 7.01(a), (b), (i), (j)(i), (k), (l), (p), (q), (r), (s), (u), (v), (w), (z), (aa), (cc), (dd), (ee), (gg), (hh), (ii), (jj) and (kk) and relate to the property subject to such Lien or (y) arise in connection with any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture and its equity entered into in the ordinary course of business;

(vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Sections 7.03(b), (e), (g) and (n)(i) and to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of Section 7.03(g), to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness;

(ix) are customary provisions restricting subletting, transfer or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary;

(x) are customary provisions restricting assignment or transfer of any agreement (including any hotel management agreement) entered into in the ordinary course of business;

(xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(xii) arise in connection with cash or other deposits permitted under Sections 7.01 and 7.02 and limited to such cash or deposit;

(xiii) comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv) are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xv) are restrictions regarding licensing or sublicensing by the Borrower and the Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xvi) are restrictions contained in the Senior Notes Debt Documents and documents otherwise governing Indebtedness permitted pursuant to Section 7.03(v); and

(xvii) are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

Section 7.10 Amendments or Waivers of Organizational Documents.

Agree, or permit any Restricted Subsidiaries to agree, to any material amendment, restatement, supplement or other modification to, or waiver of, any AMR Hotel Management Agreement (other than pursuant to the AMR Proposed Amendments) or of its Organizational Documents after the Closing Date in a manner that is adverse to the interests of the Lenders in any material respect unless consented by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned (it being understood and agreed that (a) any increase in the Borrower’s and Restricted Subsidiaries’ obligation to pay management fees under a AMR Hotel Management Agreement, which would increase the amount that would have been payable under the AMR Hotel Management Agreements as in effect on the Closing Date by more than 25% shall be deemed to be materially adverse to the interests of the Lenders, and (b) any termination of an AMR Hotel Management Agreement (including, termination for a fee) or any exercise of any right given under an AMR Hotel Management Agreement shall not be deemed to be materially adverse to the interests of the Lenders).

Section 7.11 Financial Covenants.

(a) Consolidated Secured Net Leverage Ratio.

Except with the written consent of the Required Lenders, permit the Consolidated Secured Net Leverage Ratio as of the last day of any Test Period to be greater than the ratio set forth below opposite the relevant period(s) (for each Test Period, the “Consolidated Secured Net Leverage Ratio Level”):

Test Period(s)	Consolidated Secured Net Leverage Ratio

October 1, 2013 – December 31, 2013	4.75 : 1.00
January 1, 2014 – December 31, 2014	4.50 : 1.00
January 1, 2015 – March 31, 2015	4.00 : 1.00
Thereafter	4.00 : 1.00

(b) Interest Coverage Ratio.

Except with the written consent of the Required Lenders, permit the Interest Coverage Ratio as of the last day of any Test Period to be less than the ratio set forth below opposite the relevant period(s) (for each Test Period, the “Interest Coverage Ratio Level”):

Test Period(s)	Interest Coverage Ratio

October 1, 2013 – December 31, 2014	1.50 : 1.00
January 1, 2015 – June 30, 2015	1.75 : 1.00
July 1, 2015 – September 30, 2015	2.00 : 1.00
Thereafter	2.00 : 1.00

Section 7.12 Fiscal Year.

Make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 7.13 Prepayments, Etc. of certain Indebtedness.

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled principal, interest and mandatory prepayments and subject to no Event of Default arising under Section 8.01(a), (f) or (g) then existing or resulting therefrom, AHYDO payments and, in connection with the amendment of any Junior Financing, the payment of related fees (other than in connection with any amendment that reduces or forgives the commitments, outstanding principal amount or effective yield of such Junior Financing) shall be permitted) any (i) Indebtedness permitted pursuant to Section 7.03(v), (ii) Indebtedness subordinated in right of payment incurred under Section 7.03, (iii) any other Indebtedness for borrowed money of a Loan Party that is (x) subordinated in right of payment to the Obligations expressly by its terms or (y) is secured on a junior lien basis to the Liens securing the

Obligations (other than Indebtedness among the Borrower and the Restricted Subsidiaries) or (iv) unsecured Indebtedness (in the case of clauses (ii), (iii) and (iv), collectively, “Junior Financing”) except (A) the refinancing thereof with any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing and, if such Indebtedness was originally incurred under Section 7.03(g), is permitted pursuant to Section 7.03(g)), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (B) the conversion or exchange of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (C) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary in accordance with the subordination provisions applicable to any such Indebtedness, (D) repayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness permitted pursuant to Section 7.03(v) and Junior Financings, in each case prior to their respective scheduled maturity in an aggregate amount not to exceed the Available Additional Basket at such time; provided that payments referred to in this clause (D) shall only be permitted so long as (i) no Event of Default then exists or would result therefrom and (ii) after giving effect thereto, the Consolidated Secured Net Leverage Ratio (calculated on Pro Forma Basis in accordance with Section 1.08) as of the end of the most recently ended Test Period for which financial statements have been delivered pursuant to Section 6.01(a) or (b), is less than or equal to 6.50 to 1.00, and (E) repayments, redemptions, purchases, defeasances and other payments in respect of Indebtedness permitted pursuant to Section 7.03(v) and Junior Financings, in each case prior to their respective scheduled maturity in an amount of any Excluded Contribution.

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Indebtedness permitted pursuant to Section 7.03(v) or any Junior Financing Documentation without the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

Notwithstanding anything to the contrary in any Loan Document, the Borrower may make regularly scheduled payments of interest and fees on any Indebtedness permitted pursuant to Section 7.03(v) or any Junior Financing, and may make any payments required by the terms of such Indebtedness in order to avoid the application of Section 163(e)(5) of the Code to such Indebtedness.

Section 7.14 Permitted Activities.

(a) The Borrower shall not (i) directly own any Hotel Real Property or (ii) incur any Liens on Equity Interests of a Subsidiary of the Borrower other than non-consensual Liens and those for the benefit of the Secured Obligations.

(b) Subject to Section 7.14(e)(ii), Holdings may not create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) the performance of its obligations with respect to Indebtedness under the Loan Documents and the Senior Notes Documents (or any Permitted Refinancing of any of the foregoing), (ii) any Indebtedness subordinated in right of payments to the Obligations expressly by its terms or any unsecured guarantee in respect of such subordinated Indebtedness, provided that such guarantee shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations, (iii) non-recourse guarantees in respect of Indebtedness of any Subsidiary of Holdings being a sister company of the Borrower, (iv) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities, (v) any Indebtedness arising under guarantees entered into pursuant to Section 2:403 of the Dutch Civil Code in respect of any group company (groepsmaatschappij) as described in Section 2:24 Dutch Civil Code and any residual liability with respect to such guarantees arising under Section 2:404 of the Dutch Civil Code and (vi) any Indebtedness under Disqualified Equity Interests.

(c) Holdings shall not create, incur, assume or permit to exist any Lien (other than non-consensual Liens and those for the benefit of the Secured Obligations) on any Equity Interests of the Borrower directly held by it except Liens in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds or assets maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institutions general terms and conditions.

(d) Holdings shall not use the proceeds of the Hyatt Financing for purposes other than the consummation of the Acquisition.

(e) Until the consummation of the Acquisition Holdings shall not (i) make any dividend payments or other distributions with respect to any Equity Interests of Holdings or (ii) incur any Indebtedness other than to the extent necessary for the purposes of the Transactions being consummated on or immediately after the Spanish Release Date.

(f) With respect to an Intermediate Holdco, own or acquire any material assets (other than Equity Interests of Subsidiaries of the Borrower, cash or Cash Equivalents or Investments permitted by Section 7.02(c)(i)) or engage in any business or activity; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of Subsidiaries of the Borrower and activities incidental thereto, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations as a guarantor with respect to the Loan Documents and the Senior Notes Debt Documents or any Permitted Refinancing of any of the foregoing, any intercompany Indebtedness permitted by Section 7.03(d), any Indebtedness subordinated in right of payments to the Obligations expressly by its terms and any other documents governing Indebtedness or guarantees permitted under Section 7.14(e), (iv) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (v) making Restricted Payment and the receipt of Restricted Payments to the extent permitted by Section 7.06, (vi) providing indemnification to officers and directors, (vii) activities required to comply with applicable Laws, (viii) intercompany receivables relating to asset management and other intercompany arrangements, (ix) cash and Cash Equivalents held for tax planning or other general corporate purposes, and (x) any activities incidental or reasonably related to the foregoing.

(g) No Intermediate Holdco may create, incur, assume or permit to exist any Indebtedness or other liabilities except (i) the performance of its obligations with respect to Indebtedness under the Loan Documents and the Senior Notes Documents (or any Permitted Refinancing of any of the foregoing) any intercompany Indebtedness permitted by Section 7.03(d), (ii) any Indebtedness subordinated in right of payments to the Obligations expressly by its terms or any unsecured guarantee in respect of such subordinated Indebtedness, provided that such guarantee shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations, (iii) other unsecured Indebtedness in an aggregate principal amount for all Intermediate Holdcos not exceeding $25,000,000 at any time outstanding, (iv) guarantee obligations in respect of Indebtedness of the Borrower and its Restricted Subsidiaries permitted under Section 7.03, including any Permitted Refinancing of any of the foregoing; provided that the aggregate principal amount for all Indebtedness permitted to be guaranteed under this clause (iv) shall not exceed for all Intermediate Holdcos $25,000,000 at any time outstanding, (v) intercompany payables relating to asset management and other intercompany arrangements, (vi) if applicable, liabilities relating to participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and its Subsidiaries, (vii) liabilities relating to providing indemnification to officers and directors, and (viii) liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities.

Section 7.15 Capital Expenditures.

(a) Make Capital Expenditures (excluding Capital Expenditures made accordance with Section 7.15(b) below) during any calendar year in an aggregate amount exceeding the greater of (i) $25,000,000, and (ii) 4.00% of the aggregate Consolidated Revenues for the four quarter period most recently reported pursuant to Section 6.01 (calculated on a Pro Forma basis in accordance with Section 1.08) plus (w) the Termination Fee Amount at such time plus (x) the Available Additional Basket at such time; plus (y) the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary from any Disposition or Casualty Event which are not required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii) and which are permitted to be reinvested in accordance with the definition of “Net Proceeds” contained in Section 1.01 plus (z) the amount of any Excluded Contribution; provided, that with respect to any Capital Expenditure funded out of the Available Additional Basket pursuant to clause (y), no Event of Default has occurred and is continuing or would result therefrom; provided, further, that the Available Additional Basket may only be utilized to make Capital Expenditures pursuant to this Section 7.15(a) after the Borrower and its Restricted Subsidiaries have utilized in full the Termination Fee Amount then available.

(b) Make Capital Expenditures (excluding Capital Expenditures made accordance with Section 7.15(a) above) to substantially develop and/or renovate real property or assets or any division of line or business (collectively, “Development Capital Expenditures”) in an aggregate amount exceeding (u) $150,000,000 during the life of the Facilities plus (v) the Permitted Incremental Development Capital Expenditures Amount plus (w) the Termination Fee Amount at such time plus (x) the Available Additional Basket at such time plus (y) the aggregate cash proceeds received by the Borrower or any Restricted Subsidiary from any Disposition or Casualty Event which are not required to be applied to prepay Term Loans in accordance with Section 2.05(b)(ii) and which are permitted to be reinvested in accordance with the definition of “Net Proceeds” contained in Section 1.01 plus (z) the amount of any Excluded Contribution; provided, that with respect to any Capital Expenditure funded out of the Available Additional Basket pursuant to clause (x), no Event of Default has occurred and is continuing or would result therefrom; provided, further, that the Available Additional Basket may only be utilized to make Capital Expenditures pursuant to this Section 7.15(b) after the Borrower and its Restricted Subsidiaries have utilized in full the Termination Fee Amount then available.

(c) As used herein, “Permitted Incremental Development Capital Expenditures Amount” shall mean, as of any date of determination with respect to any property acquired after the Closing Date in reliance on Section 7.02(c)(ii) or 7.02(i), Development Capital Expenditures in an amount equal to the sum of (i) amounts then available for making Investments in Unrestricted Subsidiaries pursuant to Section 7.02(c)(ii) and (ii) in the case of Development Capital Expenditures in respect of a property acquired after the Closing Date in a Permitted Acquisition reliance on Section 7.02(i), such additional amounts as would have been permitted under Section 7.02(i) had such amounts been included in the purchase price for such property for purposes of the calculations required by clause (iv) of Section 7.02(i) at the time that such Permitted Acquisition was consummated.

Section 7.16 Center of Main Interest and Establishment.

No Loan Party incorporated under the laws of the Netherlands shall, without the prior written consent of the Administrative Agent, take any action that shall cause its center of main interest (as that term is used in section 3(1) of the European Insolvency Regulation) to be situated outside of its jurisdiction of incorporation, or cause it to have an “establishment” (as that term is used in section 2(h) of the European Insolvency Regulation) situated outside of its jurisdiction of incorporation.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01 Events of Default.

Any of the following from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any Unreimbursed Amount (to the extent that such Unreimbursed Amount has not been refinanced by a Revolving Credit Borrowing in accordance with Section 2.03(c)), or (ii) within five Business Days after the same becomes due, any interest on any Loan, any fees or other amounts payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. The Borrower or any Restricted Subsidiary fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (solely with respect to the Borrower) or Article VII; provided that the financial covenants in Section 7.11 are subject to cure pursuant to Section 8.04; or

(c) Other Defaults. The Borrower or any Restricted Subsidiary fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a), (b) or (d)) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent; or

(d) Representations and Warranties. Subject to Section 4.02(a) as to the representations and warranties of each Loan Party made on the Closing Date, any representation, warranty, certification or statement of fact made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect (or, in the case of any representation and warranty qualified by materiality, in all respects) when made or deemed made; or

(e) Cross-Default. The Borrower or any Restricted Subsidiary that is a Material Subsidiary (A) fails to make any payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder, but including Indebtedness outstanding under the Senior Notes Debt Documents) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any default thereunder by the Borrower or any Restricted Subsidiary), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after giving effect to any waiver, amendment, cure or grace period), with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (B) shall not apply to any Indebtedness that becomes due as a result of mandatory prepayments resulting from (x) Dispositions, (y) Casualty Events, or (z) Excess Cash Flow or any similar concept; or

(f) Insolvency Proceedings, Etc. Other than with respect to any dissolutions otherwise permitted hereunder, any Loan Party or any Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any debtor relief Law, or makes a general assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any debtor relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 consecutive calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not deny coverage; and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of 60 consecutive days; or

(i) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent, the Mexican Collateral Agent or any Lender which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or Payment in Full), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of Payment in Full), or purports in writing to revoke or rescind any Loan Document (other than in accordance with its terms); or

(j) Change of Control. There occurs any Change of Control; or

(k) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or the requirements of the applicable Collateral Document or results from the failure of the Administrative Agent or the Mexican Collateral Agent, as applicable, to maintain possession of certificates actually delivered to it representing securities or negotiable instruments pledged under the Collateral Documents which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or to file Uniform Commercial Code continuation statements (or similar filings outside the United States) or take other required actions; or

(l) ERISA. An ERISA Event occurs which has resulted in or could reasonably be expected to result in liability of the Borrower or a Restricted Subsidiary in an aggregate amount that has resulted in or will result in a Material Adverse Effect.

(m) Consummation of the Transactions. The Acquisition and the refinancing of the Indebtedness described in the Spanish Deed of Release shall have not been consummated on or before 10 a.m. (C.E.T.) on August 15, 2013.

Section 8.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent, at the request of the Required Lenders, shall take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable law);

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the entry of an order for relief with respect to Borrower under the U.S. Bankruptcy Code or any other debtor relief Laws, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03 Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent and the Mexican Collateral Agent in their respective capacities as such hereunder;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders hereunder (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings (including to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties that are due and payable to the Administrative Agent, the Mexican Collateral Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations then earned, due and payable have been paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, to the Borrower as applicable, or as otherwise required by the Intercreditor Agreements.

Section 8.04 Borrower’s Right to Cure.

Notwithstanding anything to the contrary contained in Section 8.01 or Section 8.02:

(a) For the purpose of determining whether an Event of Default under Section 7.11 has occurred, the Borrower may on one or more occasions designate any portion of the net cash proceeds from a sale or issuance of Qualified Equity Interests of the Borrower or any cash contribution to the common capital of the Borrower (the “Cure Amount”) as an increase to Consolidated EBITDA for the applicable fiscal quarter; provided that (A) such amounts to be designated (i) are actually received by the Borrower after the last day of the applicable fiscal quarter and before the twentieth Business Day after the date on which financial statements are required to be delivered with respect to such fiscal quarter (the “Cure Expiration Date”) and (ii) do not exceed the aggregate amount necessary to cure any Event of Default under Section 7.11 as of such date and (B) the Borrower shall have provided notice (the “Notice of Intent to Cure”) to the Administrative Agent that such amounts are designated as a “Cure Amount” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable period, the amount of such Net Proceeds that is designated as the Cure Amount may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under Section 7.11 is less than the full amount of such originally designated amount). The Cure Amount used to calculate Consolidated EBITDA for one fiscal quarter shall be used and included when calculating Consolidated EBITDA for each Test Period that includes such fiscal quarter.

(b) The parties hereby acknowledge that this Section 8.04 may not be relied on for purposes of calculating any financial ratios other than as applicable to determining actual compliance with Section 7.11 (and not Pro Forma Compliance with Section 7.11 that is required by another provision of this Agreement) (and shall not be included for purposes of determining pricing, mandatory prepayments and the availability or amount permitted pursuant to Section 2.14 or any amount permitted pursuant to any covenant under Article VII) and shall not result in any adjustment to any amounts (including the amount of Indebtedness (directly or indirectly)) other than the amount of the Consolidated EBITDA referred to in the immediately preceding sentence for any fiscal quarter in which such an amount is included in the calculation of Consolidated EBITDA.

(c) In furtherance of Section 8.04(a) above, (i) upon actual receipt and designation of the Cure Amount by the Borrower, the covenant under Section 7.11 shall be deemed retroactively cured with the same effect as though there had been no failure to comply with the covenant under such Section 7.11 and any Event of Default or potential Event of Default under Section 7.11 shall be deemed not to have occurred for purposes of the Loan Documents, and (ii) neither the Administrative Agent nor any Lender may exercise any rights or remedies under Section 8.02 (or under any other Loan Document) on the basis of any actual or purported Event of Default under Section 7.11 until and unless the Cure Expiration Date has occurred without the Cure Amount having been received and designated.

(d) In each period of four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no cure right set forth in this Section 8.04 is exercised.

(e) There can be no more than five fiscal quarters in which the cure rights set forth in this Section 8.04 are exercised during the term of the Facilities.

(f) There shall be no pro forma reduction in Indebtedness (directly or by way of netting) with the Cure Amount for determining compliance with Section 7.11 for the fiscal quarter with respect to which such Cure Amount was made.

ARTICLE IX

ADMINISTRATIVE AGENT AND

OTHER AGENTS

Section 9.01 Appointment and Authority.

(a) Each of the Lenders, the Mexican Collateral Agent and the L/C Issuer hereby irrevocably appoints DBAGNY to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental or related thereto.

(b) Subject to paragraph (c) below, the Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Any entity holding Collateral for and on behalf of the Administrative Agent in its role as of collateral Agent shall be deemed to be appointed as a sub-agent of the Administrative Agent in accordance with the provisions of Section 9.05.

(c) Each of the Lenders (including in its capacities as a potential Hedge Bank), the Administrative Agent and the L/C Issuer hereby irrevocably appoints DB Mexico to act on its behalf as the Mexican Collateral Agent hereunder and under the Mexican Collateral Documents and authorizes the Mexican Collateral Agent to act as the agent of such Lender, the Administrative Agent and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Mexican Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Mexican Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Mexican Collateral Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Mexican Collateral (or any portion thereof) granted under the Mexican Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Mexican Collateral Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “Mexican collateral agent” under the Mexican Collateral Documents as if set forth in full herein with respect thereto. Any entity holding Mexican Collateral for and on behalf of the Mexican Collateral Agent in its role as of Mexican collateral agent shall be deemed to be appointed as a sub agent of the Mexican Collateral Agent in accordance with the provisions of Section 9.05.

(d) Except as provided in Sections 9.06 and 9.10, the provisions of this Article IX are solely for the benefit of the Administrative Agent, the Mexican Collateral Agent, the Lenders and the L/C Issuer, and no Loan Party has rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Mexican Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.02 Rights as a Lender.

The Person serving as the Administrative Agent or as the Mexican Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent or the Mexican Collateral Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or as the Mexican Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent or the Mexican Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03 Exculpatory Provisions.

None of the Administrative Agent or the Mexican Collateral Agent shall have any duties or obligations except those expressly set forth herein and in the other relevant Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, none of the Administrative Agent or the Mexican Collateral Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other relevant Loan Documents that the Administrative Agent or, as applicable, the Mexican Collateral Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that none of the Administrative Agent or the Mexican Collateral Agent shall be required to take any action that, in its respective opinion or the opinion of its counsel, may expose the Administrative Agent or, as applicable, the Mexican Collateral Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall, except as expressly set forth herein and in the other relevant Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or as the Mexican Collateral Agent or any of their respective Affiliates in any capacity.

None of the Administrative Agent or the Mexican Collateral Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or, as applicable, the Mexican Collateral Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. None of the Administrative Agent or the Mexican Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent or, as applicable, the Mexican Collateral Agent by the Borrower, a Lender, the L/C Issuer, the Administrative Agent or the Mexican Collateral Agent.

None of the Administrative Agent or the Mexican Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or, as applicable, the Mexican Collateral Agent.

Section 9.04 Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance, extension or increase of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05 Delegation of Duties.

Each of the Administrative Agent and the Mexican Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or, as applicable, the Mexican Collateral Agent. Each of the Administrative Agent, the Mexican Collateral Agent and any sub-agent of the foregoing may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of any such sub-agent and the Administrative Agent and/or, as applicable, the Mexican Collateral Agent. None of the Administrative Agent or the Mexican Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent or, as applicable, the Mexican Collateral Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06 Resignation of Administrative Agent and Mexican Collateral Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer, the Mexican Collateral Agent and the Borrower and such notice shall also be effective in respect of its role as collateral agent unless the Administrative Agent otherwise agrees in writing. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (other than during the continuation of an Event of Default under Section 8.01(a), (f) or (g)), which consent shall not be unreasonably withheld or delayed, to appoint a successor, which shall be a commercial bank organized under the laws of the United States (or any State thereof), in each case, having combined capital and surplus of at least $1,000,000,000, with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall by agreed by the Required Lenders) (the “AA Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, the Mexican Collateral Agent and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the AA Resignation Effective Date. Parties hereto acknowledge and agree that, for purposes of any right of pledge governed by Netherlands or Curaçao law, any resignation by the Administrative Agent is not effective with respect to its rights and obligations under the Parallel Debt until such rights and obligations are assumed by a successor Administrative Agent. The Administrative Agent will reasonably cooperate in assigning or transferring its rights and obligations under the Parallel Debt to any such successor Administrative Agent and will reasonably cooperate in transferring all rights under any Collateral Document governed by Netherlands or Curaçao law (as the case may be) to such successor Administrative Agent.

(b) With effect from the AA Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Mexican Collateral Agent or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the AA Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(c) Any resignation by DBAGNY as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender; provided that, any such resignation shall not become effective until (i) a successor L/C Issuer and Swing Line Lender has been appointed pursuant to the provisions below and (ii) the Outstanding Amount of the L/C Obligations has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer. If DBAGNY resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Unreimbursed Amounts pursuant to Section 2.03(c). If DBAGNY resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04. Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and/or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

(d) The Mexican Collateral Agent may at any time give notice of its resignation to the Lenders, the Administrative Agent, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (other than during the continuation of an Event of Default under Section 8.01(a), (f) or (g)) and the Administrative Agent, which consent shall not, in each case, be unreasonably withheld or delayed, to appoint a successor, which shall be a commercial bank organized under the laws of the United States of Mexico (or any State thereof), with an office in the United States of Mexico, or an Affiliate of any such bank with an office in the United States of Mexico. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Mexican Collateral Agent gives notice of its resignation (or such earlier day as shall by agreed by the Required Lenders), then the retiring Mexican Collateral Agent may (but shall not be obligated to) on behalf of the Lenders, the Administrative Agent and the L/C Issuer, appoint a successor Mexican Collateral Agent meeting the qualifications set forth above.

(e) The Mexican Collateral Agent’s resignation notice shall only take effect upon the appointment of a successor and only with effect from the appointment of a successor (the “MCA Resignation Effective Date”), the retiring Mexican Collateral Agent shall be discharged from its duties and obligations hereunder and under the other relevant Loan Documents. Upon the acceptance of a successor’s appointment as Mexican Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Mexican Collateral Agent (other than as provided in Section 3.01 and other than any rights to indemnity payments or other amounts owed to the retiring Mexican Collateral Agent as of the MCA Resignation Effective Date), and the retiring Mexican Collateral Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Mexican Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Mexican Collateral Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Mexican Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Mexican Collateral Agent was acting as Mexican Collateral Agent.

(i) DBAGNY hereby gives notice to the Lenders, the Administrative Agent, the L/C Issuer and the Borrower that at and as of the Effective Date, DBAGNY resigns as Mexican Collateral Agent under the Credit Agreement and the other Loan Documents (the “DBAGNY Mexican Resignation”) and appoints DB Mexico as successor Mexican Collateral Agent under the Credit Agreement and the other Loan Documents (“DB Mexico Appointment”). Each of the Lenders, the Administrative Agent, the L/C Issuer and the Borrower the Borrower hereby confirms that it consents to the DBAGNY Mexican Resignation and the DB Mexico Appointment. The parties hereto acknowledge and agree that the DBAGNY Mexican Resignation and the DB Mexico Appointment shall become effective as of the date on which DBAGNY receives notice from DB Mexico confirming DB Mexico’s acceptance of the DB Mexico Appointment (the “Effective Date”). The parties hereto acknowledge and agree that as from the Effective Date DBAGNY shall be discharged from its duties and obligations as Mexican Collateral Agent under the Credit Agreement and the other Loan Documents (it being understood and agreed that the provisions of this Article IX and Sections 10.04 and 10.05 shall inure to the benefit of the DBAGNY as to any actions taken or omitted to be taken by it while it was Mexican Collateral Agent). Nothing herein shall be deemed to prejudice any rights which DBAGNY may have as Mexican Collateral Agent under this Section IX.

Section 9.07 Non-Reliance on Agents and Other Lenders.

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon any Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Mexican Collateral Agent a Lender or the L/C Issuer hereunder.

Section 9.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h), 2.03(i), 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(c) and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 9.10 Collateral and Guaranty Matters.

Each of the Lenders (including in its capacities as a potential secured counterparty to a Secured Hedge Agreement) and the L/C Issuer irrevocably agrees:

(a) that any Lien on any property granted to or held by the Administrative Agent or the Mexican Collateral Agent under any Loan Document shall be automatically released (i) upon Payment in Full, (ii) at the time the property subject to such Lien is Disposed or to be Disposed as part of or in connection with any Disposition permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Restricted Subsidiaries that are Guarantors, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor (or if the equity interest of a Guarantor are the subject of such Disposition), upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 9.10(c) below or (v) with respect to any asset that is or becomes an Excluded Asset;

(b) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Mexican Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted to be senior to the Liens securing the Secured Obligations pursuant to Section 7.01(b), (u), (w), (aa) and (bb) and (ii); and

(c) that any Subsidiary Guarantor (and the pledge of any equity interests in such Guarantor) shall be automatically released from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by the Administrative Agent or the Mexican Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or, as applicable, the Mexican Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent or, as applicable, the Mexican Collateral Agent will, upon the Borrower’s request and at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

None of the Administrative Agent or the Collateral Agent shall be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s or, as applicable, the Mexican Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower or any of their Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent or the Mexican Collateral Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11 Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or Collateral Document, no Hedge Bank that obtains the benefits of Section 9.10, any Guaranty or any Collateral by virtue of the provisions hereof or any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Section 9.11 to the contrary, none of the Administrative Agent or, as applicable, the Mexican Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements unless the Administrative Agent or, as applicable, the Mexican Collateral Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent or, as applicable, the Mexican Collateral Agent may request, from the applicable Hedge Bank.

Section 9.12 Withholding Tax.

To the extent required by any applicable Laws (including for this purpose, pursuant to any agreements entered into with a Governmental Authority), the Agents may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that an Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall indemnify and hold harmless the Agent (to the extent that the Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including any interest, additions to Tax or penalties thereto, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the L/C Issuer by the Administrative Agent or, as applicable, the Mexican Collateral Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer shall provide such certificate, document or other information that is required by Law or requested by the relevant Agent as is necessary for such Agent to determine the amount of any applicable withholding (or exemption) or to comply with any applicable information reporting requirements and hereby authorizes each Agent to set off and apply any and all amounts at any time owing to such Lender or L/C Issuer under this Agreement or any other Loan Document against any amount due to such Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent or, as applicable, the Mexican Collateral Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.13 Intercreditor Agreements.

Each of the Administrative Agent and the Mexican Collateral Agent is authorized to enter into any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, and extensions, restructuring, renewals, replacements of, such agreements in connection with the incurrence by any Loan Party of any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the

Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Loan Documents)), and the Lenders acknowledge that any Intercreditor Agreement will be binding upon them. Each Lender hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and hereby authorizes and instructs each of the Administrative Agent and the Mexican Collateral Agent to enter into, if applicable, any Intercreditor Agreement (and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, such agreements in connection with the incurrence by any Loan Party of any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, in order to permit such Indebtedness to be secured by a valid, perfected Lien (with such priority as may be designated by the Borrower or relevant Restricted Subsidiary, to the extent such priority is permitted by the Loan Documents)), and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. The foregoing provisions are intended as an inducement to any potential provider of any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt to extend credit to the Borrower and such Persons are intended third-party beneficiaries of such provisions.

Section 9.14 Survival.

This Article IX shall survive the payment in full of the Obligations.

Section 9.15 Indemnification.

The Lenders agree to indemnify each Agent and the Arranger in its capacity as such (to the extent not reimbursed by any Loan Party and without limiting the obligation of the Loan Parties to do so), each in an amount equal to its Pro Rata Share (based on its applicable outstanding Loans in effect on the date on which indemnification is sought under this Section 9.15 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and the Loans and Obligations shall have been paid in full, ratably in accordance with such outstanding Loans and Commitments as in effect immediately prior to such date)) thereof, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent or Arranger in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent or Arranger under or in connection with any of the foregoing (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF ANY AGENT OR RELATED PERSON); provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent’s or Arranger’s gross negligence or willful misconduct. The agreements in this Section 9.15 shall survive the payment of the Loans and all other amounts payable hereunder.

ARTICLE X

MISCELLANEOUS

Section 10.01 Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent or the Mexican Collateral Agent, as applicable, with the consent of the Required Lenders) (other than with respect to any amendment or waiver contemplated in Sections 10.01(a) through (h) below, which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender holding such Commitment (it being understood that a waiver of any condition precedent set forth in Section 4.01 or 4.02, or the waiver (or amendment to the terms) of any Default, Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such an extension or increase);

(b) postpone any date scheduled for, or reduce the amount of, any payment of principal (including final maturity), interest or fees under Section 2.07, 2.08 or 2.09, respectively, without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver (or amendment to the terms) of any mandatory prepayment of the Loans or any obligation of the Borrower to pay interest at the Default Rate, any Default or Event of Default, mandatory prepayment or mandatory reduction of any Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definitions of “Consolidated Total Net Leverage Ratio” or the component definitions thereof shall not constitute a postponement of such scheduled payment);

(c) reduce or forgive the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document (or extend the timing of payments of such fees or other amounts) without the written consent of each Lender directly and adversely affected thereby (it being understood that (i) the waiver of (or amendment to the terms of) any obligation of the Borrower to pay interest at the Default Rate, any mandatory prepayment of the Loans or mandatory reduction of any Commitments or any Default or Event of Default shall not constitute such a reduction and it further being understood that (ii) any change to the definitions of “Consolidated Total Net Leverage Ratio” or the component definitions thereof shall not constitute a reduction or forgiveness in any rate of interest);

(d) change any provision of Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in any manner that would alter the pro rata sharing of payments or other amounts required thereby, without the written consent of each Lender directly and adversely affected thereby; provided that modifications to Section 2.12(a), 2.13 or 8.03 or the definition of “Pro Rata Share” in connection with (x) any buy back of Term Loans by Holdings pursuant to Section 10.07(l), (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

(e) change any provision of (i) this Section 10.01 or (ii) the definition of “Required Revolving Credit Lenders”, “Required Lenders”, “Required Class Lenders” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender directly and adversely affected thereby (it being understood that, with the consent of the Required Lenders or Required Revolving Lenders, as applicable (if such consent is otherwise required) or the Administrative Agent or the Mexican Collateral Agent, as applicable (if the consent of the Required Lenders or Required Revolving Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or Required Revolving Lenders, as applicable, on substantially the same basis as the Term Commitments or Revolving Credit Commitments, as applicable);

(f) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(g) other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or substantially all of the Guarantors, without the written consent of each Lender; or

(h) amend, modify or waive any provision relating to the application of any voluntary or mandatory prepayment or commitment reduction that results in a given Class being allocated a lesser prepayment, repayment or commitment reduction than such Class would otherwise have been entitled to in the absence of such amendment, modification or waiver, without the consent of the Required Class Lenders for such affected Class (it being understood, however, that the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Classes, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered);

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, adversely affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by a Swing Line Lender in addition to the Lenders required above, adversely affect the rights or duties of such Swing Line Lender under this Agreement; provided, however, that this Agreement may be amended to adjust the borrowing mechanics related to Swing Line Loans with only the written consent of the Administrative Agent, the applicable Swing Line Lenders and the Borrower so long as the obligations of the Revolving Credit Lenders and, if applicable, the other Swing Line Lenders are not affected thereby; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Mexican Collateral Agent in addition to the Lenders required above, adversely affect the rights or duties of, or any fees or other amounts payable to, the Mexican Collateral Agent under this Agreement or any other Loan Document; (v) only the consent of the parties to the Fee Letter shall be required to amend, modify or supplement the terms thereof; (vi) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (vii) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15, or 2.16, as applicable) or to effect any amendment expressly contemplated by Section 7.12 and (y) in connection with an amendment that addresses solely a re-pricing transaction (including any amendments to Section 2.09(d) and related provisions) in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower All-In Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Commitment or any Permitted First Priority Refinancing Debt or any Permitted Junior Priority Refinancing Debt, for the purpose of adding the holders of such Indebtedness (or their Senior Representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto, in each case as contemplated by the terms of such Intercreditor Agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Mexican Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Mexican Collateral Agent, as applicable.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans, Revolving Credit Loans, Swing Line Loans and L/C Obligations and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, guarantees, collateral security documents and related documents executed by the Loan Parties or the Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel or (ii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in Section 10.01, if at any time after the Closing Date, the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

Section 10.02 Notices and Other Communications; Facsimile Copies.

(a) Notices; Effectiveness; Electronic Communications.

(i) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(a)(ii)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A) if to the Borrower, the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(B) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Section 10.02(a)(ii) shall be effective as provided in such Section 10.02(a)(ii).

(ii) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Mexican Collateral Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(b) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS

FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’ or the Administrative Agent’s transmission of the Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith, material breach or willful misconduct of such Agent Party (or its representatives); provided, however, that in no event shall any Person have any liability to any other Person hereunder for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that nothing in this sentence shall limit any Loan Party’s indemnification obligations set forth herein.

(c) Change of Address, Etc. The Borrower, the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify each of the Administrative Agent and the Mexican Collateral Agent from time to time to ensure that the Administrative Agent and the Mexican Collateral Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to the Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d) Reliance by Administrative Agent, Mexican Collateral Agent, L/C Issuer and Lenders. The Administrative Agent, the Mexican Collateral Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03 No Waiver; Cumulative Remedies.

No failure by any Lender, the L/C Issuer, the Administrative Agent or the Mexican Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Section 10.04 Attorney Costs and Expenses.

The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Mexican Collateral Agent, the Arranger the Bookrunner, the Swing Line Lender and their respective Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, which shall be limited to one primary counsel and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel in each applicable specialty and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant Jurisdiction or specialty to each group of similarly affected parties (in each case, which counsel shall have been retained with the consent of the Borrower (such consent not to be unreasonably withheld, delayed or conditioned) and (b) to pay or reimburse the Administrative Agent, the Mexican Collateral Agent, the L/C Issuers and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs, which shall be limited to (1) Attorney Costs of one counsel to the Administrative Agent, the Mexican Collateral Agent, the Swing Line Lender and the Arranger (taken as a whole) and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel in each applicable specialty and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant Jurisdiction or specialty to each group of similarly affected parties) and (2) Attorney Costs of one counsel to the Required Lenders (taken as a whole) and, if reasonably necessary, one local counsel in each relevant jurisdiction and one specialty counsel in each applicable specialty and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant Jurisdiction or specialty to each group of similarly affected parties); provided, however, that the Borrower will not be required to pay the fees and expenses of third party advisors to the Administrative Agent, the Mexican Collateral Agent, the L/C Issuers and the Lenders retained without the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood and agreed that this proviso shall not apply to (i) Attorney Costs incurred at any time and (ii) fees and expenses of third party advisors not constituting Attorney Costs incurred at any time that an Event of Default has occurred and is continuing, which fees and expenses shall, in both cases, be required to be paid by the Borrower without restriction). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within 30 days following receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail; provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrower within three Business Days of the Closing Date. If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05 Indemnification by the Borrower.

The Borrower shall indemnify and hold harmless each Agent, Agent-Related Person, Lender, Arranger and Bookrunner and their respective controlled Affiliates and controlling Persons, and their respective officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing and their respective successors (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction, and one specialty counsel for all Indemnitees taken as a whole in each applicable specialty and solely in the case of an actual or perceived conflict of interest, one additional counsel in each relevant jurisdiction or specialty to each group of similarly affected Indemnitees), joint or several, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, or (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability of the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrower or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from (w) the gross negligence, bad faith or willful misconduct of such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its controlled Affiliates or their respective directors, officers, employees, partners, advisors or other representatives, as determined by a final non-appealable judgment of a court of competent jurisdiction or (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of Holdings, the Borrower or any of their Affiliates. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, in each case, except to the extent any such damages are found in a final non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of, or material breach of this Agreement or the other Loan Documents by, such Indemnitee (or its officers, directors, employees or Affiliates), nor shall any Indemnitee, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); it being agreed that this sentence shall not limit the indemnification obligations of the Borrower or any Subsidiary (including, in the case of any Loan Party, in respect of any such damages incurred or paid by an Indemnitee to a third party and for any out-of-pocket expenses). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. By accepting the benefits hereof, each Indemnitee agrees to refund and return any and all amounts paid by the Borrower to such Indemnitee to the extent items in clauses (w) through (y) above occur. All amounts due under this Section 10.05 shall be paid within 10 days after written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

To the extent that the Borrower for any reason fail to pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Mexican Collateral Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Mexican Collateral Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) the Mexican Collateral Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Mexican Collateral Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(e).

Section 10.06 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent or, as applicable, the Mexican Collateral Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent or, as applicable, the Mexican Collateral Agent plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the Payment in Full.

Section 10.07 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (such Assignee, an “Eligible Assignee”) and in the case of any Assignee that is Holdings, Section 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person or (iii) an Equity Investor or an Affiliate of an Equity Investor, or (iii) Holdings, the Borrower or any of their respective Subsidiaries (except (A) in the case of an assignment of all or a portion of the Initial Term Loans pursuant to Section 10.07(k) or (B) in the case of an assignment of Loans to Holdings pursuant to Section 10.07(l)). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 10.07(b)(ii) below, any Lender may at any time assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (i) an assignment of all or a portion of the Term Loans to a Lender or to an Affiliate of a Lender or an Approved Fund thereof, (ii) an assignment of all or a portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, (iii) an assignment of all or a portion of the Initial Term Loans assigned pursuant to Section 10.07(k) (iv) after the occurrence and during the continuance of an Event of Default under Section 8.01(a), Section 8.01(f), or Section 8.01(g) to any Assignee or (v) an assignment of all or a portion of the Initial Term Loans before the Syndication Date (subject to the Lead Arrangers obligations to consult with the Borrower); provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) of all or any portion of any Revolving Credit Commitments or Revolving Credit Exposure to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or any Approved Fund thereof, (iii) from an Agent to its Affiliates or (iv) of all or a portion of the Term Loans assigned or purchased pursuant to Section 10.07(k) or Section 10.07(l) or (v) an assignment of all or a portion of the Initial Term Loans before the Syndication Date;

(C) each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent; and

(D) the Swing Line Lenders; provided that no consent of a Swing Line Lender shall be required for any assignment not related to Revolving Credit Commitments or Revolving Credit Exposure or any assignment to an Agent or an Affiliate of an Agent.

Notwithstanding the foregoing or anything to the contrary set forth herein, to the extent any Lender is required to assign any portion of its Commitments, Loans and other rights, duties and obligations hereunder in order to comply with applicable Laws, such assignment may be made by such Lender without the consent of the Borrower, the Administrative Agent, any L/C Issuer, any Swing Line Lender or any other party hereto so long as such Lender complies with the requirements of Section 10.07(b)(ii) and provides prior written notice to the Administrative Agent.

(ii) Assignments (except in the case of an assignment by a Real Shareholder pursuant to Section 10.07(k)) shall be subject to the following additional conditions:

(A) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 (in the case of each Revolving Credit Loan), $1,000,000 (in the case of a Term Loan), and shall be in increments of an amount of $2,500,000 (in the case of each Revolving Credit Loan) or $500,000 (in the case of Term Loans), in excess thereof unless each of the Borrower and the Administrative Agent otherwise consents; provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two or more Approved Funds;

(C) other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) the Assignee shall execute and deliver to the Administrative Agent and the Borrower the forms described in Sections 3.01(d) and 3.01(e) applicable to it.

This Section 10.07(b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.07(c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption, each Real Shareholder Assignment and Assumption delivered to it, and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and the amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Agent and any Lender (with respect to itself), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e) Any Lender may at any time, sell participations to any Person (other than a natural person, a Defaulting Lender, an Equity Investor, an Affiliate of an Equity Investor, Holdings, the Borrower or any of their respective Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such

Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (h) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f) and a Participant’s compliance with Section 3.01(f) and (g), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) (it being understood that the documentation required under Section 3.01(f) and (g) shall be delivered to the participating Lender)). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or part of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless such entitlement to a greater payment results from a change in any Law after the sale of the participation takes place.

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Section), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Borrower (not to be unreasonably withheld, conditioned or delayed; for the avoidance of doubt, the

Borrower shall have reasonable basis for withholding consent if an exercise by SPC immediately after the grant would result in materially increased indemnification obligation to the Borrower at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any L/C Issuer or Swing Line Lender may, upon 30 days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable. In the event of any such resignation of an L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above. If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans, Eurocurrency Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k) Any Real Shareholder may, at any time, without any consent, assign all or a portion of its rights and obligations with respect to the Unfunded Initial Term Loans under this Agreement to another Real Shareholder (and for purposes of clarity, a merger of the Real Shareholder with or into another entity shall not be deemed to be an assignment of Unfunded Initial Term Loans), in each case subject to the following limitations:

(i) the assignor Real Shareholder and the assignee Real Shareholder shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (a “Real Shareholder Assignment and Assumption”); and

(ii) the Real Shareholders (A) will not receive information provided solely to Lenders by the Administrative Agent or any Lender, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II, (B) will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent, (C) will not receive advice of counsel to the Administrative Agent and the Lenders, or (D) shall not have any right to challenge the Administrative Agent’s or any other Lender’s attorney-client privilege; provided, however, that such limitations relating to the Real Shareholders shall not apply at any time that no Real Shareholder, directly or indirectly, holds any beneficial ownership in the Equity Interests of the Borrower.

(l) Any Lender may, so long as no Default or Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to Holdings through (x) Dutch auctions open to all Lenders on a pro rata basis in accordance with procedures of the type described in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis, in each case subject to the following:

(i) upon such assignment, transfer or contribution, Holdings shall automatically be deemed to have contributed the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the capital of Borrower as common equity; and

(ii) purchases of Term Loans pursuant to this Section 10.07(l) may not be indirectly funded with the proceeds of Revolving Credit Loans or Swing Line Loans.

Each Lender participating in any assignment to Holdings acknowledges and agrees that in connection with such assignment, (1) Holdings then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on Holdings, the Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of Holdings, the Borrower or their respective Subsidiaries, the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against Holdings, the Borrower and their respective Subsidiaries, the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(m) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, or subject to Section 10.07(n), any plan of reorganization pursuant to the U.S. Bankruptcy Code or any other debtor relief Laws, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Real Shareholder shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and:

(A) all Unfunded Initial Term Loans held by any Real Shareholders shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders have taken any actions; and

(B) all Unfunded Initial Term Loans held by any Real Shareholders shall be deemed to be not outstanding for all purposes of calculating whether all Lenders have taken any action unless the action in question affects such Real Shareholder in a disproportionately adverse manner than its effect on other Lenders.

Notwithstanding the foregoing, such restrictions shall not be applicable to the Real Shareholder at any time that no Real Shareholders, directly or indirectly, holds any beneficial ownership in the Equity Interests of the Borrower.

(n) Additionally, the Loan Parties and Real Shareholders hereby agree that if a case under Title 11 of the United States Code is commenced against any Loan Party, such Loan Party shall seek (and the Real Shareholders shall consent) to provide that the vote of the Real Shareholders with respect to any plan of reorganization of such Loan Party shall be counted in the same proportion as all other Lenders except that Real Shareholders’ vote may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by the Real Shareholders in a manner that is less favorable in any material respect to the Real Shareholders than the proposed treatment of similar Obligations held by Lenders that are not Real Shareholders or would deprive the Real Shareholders of their Pro Rata Share of any payments to which all Lenders are entitled. The Real Shareholders hereby irrevocably appoint the Administrative Agent (such appointment being coupled with an interest) as the Real Shareholders’ attorney-in-fact, with full authority in the place and stead of the Real Shareholders and in the name of the Real Shareholders, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this Section 10.07(n).

(o) Assignment of Loans or L/C Obligation with respect to the Borrower to any Person shall at all times exceed €100,000 (or its equivalent in another currency) or such other amount as a result of which such Person qualifies as a PMP, unless such Person already qualifies as a PMP under this agreement pursuant to Section 2.02 (i).

(p) The aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by, or contributed to (in each case, and subsequently cancelled hereunder), Holdings pursuant to Section 10.07(l) and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.07(a) shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased or contributed (and subsequently cancelled).

(q) Any purchase of Term Loans pursuant to Section 10.07(l) shall not constitute voluntary or mandatory payment or prepayment under this Agreement.

Section 10.08 Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates (other than Excluded Affiliates) and its and its Affiliates’ managers, administrators, directors, officers, employees, trustees, partners, investors, investment advisors and agents, including accountants, independent auditors, legal counsel and other advisors on a “need to know basis” (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential); (b) to the extent required or requested by any Governmental Authority or self regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the Administrative Agent or such Lender, as applicable, agrees that, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority exercising examination or regulatory authority, it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or any legal, judicial or administrative proceeding or similar legal process, provided that the Administrative Agent or such Lender, as applicable, agrees that it will notify the Borrower as soon as practicable in the event of any such disclosure by such Person (other than at the request of a regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to (i) any pledgee referred to in Section 10.07(g), (ii) any direct or indirect contractual counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in any of its rights or obligations under this Agreement; or (iii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and their obligations, this Agreement or payments hereunder (other than any Person whom the Borrower has affirmatively denied to provide consent to assignment in accordance with Section 10.07(b)(i)(A)); (f) with the prior written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to you the Equity Investors or your respective Affiliates or becomes available to the Administrative Agent, any Arranger, any Lender, the L/C Issuer or any of their respective Affiliates on a non-confidential basis from a source other than a Loan Party or any Equity Investor or their respective related parties (so long as such source is not known (after due inquiry) to the Administrative Agent, such Arranger, such Lender, the L/C Issuer or any of their respective Affiliates to be bound by confidentiality obligations to any Loan Party, the Equity Investors or your respective Affiliates); (h) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; or (i) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of its rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party, its Affiliates or its Affiliates’ directors, officers, employees, trustees, investment advisors or agents, other than any such information that is publicly available to any Agent, any L/C Issuer or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08 or any other confidentiality obligation owed to any Loan Party or their Affiliates.

Section 10.09 Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent or, as applicable, the Mexican Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Mexican Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates, the Administrative Agent or the Mexican Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Mexican Collateral Agent, the L/C Issuers, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent and the Mexican Collateral Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Borrower and the Administrative Agent and the Mexican Collateral Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Mexican Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Mexican Collateral Agent and such Lender may have at Law.

Section 10.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11 Counterparts.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile or other electronic transmission be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile or other electronic transmission.

Section 10.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20, in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, the Mexican Collateral Agent and each Lender, regardless of any investigation made by the Administrative Agent, the Mexican Collateral Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent, the Mexican Collateral Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided, that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by debtor relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15 GOVERNING LAW.

(a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (EXCEPT AS EXPRESSLY SET FORTH IN ANY SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN), OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE

JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH LOAN PARTY, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY AND UNCONDITIONALLY (A) RENOUNCES THE BENEFIT OF ANY OTHER JURISDICTIONS AVAILABLE TO THE PARTIES UNDER APPLICABLE LAW, AND (B) WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO ANY COLLATERAL DOCUMENT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE THEREIN) IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE) IN SECTION 10.02, WHICH SHALL BE MADE IN THE MANNER PROVIDED FOR THEREIN. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY HERETO AGREES THAT THE AGENTS AND THE LENDERS RETAIN THE RIGHT TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

(c) Each Guarantor incorporated under Mexican law shall appoint Playa Management USA, LLC (the “Process Agent”) (or any successor thereto, as the case may be) as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents that may be served in any such action or proceeding arising out of or relating to this Agreement or any other Loan Document. Such service may be made by mailing or delivering a copy of such process to such Guarantor in care of the Process Agent (or any successor thereto, as the case may be) at such Process Agent’s address at 3950 University Drive, Suite 301, Fairfax, Virginia 22030. As long as this Agreement remains in force and any obligation pursuant hereto remains outstanding the relevant Guarantor shall maintain a duly appointed agent, for the receipt of service within the United States of America and shall notify the Administrative Agent, the Mexican Collateral Agent and each Lender of the name and address thereof.

Section 10.16 WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17 Binding Effect.

This Agreement shall become effective when it shall have been executed and delivered by the Loan Parties and each other party hereto and the Administrative Agent shall have been notified by each Lender, the Swing Line Lenders and L/C Issuer that each such Lender, Swing Line Lender and L/C Issuer has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18 USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA Patriot Act and is effective as to the Lenders and the Administrative Agent.

Section 10.19 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20 Intercreditor Agreements.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements as Administrative Agent and on behalf of such Lender. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control.

Section 10.21 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.22 Waiver of Sovereign Immunity.

Each Loan Party that is incorporated outside the United States, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Loan Party or its respective Subsidiaries or any of its or its respective Subsidiaries’ properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Loans or any Loan Document or any other liability or obligation of such Loan Party or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Loan Documents, including, without limitation, immunity from suit, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Loan Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, each Loan Party further agrees that the waivers set forth in this Section 10.22 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 10.23 Parallel Debt

(a) Notwithstanding any other provision of any Loan Document, each Loan Party, by way of an independent payment obligation, hereby irrevocably and unconditionally undertakes to pay to the Administrative Agent, as creditor in its own right and not as representative of the other Secured Parties, sums equal to the aggregate amount payable by such Loan Party in respect of its Corresponding Obligations as they may exist from time to time as and to the extent its Corresponding Obligations fall due for payment or would have fallen due but for any discharge from failure of another Secured Party to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve its entitlement to be paid that amount. The payment undertaking of each Loan Party under this Section 10.23(a) is to be referred to as its “Parallel Debt”.

(b) The Parallel Debt will be payable in the currency or currencies of the Corresponding Obligations and will become due and payable as and when and to the extent one or more of the Corresponding Obligations become due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any notice being required.

(c) Each Loan Party and the Administrative Agent acknowledge that the obligations of each Loan Party under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the Corresponding Obligations nor shall the amounts for which each Loan Party is liable under paragraph (a) be limited or affected in any way by its Corresponding Obligations provided that: (x) the Administrative Agent shall not demand payment with regard to the Parallel Debt of each Loan Party to the extent that such Loan Party’s Corresponding Obligations have been irrevocably paid or (in the case of guarantee obligations) discharged and (y) the Administrative Agent shall not demand payment with regard to the Corresponding Obligations of each Loan Party to the extent that such Loan Party’s Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged. The amount which may become payable by the Loan Parties as the Parallel Debt shall never exceed the total of the amounts which are payable under or in connection with the Corresponding Obligations.

(d) The Administrative Agent acts in its own name and not as trustee and it shall have its own independent right to demand payment of the amounts payable by each Loan Party under this Section 10.23, irrespective of any discharge of such Loan Party’s obligation to pay those amounts to the other Secured Parties resulting from failure by them to take appropriate steps, in insolvency proceedings affecting that Loan Party, to preserve their entitlement to be paid those amounts.

(e) Any amount due and payable by a Loan Party to the Administrative Agent under this Section 10.23 shall be decreased to the extent that the other Secured Parties have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Loan Documents and any amount due and payable by a Loan Party to the other Secured Parties under those provisions shall be decreased to the extent that the Administrative Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 10.23.

(f) The rights of the Secured Parties (other than the Administrative Agent) to receive payment of amounts payable by each Loan Party under the Loan Documents are several and are separate and independent from, and without prejudice to, the rights of the Administrative Agent to receive payment under this Section 10.23.

(g) Without limiting or affecting the Administrative Agent’s rights against the Loan Parties (whether under this Section 10.23 or under any other provision of the Loan Documents), each Loan Party acknowledges that: (x) nothing in this Section 10.23 shall impose any obligation on the

Administrative Agent to advance any sum to any Loan Party or otherwise under any Loan Document, except in its capacity as lender thereunder and (y) for the purpose of any vote taken under any Loan Document, the Administrative Agent shall not be regarded as having any participation or commitment other than those which it has in its capacity as a lender.

Section 10.24 Representation of Dutch Loan Party.

If, in respect of any Loan Party incorporated under the laws of the Netherlands, this Agreement or any other Loan Document is signed or executed by another person acting on behalf of such Loan Party pursuant to a power of attorney executed and delivered by such Loan Party, it is hereby expressly acknowledged and accepted by the other parties to this Agreement or any other Loan Document that the existence and extent of such person’s authority and the effects of such person’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

ARTICLE XI

GUARANTEE

Section 11.01 The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety to each Secured Party and their respective permitted successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) the U.S. Bankruptcy Code after any bankruptcy or insolvency petition under the U.S. Bankruptcy Code and (ii) any other debtor relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Secured Hedge Agreement, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations consisting of obligations of any Loan Party arising under any Secured Hedge Agreement shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal. Notwithstanding any provision hereof or in any other Loan Document to the contrary, in the event that any Guarantor is not an “eligible contract participant” as such term is defined in Section 1(a)(18) of the Commodity Exchange Act, as amended at the time (i) any transaction is entered into under a Secured Hedge Agreement or (ii) such Guarantor becomes a Guarantor hereunder, the Guaranteed Obligations of such Guarantor shall not include (x) in the case of clause (i) above, such transaction and (y) in the case of clause (ii) above, any transactions under Secured Hedge Agreement as of such date.

For purposes of this Section, the Guarantors irrevocably waive any order, excussio, and division benefits they may have under any applicable jurisdiction.

Section 11.02 Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for Payment in Full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or fees thereon);

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, an L/C Issuer or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected;

(v) the release of any other Guarantor pursuant to Section 11.09; or

(vi) take any other action which would, under applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this Guaranty.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination.

Each Guarantor hereby agrees that until Payment in Full it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

Section 11.05 Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06 Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under

Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10, but before giving effect to any other guarantee (including any guarantee of the Senior Notes)) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding. In addition, in the event that any applicable Law (including, without limitation, any Law (i) limiting or restricting the giving of financial assistance by way of guarantee, (ii) relating to fraudulent conveyance or fraudulent transfer or (iii) enforcing currency controls in any jurisdiction) limits the amount of financial assistance that a Guarantor is permitted to provide in favor of another Loan Party, such Guarantor’s liability under this Credit Agreement in respect of the Obligations of such Guarantor shall be limited to the maximum amount permitted under such applicable law; provided further that the application of such limitation in any specific case (in respect of the Obligations of any Loan Party) shall not restrict or limit the ability of the Secured Party to claim in full all amounts due under this Credit Agreement in respect of the Obligations of any other Loan Party where there is no Law which limits the amount of financial assistance that a Guarantor is permitted to provide in favor of such other Loan Party, or where there is an applicable exception to any limitation on the amount of financial assistance which a Guarantor is permitted to provide in favor of such other Loan Party.

Section 11.09 Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) all or substantially all of the Equity Interests of any Subsidiary Guarantor (other than the Company) are sold or otherwise transferred to a Person or Persons none of which is a Loan Party in a transaction permitted hereunder or (ii) any Subsidiary Guarantor ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary (any such Subsidiary Guarantor, and any Subsidiary Guarantor referred to in clause (i), a “Transferred Guarantor”), such Transferred Guarantor shall, upon the consummation of such sale or transfer or other transaction, be automatically released from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of the Collateral Documents; provided, however, that the release of any Subsidiary Guarantor from its obligations under this Agreement if such Subsidiary Guarantor becomes an Excluded Subsidiary of the type described in clause (a) of the definition thereof shall only be permitted if at the time such Guarantor becomes an Excluded Subsidiary of such type (1) no Default or Event of Default shall have occurred and be outstanding, (2) after giving pro forma effect to such release and the consummation of the transaction that causes such Person to be an Excluded Subsidiary of such type, the Borrower is deemed to have made a new Investment in such Person for purposes of Section 7.02 (as if such Person were then newly acquired) and such Investment is permitted pursuant to Section 7.02 (other than Section 7.02(f)) at such time and (3) a Responsible Officer of the Borrower certifies to the Administrative Agent compliance with preceding clauses (1) and (2); provided, further, that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of the Senior Notes, any Permitted First Priority Refinancing Debt, any Permitted Junior Priority Refinancing Debt, any Permitted Unsecured Refinancing Debt, any Junior Financing or any Permitted Refinancing in respect of any of the foregoing.

Upon Payment in Full, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.10 Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the L/C Issuer, the Swing Line Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

Section 11.11 Independent Obligation

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other guarantor, any other party or the Borrower and whether or not any other guarantor, any other party or the Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to the Guarantors.

Section 11.12 Holdings’ limited recourse Guaranty

Notwithstanding any other provision of this Agreement, the recourse of the Administrative Agent and the other Secured Parties to Holdings under the Loan Documents shall be limited to the Holdings’ Recourse Property. No assets of Holdings other than the Holdings’ Recourse Property shall be available to satisfy any liability of Holdings arising under the Loan Documents, whether under this Section 11, the Borrower Equity Pledge, Holdings’ undertakings set forth in Section 7.14 or otherwise. The rights of the Secured Parties to satisfy the Guaranteed Obligations shall be limited to the foreclosure of (and all other rights and remedies relating to the foreclosure of) the Lien created pursuant to the Borrower Equity Pledge and, at any time prior to the consummation of the Acquisition, the cash proceeds of the Hyatt Financing and the Secured Parties shall have no right to proceed directly against Holdings for the satisfaction of any Guaranteed Obligation, for any deficiency remaining from the foreclosure of the Lien created by the Borrower Equity Pledge or, if applicable, for any deficiency remaining after the application of the cash proceeds of the Hyatt Financing (or any portion of any of the foregoing).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAYA HOTELS & RESORTS B.V., as Holdings

By:	/s/ Bruce D. Wardinski
	Name:	Bruce D. Wardinski
Title:

By:
Name:
Title:

[Signature Page to Project Wahoo Credit Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PLAYA HOTELS & RESORTS B.V., as Holdings

By:
Name:
Title:

By:	/s/ J.E. Hardeveld
	Name:	J.E. Hardeveld
	Title:	Managing director

[Signature Page to Project Wahoo Credit Agreement]

PLAYA RESORTS HOLDING B.V., as Borrower

By:	/s/ Bruce D. Wardinski
	Name:	Bruce D. Wardinski
Title:

By:
Name:
Title:

[Signature Page to Project Wahoo Credit Agreement]

PLAYA RESORTS HOLDING B.V., as Borrower

By:
Name:
Title:

By:	/s/ J.E. Hardeveld
	Name:	J.E. Hardeveld
	Title:	Managing director

[Signature Page to Project Wahoo Credit Agreement]

Each of the following Subsidiary Guarantors:

PLAYA H&R HOLDINGS B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

Name:
Title:

[Signature Page to Project Wahoo Credit Agreement]

Each of the following Subsidiary Guarantors:

PLAYA H&R HOLDINGS B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ J.E. Hardeveld
Name:	J.E. Hardeveld
Title:	Managing director

[Signature Page to Project Wahoo Credit Agreement]

HOTEL GRAN PORTO REAL B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director

/s/ Bruce D. Wardinski
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Porto Real B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Porto Real B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL GRAN PORTO REAL B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Porto Real B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Porto Real B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL ROYAL CANCUN B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director

/s/ Bruce D. Wardinski
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Cancun B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Cancun B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL ROYAL CANCUN B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Cancun B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Cancun B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL GRAN CARIBE REAL B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director

/s/ Bruce D. Wardinski
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Caribe Real B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Caribe Real B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL GRAN CARIBE REAL B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Caribe Real B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Gran Caribe Real B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL ROYAL PLAYA DEL CARMEN B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director

/s/ Bruce D. Wardinski
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Playa del Carmen B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Playa del Carmen B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

HOTEL ROYAL PLAYA DEL CARMEN B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Playa del Carmen B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Hotel Royal Playa del Carmen B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA RIVIERA MAYA B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Bruce D. Wardinski
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Riviera Maya B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Riviera Maya B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA RIVIERA MAYA B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Riviera Maya B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Riviera Maya B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA CABOS B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Bruce D. Wardinski
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cabos B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cabos B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA CABOS B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cabos B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cabos B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA ROMANA B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Bruce D. Wardinski
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA ROMANA B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA PUNTA CANA HOLDING B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Bruce D. Wardinski
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Punta Cana Holding B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Punta Cana Holding B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA PUNTA CANA HOLDING B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Punta Cana Holding B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Punta Cana Holding B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA ROMANA MAR B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Bruce D. Wardinski
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana Mar B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana Mar B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA ROMANA MAR B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana Mar B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Romana Mar B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

PLAYA CANA B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Bruce D. Wardinski
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cana B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cana B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director A

[Signature Page to Project Wahoo Credit Agreement]

PLAYA CANA B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cana B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Portfolio Holding B.V., acting in its capacity as Managing Director B of Playa Cana B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director A

[Signature Page to Project Wahoo Credit Agreement]

ROSE HALL JAMAICA RESORT B.V.:

/s/ Bruce D. Wardinski
Name:	Bruce D. Wardinski
Title:	Managing Director

/s/ Bruce D. Wardinski
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Rose Hall Jamaica Resort B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Rose Hall Jamaica Resort B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

ROSE HALL JAMAICA RESORT B.V.:

Name:	Bruce D. Wardinski
Title:	Managing Director

Playa Resorts Holding B.V., acting in its capacity as Managing Director of Rose Hall Jamaica Resort B.V.
Name:	Bruce D. Wardinski
Title:	Managing Director A

/s/ Jurjen Edward Hardeveld
Playa Resorts Holding B.V., acting in its capacity as Managing Director of Rose Hall Jamaica Resort B.V.
Name:	Jurjen Edward Hardeveld
Title:	Managing Director B

[Signature Page to Project Wahoo Credit Agreement]

GRUPO CORPORATIVO DE PACHUCA, S.A. DE C.V., as a Lender:

/s/ Laura Jose Alonzo Escalante
Name:	Laura Jose Alonzo Escalante
Title:	Legal Representative

/s/ Francisco Javier Garcia Zalvidea
Name:	Francisco Javier Garcia Zalvidea
Title:	Legal Representative

[Signature Page to Project Wahoo Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Mexican Collateral Agent, L/C Issuer, Swing Line Lender and Lender

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ James Rolisa
	Name:	James Rolisa
	Title:	Managing Director

[Signature Page to Project Wahoo Credit Agreement]

DEUTSCHE BANK SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Christopher Blum
	Name:	Christopher Blum
	Title:	Managing Director

By:	/s/ Scott Sartorius
	Name:	Scott Sartorius
	Title:	Managing Director

[Signature Page to Project Wahoo Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jack J. Vissicchio
Name:
Title:

[Signature Page to Project Wahoo Credit Agreement]

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Jack J. Vissicchio
Name:
Title:

[Signature Page to Project Wahoo Credit Agreement]

SCHEDULES

TO CREDIT AGREEMENT, DATED AUGUST 9, 2013,

BY AND AMONG PLAYA HOTELS & RESORTS B.V., PLAYA RESORTS HOLDING B.V.,

DEUTSCHE BANK AG NEW YORK BRANCH

AND THE OTHER PARTIES THERETO

Schedule I

Guarantors

Playa H&R Holdings B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Hotel Gran Porto Real B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Hotel Royal Cancun B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Hotel Gran Caribe Real B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Hotel Royal Playa del Carmen B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Playa Riviera Maya B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Playa Cabos B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Playa Romana B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Playa Punta Cana Holding B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Playa Romana Mar B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Playa Cana B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Rose Hall Jamaica Resort B.V., a besloten vennootschap met beperkte aansprakelijkheid incorporated in the Netherlands

Schedule 1.01A

Commitments

Initial Term Debt
Term Lender	Amount	Percentage
Deutsche Bank AG New York Branch	$325,000,000.00	86.666666667%
Grupo Corporativo de Pachuca, S.A. de C.V.	$50,000,000.00	13.333333333%

Total	$375,000,000.00	100%

Initial Revolving Commitment
Revolving Credit Lender	Amount	Percentage
Deutsche Bank AG New York Branch	$12,500,000.00	50%
Bank of America, N.A.	$12,500,000.00	50%

Total	$25,000,000.00	100%

Schedule 4.01(a)(v)

Collateral Documents

1.	Pledge Agreement between Playa Resorts Holding B.V., as pledgor, and the Administrative Agent, related to a pledge of shares of Playa Man Op LLC, as the issuer, dated the Closing Date

2.	A deed of pledge of shares in the capital of Paloma Capital N.V., among Playa Resorts Holding B.V. as pledgor, the Administrative Agent as pledgee and Paloma Capital N.V. as company, dated the Closing Date

Schedule 4.01(j)

Approvals

None

Schedule 5.21

Insurance

Insured	Type of Coverage	Amount Insured	Deductible

1.   Hotel Gran Porto Real

2.   Hotel The Royal Cancun

3.   Hotel Gran Caribe Real

4.   Hotel The Royal Playa Del Carmen

5.   Dreams Puerto Aventuras Hotel

6.   Hotel Barcelo Los Cabos Resort

7.   Hotel Dreams La Romana

8.   Dreams Punta Cana Hotel

9.   Hotel Dreams Palm Beach

10. Secrets Capri Hotel

11. Dreams Cancun Hotel

12. Dreams Puerto Vallarta Hotel

Property

1. General Limit:
$140,000,000 Combined Mexico and the Dominican Republic – property damage and loss of benefits without annual aggregate. Maximum period of indemnitization for loss of benefits is 12 months.

2. Catastrophic Nature Events: $200,000,000 per occurrence and annual aggregate shared between countries that compose the Caribbean insurance program (Mexico and the Dominican Republic)

3. All Risk Property Damage Sublimits: Please see attached pages.

1. General Limit: $10,000 Property Deductible, except: (a) 7 days loss of benefits due to nature catastrophic losses, (b) 3 days loss of benefits as consequence of material damage on the rest of the coverages.

2. Catastrophic Nature Events: 2% of total insured value building (cte) + content (cdo) of the ACTIVE/BUILDING affected with a minimum of $250,000 per loss

1.   Hotel Gran Porto Real

2.   Hotel The Royal Cancun

3.   Hotel Gran Caribe Real

4.   Hotel The Royal Playa Del Carmen

5.   Dreams Puerto Aventuras Hotel

6.   Hotel Barcelo Los Cabos Resort

7.   Hotel Dreams La Romana

8.   Dreams Punta Cana Hotel

9.   Hotel Dreams Palm Beach

10. Secrets Capri Hotel

11. Dreams Cancun Hotel

12. Dreams Puerto Vallarta Hotel

	General Liability	1. General Limit: $28,000,000 General Limit of Indemnity each and every loss 2. Additional Coverages and Sublimits: Please see attached pages	1. General Limit: $3,000 2. Claims of USA & Canada (courts): $10,000 3. Claims from USA & Canada nationals: $5,000 4. Liquor Liability (USA/Canada): $10,000 5. Auto Liability: $100,000

Insured	Type of Coverage	Amount Insured	Deductible

1.   Hotel Gran Porto Real

2.   Hotel The Royal Cancun

3.   Hotel Gran Caribe Real

4.   Hotel The Royal Playa Del Carmen

5.   Dreams Puerto Aventuras Hotel

6.   Hotel Barcelo Los Cabos Resort

7.   Hotel Dreams La Romana

8.   Dreams Punta Cana Hotel

9.   Hotel Dreams Palm Beach

10. Secrets Capri Hotel

11. Dreams Cancun Hotel

12. Dreams Puerto Vallarta Hotel

13. Ritz Jamaica

	Terrorism	$50,000,000, 24 months business interruption	$10.000 for PD / 7 days BI

Schedule of Insurance - PROPERTY	PLAYA HOTELS & RESORTS
Effective 04/12/13 to 04/11/14

Coverage	Carrier	Effective Date	Policy Number		Limits		Deductibles

All Risk Material Damage Loss of Benefits Burglary & Robbery Machinery Breakdown Electronic Equipment
				General Limit
PROPERTY	MAPFRE Global Risk	04/12/13 -04/11/14	TBA	$140,000,000	Combined Mex & DR- Property Damage and loss of benefits without annual aggregate.	$10,000	Property Deductible, EXCEPT as noted below
					Maximum period of indemnization for loss of benefits is 12 months	7 days	Loss of Benefits due to nature catastrophic losses
						3 days	Loss of Benefits as Consequence of Material Damage on the rest of the coverages.

				Catastrophic Nature Events
				$200,000,000	Per Occurrence and annual aggregate shared between countries that compose the Caribbean insurance program (Mexico and Dominican Republic).	2%	of the total insured value building (cte) + content (cdo) of the ACTIVE/BUILDING affected with a minimum of $250,000 per loss.

All Risk Property Damage Sublimits
	100% loss	Extinction & Salvage Expense
	100% loss	Slide & Mud Extraction Expense
	$14,000,000	Debris Removal
	INCLUDED	Fire Protective Equipment Refills
	$840,000	Engineering Expense
	$200,000	Decontamination Expense
Property Continued	$420,000	Replacement of archives, titles, values, patterns, models, matrix, plans, designs & patterns expense
	$280,000	Permits and Licenses
	$84,000	Liquid Spill
	$140,000	Professional Expense
	$210,000	Urgent Transports, Aero Transports and Extra Hours
	EXCLUDED	Mandatory Evacuation
	$420,000	Damages caused to Electronic Equipment
	$42,000	Glass Breakage
	$210,000	Security Guard Expenses
	$4,900	Property of Clients (each room)
	$140,000	Property of Employee / Third Party
	$350,000	Temporary Property Displaced
	$42,000	Fine Arts (each unit)
	$42,000 /$140,000	Motor Vehicles Clients and Employees (Insured per vehicle and loss)
	$100,000	Aesthetic Damages (applies to hotel interior)

$450,000	Loss of Beaches (each event) (only caused by hurricane, named TS, earthquake, Tsunami and flood derived by previous dangers)
EXCLUDED	Breakwaters and/or Jetties and landfills
$1,000,000	Garden Reconstruction (Including Golf Courses) for those resorts that do not have golf courses the applicable sublimit will be $500,000 USD. (Only caused by hurricane, named TS, earthquake, Tsunami and flood derived by previous dangers)
$700,000	Risk Under Construction (as long as the execution budget is less than or equal to $1,400,000 USD)
EXCLUDED	Over Booking
$42,000	Relocation Expense and/or Breakdown Repairs
$650,000	Offices Outside Of Enclosures/Hotels Declared By Situation (each risk)
$7,000,000	New Acquisitions (30 days)
100% loss	Strikes, Popular Riots, Civil Commotion, Vandalism and Damages caused by people due to Malicious Acts.

Burglary and Robbery		10%	each loss minimum $5,000 each loss

$210,000	Burglary & Robbery of content and container

100%	Theft Damage
$175,000	Cash of Hotel in Safe
$42,000	Cash of Hotel in Closed Cabinet
$105,000	Seizure of Transported Funds
$75,000	Seizure of Insured Property
INCLUDED	Closets / Wardrobe
$100,000	Security Guard Expenses
$8,400	Client Goods (each room)
- Personal Effects
- Cash, Jewelry and Valuables
$140,000 / $42,000	Motor Vehicles / Limit per vehicle
$105,000	Employee Dishonesty
Machinery Breakdown		10%	each loss minimum $5,000 each loss
$9,300,000	Internal Damage
$700,000	Refrigerated Spoilage

$10,000,000
Electronic Equipment		10%	each loss minimum $5,000 each loss
$2,000,000	Internal and External Damage
$25,000	External Data Carrier
$200,000	Increased Cost of Operation
$84,000	Mobile Equipment of Hotel
Loss of Benefits (Indemnization Period 12 Months)
EXCLUDED	Loss of Benefits due to lack of supply
EXCLUDED	Clients Loss of Benefits
EXCLUDED	Provider Loss of Benefits
EXCLUDED	Loss of Benefits due to lack of access (limited to 1,000 meters)
EXCLUDED	Loss of Benefits due to acts of terrorism or threat

EXCLUSIONS:
Tunels and Bridges (except galleries or aerial corridors and subteranian communication between buildings or general services of the company (water, gas, electricity, vapor, air etc..), dams and dykes, canals, ports, breakwater, wetland, aquatic vehicle, landfill, wells and pipelands. Micro-Organism Exclusion (MAP) Absolute Land, Water, and Air Exclusion Clause Pollution and/or Contamination Exclusion Clause Electronic Data Exclusion Biological or Chemical Material Exclusion Information Technology Hazards (Risk) Exclusion Clause Sanction Limitation and Exclusion Clause Nuclear and Radioactive Risk of information technology Mold Terrorist Threat Terrorism and Sabotage War and Civil War Cybernetics Date Recognition Progressive deterioration of beaches and exterior boundries PB Terrorist Threat

Note: Refer to policy for additional info

Proprietary Information: Data provided on this page is proprietary between Aon and Playa Hotels & Resorts.

This summary is furnished to you for general informational purposes and is accurate only as of the effective date of your coverage. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed proposed policy(ies); Original policy language is Spanish and prevails over the English translation. Please consult your policy(ies) for the actual terms, conditions, limits and exclusions that apply to your coverage. ©Aon Corporation, 2012. All rights Reserved.

POLICY HOLDER: BARCELO CORPORACION EMPRESARIAL, SA. ADDITIONAL INSURED: PLAYA HOTELS & RESORTS

Schedule of Insurance - GENERAL LIABILITY

Effective 04/12/13 to 04/11/14

Coverage	Carrier	Effective Date	Policy Number		Limits		Deductibles

COVERAGES/LIMITS OF INDEMNITY
GENERAL LIABILITY	MAPFRE Global Risk	04/12/13 - 04/11/14	TBA	$28,000,000	General Limit of Indemnity each and every loss	$3,000	General

						$10,000	Claims at USA & Canada (courts)
						$5,000	Claims from USA /Canada nationals
						$10,000	Liquor Liability (USA/Canada)
						$100,000	Auto Liability

ADDITIONAL COVERAGES AND SUBLIMITS (each and every loss)
				Included	General Liability
				Included	Liability as owner of buildings and other properties
				Included	Construction and Assembly Liability

Included	Liability for fire and explosion, spread or leaks by smoke, gases, vapor and subsidence
Included	Motor Vehicles Subsidiary Liability in Excess 100,000 US$
$2,000,000	General Liability arising from the use of Motor Vehicles per claim and the annual aggregate, In excess of 100,000 US$
$140,000	Liability of Transport Goods
Included	Liability derived from services (medical, security, fire extinguish)

Included	Employers Liability
$420,000	Sublimit per victim

Included	Product Liability
$420,000	Union and mixture
$210,000	Product Recall Cost
$210,000	Replacement Cost

Included	Sudden and Accidental Pollution Liability

Included	Crossed Liability (Personal and Material Damage)

$4,200,000	Tenants Liability
1,400,000	Liquors Liability (only for clients domiciled in US/CANADA) and which nationality is US/CANADA per claim & aggregate

Included	Subsidiary Liability for Contractors and subcontractors Liability for Property under custody and control:
$28,000	Cloakroom items

$140,000 / $42,000	Vehicles in car-parks - limit per vehicle/ claim
$28,000	Jewelry and watches

$21,000	Laundry

$21,000	Money and Valuables

Included	Defense and bail bonds

Geographic Scope
Worldwide, except USA/Canada. However, it is understood that it covers claims made by USA/Canada for acts occurring in other countries are covered.

Note: Refer to policy for additional info

Proprietary Information: Data provided on this page is proprietary between Aon and Playa Hotels & Resorts.

This summary is furnished to you for general informational purposes and is accurate only as of the effective date of your coverage. This document is not an insurance policy and does not amend, alter or extend the coverage afforded by the listed proposed policy(ies); Please consult your policy(ies) for the actual terms, conditions, limits and exclusions that apply to your coverage. ©Aon Corporation, 2012. All rights Reserved.

Schedule 6.21

Post-Closing Items

Post-Acquisition Guarantors

For the purposes of the Credit Agreement and the other Loan Documents, “Post-Acquisition Guarantors” shall be the Restricted Subsidiaries listed below:

Inversiones Vilazul S.A.S., a corporation incorporated in the Dominican Republic

Playa Hall Jamaican Resort Limited, a limited liability company incorporated in Jamaica

Hotel Capri Caribe, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

Camerón del Caribe, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

Camerón del Pacifico, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

BD Real Resorts, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

Playa Gran, S. de R.L. de C.V., a limited liability company incorporated in Mexico

Gran Design & Factory, S. de R.L. de C.V., a limited liability company incorporated in Mexico

Desarrollos GCR, S. de R.L. de C.V., a limited liability company incorporated in Mexico

Inmobilaria Y Proyectos TRPLAYA, S. de R.L. de C.V., a Mexican limited liability company incorporated in Mexico

Playa Rmaya One, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

Playa Cabos Baja, S. de R.L. de. C.V., a limited liability company incorporated in Mexico

Post-Closing Items:

The following documents will be executed and the items referenced in Section 6.21(a)(iii)(B)(1) and (2) relating to such documents shall be delivered no later than ten (10) days following the Closing Date:

1.	Partnership Interest Pledge Agreement by and among Playa Riviera Maya B.V., Playa Resorts Holding, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by Playa Rmaya One, S. de R.L. de C.V.

2.	Partnership Interest Pledge Agreement by and among Playa Cabos B.V., Playa Resorts Holding, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by Playa Cabos Baja, S. de R.L. de C.V.

3.	Partnership Interest Pledge Agreement by and among Hotel Gran Porto Real, B.V., Playa Resorts Holding, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by Playa Gran, S. de R.L. de C.V.

4.	Partnership Interest Pledge Agreement by and among Hotel Royal Cancun, B.V., Playa Resorts Holding, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by Gran Design & Factory, S. de R.L. de C.V.

5.	Partnership Interest Pledge Agreement by and among Hotel Gran Caribe Real, B.V., Playa Resorts Holding, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by Desarrollos GCR, S. de R.L. de C.V.

6.	Partnership Interest Pledge Agreement by and among Hotel Royal Playa del Carmen, B.V., Playa Resorts Holding, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by Inmobiliaria y Protectos TRPlaya, S. de R.L. de C.V.

7.	Partnership Interest Pledge Agreement by and among Playa Resorts Holding, B.V., Playa H&R Holdings, B.V. and the Mexican Collateral Agent with respect to the partnership quota issued by BD Real Resorts, S. de R.L. de C.V.

8.	Non-Possessory Pledge Agreement by and among Playa Cabos Baja, S. de R.L. de C.V. and the Mexican Collateral Agent;

9.	Non-Possessory Pledge Agreement by and among Desarrollos GCR, S de R.L. de C.V. and the Mexican Collateral Agent;

10.	Non-Possessory Pledge Agreement by and among Playa Gran, S. de R.L. de C.V. and the Mexican Collateral Agent;

11.	Non-Possessory Pledge Agreement by and among Cameron del Caribe, S. de R.L. de C.V. and the Mexican Collateral Agent;

12.	Non-Possessory Pledge Agreement by and among Playa Rmaya One, S. de R.L. de C.V. and the Mexican Collateral Agent;

13.	Non-Possessory Pledge Agreement by and among Hotel Capri Caribe, S. de R.L. de C.V. and the Mexican Collateral Agent;

14.	Non-Possessory Pledge Agreement by and among Gran Design & Factory, S. de R.L. de C.V. and the Mexican Collateral Agent;

15.	Non-Possessory Pledge Agreement by and among Inmobiliaria y Proyectos TRPLAYA, S. de R.L. de C.V. and the Mexican Collateral Agent;

16.	Non-Possessory Pledge Agreement by and among Cameron del Pacifico, S. de R.L. de C.V. and the Mexican Collateral Agent;

The following documents will be executed and the items referenced in Section 6.21(a)(iii)(B)(1) and (2) relating to such documents shall be delivered promptly following the Spanish Release Date, and in any event no later than two (2) Business Days following the Closing Date:

1.	The deed of pledge on registered shares in the capital of the Borrower, among Holdings as pledgor, the Administrative Agent as pledgee and the Borrower as company

2.	The deed of pledge on registered shares in the capital of Playa H&R Holdings B.V., among the Borrower as pledgor, the Administrative Agent as pledgee and Playa H&R Holdings B.V. as company

3.	The deed of pledge on registered shares in the capital of Rose Hall Jamaica Resorts B.V., among the Borrower as pledgor, the Administrative Agent as pledgee and Rose Hall Jamaica Resorts B.V. as company

4.	The deed of pledge on registered shares in the capital of Playa Romana Mar B.V., among Playa Romana B.V. as pledgor, the Administrative Agent as pledgee and Playa Romana Mar B.V. as company

5.	The deed of pledge on registered shares in the capital of Playa Cana B.V., among Playa Punta Cana Holding B.V. as pledgor, the Administrative Agent as pledgee and Playa Cana B.V. as company

The following document will be executed and the items referenced in Section 6.21(a)(iii)(B)(1) and (2) relating to such documents shall be delivered no later than two (2) Business Days following the Closing Date:

1.	Pledge Agreement between H&R Holdings B.V., as pledgor, and the Administrative Agent, related to a pledge of shares of Playa Management USA, LLC, as the issuer

The following documents will be executed and the items referenced in Section 6.21(a)(iii)(B)(1) and (2) relating to such documents shall be delivered no later than ninety (90) days following the Closing Date:

2.	Mortgage Agreement by and among Playa Cabos Baja, S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Barceló Los Cabos;

3.	Mortgage Agreement by and among Desarrollos GCR S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Gran Caribe Real;

4.	Mortgage Agreement by and among Playa Gran S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Gran Porto Real;

5.	Mortgage Agreement by and among Cameron del Caribe S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Dreams Cancún;

6.	Mortgage Agreement by and among Playa Rmaya One, S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Dreams Puerto Aventuras;

7.	Mortgage Agreement by and among Hotel Capri Caribe, S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Hotel Secrets Capri;

8.	Mortgage Agreement by and among Gran Design & Factory, S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Royal Cancún;

9.	Mortgage Agreement by and among Inmobiliaria y Protectos TRPlaya, S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as The Royal Playa del Carmen;

10.	Mortgage Agreement by and among Cameron del Pacífico, S. de R.L. de C.V. and the Mexican Collateral Agent with respect to the hotel property known as Dreams Puerto Vallarta.

Schedule 7.01(b)

Liens

1.	Liens in favor of Banorte, which will be released in connection with the Transactions shortly after closing.

2.	On the Closing Date, there are no Dutch law governed Liens in place vested by the Dutch Guarantors, other than the Liens which are being released by the release deed among Playa Romana B.V., Punta Cana Holding B.V., Holdings, the Borrower, Playa Hotels & Resorts, S.L., Playa Romana Mar B.V., Playa Cana B.V., Perfect Tours N.V. and Banco Bilbao Vizcaya Argentaria, S.A., governed by Netherlands law, dated August 6, 2013 (the “Dutch Release Deed”).

Schedule 7.02(f)

Investments

Inversiones Vilazul S.A.S. holds a 25% interest in Invermax S.A., incorporated in the Dominican Republic.

Schedule 7.03(b)

Indebtedness

None.

Schedule 10.02

Notice Addresses

Administrative Agent, L/C Issuer, Swing Line Lender and Mexican Collateral Agent:

Deutsche Bank AG New York Branch

60 Wall Street

New York, NY 10005

Attention: MaryKay Coyle

Fasimile: 212-797-5690

Telephone: 212-250-6039

E-mail: marykay.coyle@db.com

Borrower:

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030 USA

Attention: Bruce Wardinski

Facsimile: (571) 529-6050

With a copy to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004-1109

Attention: Gordon Wilson

Facsimile: (202) 637-5910

Telephone: (202) 637-5600

E-mail: gordon.wilson@hoganlovells.com

Other Loan Parties:

c/o Playa Management USA, LLC

3950 University Drive, Suite 301

Fairfax, Virginia 22030 USA

Attention: Bruce Wardinski

Facsimile: (571) 529-6050

With a copy to:

Hogan Lovells US LLP

Columbia Square

555 Thirteenth Street, NW

Washington, D.C. 20004-1109

Attention: Gordon Wilson

Facsimile: (202) 637-5910

Telephone: (202) 637-5600

E-mail: gordon.wilson@hoganlovells.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:             ,

To:	Deutsche Bank AG New York Branch, as Administrative Agent

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby requests (select one):

A Borrowing of new Loans

A conversion of Loans made on

OR	A continuation of Eurocurrency Rate Loans made on

to be made on the terms set forth below:

	(A)	Class of Borrowing[1]

	(B)	Date of Borrowing, conversion or continuation (which is a Business Day)

	(C)	Principal amount[2]

[1]	E.g., Initial Term Loans, Extended Term Loans, Incremental Term Loans, Refinancing Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans, Incremental Revolving Loans or Refinancing Revolving Credit Loans.
[2]	Eurocurrency Rate Loan Borrowings to be in a minimum principal amount of $500,000 or in whole multiples of $250,000 in excess thereof. Base Rate Loan Borrowings to be in a minimum principal amount of $500,000 or in whole multiples of $100,000 in excess thereof.

A-1

(D)	Type of Loan[3]

(E)	Interest Period and the last day thereof[4]

(F)	Wire instructions for Borrower account

[The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Section 4.01 of the Credit Agreement will be satisfied (or waived) as of the date of the Borrowing set forth above.]5

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement will be satisfied (or waived) as of the date of the Borrowing set forth above.]6

[The remainder of this page is intentionally left blank.]

[3]	Specify Eurocurrency Rate or Base Rate.
[4]	Applicable for Eurocurrency Rate Loan Borrowings only.
[5]	Applies only to Borrowings on the Closing Date.
[6]	Applies only to Borrowings, conversions or continuations after the Closing Date.

A-2

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:             ,

To:	Deutsche Bank AG New York Branch, as Administrative Agent

60 Wall Street

New York, New York 10005

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Borrower hereby gives you notice pursuant to Section 2.04(b) of the Credit Agreement that it requests a Swing Line Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Swing Line Borrowing is requested to be made:

(A)	Principal amount of Borrowing[1]

(B)	Date of Borrowing (which is a Business Day)

The undersigned hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Swing Line Loan Notice and on the date of the related Swing Line Borrowing, the conditions to lending specified in Sections 4.02(a) and 4.02(b) of the Credit Agreement will be satisfied (or waived) as of the date of the Borrowing set forth above.

[The remainder of this page is intentionally left blank.]

[1]	Swing Line Borrowings to be in a minimum amount of $250,000 or in whole multiples of $100,000 in excess thereof.

B-1

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

B-2

EXHIBIT C-1

FORM OF TERM NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Playa Resorts Holding B.V. (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, Playa Hotels & Resorts B.V., the other Guarantors party thereto from time to time, each lender from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrower pursuant to the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates and to the extent provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Term Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Term Note.

This Term Note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-1-1

THIS TERM NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS TERM NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-1-2

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

[Signature Page to Wahoo First Lien Term Note]

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-1-4

EXHIBIT C-2

FORM OF REVOLVING CREDIT NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Playa Resorts Holding B.V. (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, Playa Hotels & Resorts B.V., the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Revolving Credit Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Revolving Credit Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower hereby promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates and to the extent provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Revolving Credit Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Revolving Credit Note.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-2-1

THIS REVOLVING CREDIT NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS REVOLVING CREDIT NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-2-2

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

[Signature Page to Wahoo First Lien Revolving Note]

C-2-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-2-4

EXHIBIT C-3

FORM OF SWING LINE NOTE

LENDER: [ ]	[New York, New York]
PRINCIPAL AMOUNT: $[ ]	[Date]

FOR VALUE RECEIVED, the undersigned, Playa Resorts Holding B.V. (together with its successors and permitted assigns, the “Borrower”), hereby promises to pay to the Lender set forth above (the “Lender”) or its permitted registered assigns, in immediately available funds at the relevant Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, Playa Hotels & Resorts B.V., the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent), (A) on the dates set forth in the Credit Agreement, the lesser of (i) the principal amount set forth above and (ii) the aggregate unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement, and (B) interest from the date hereof on the principal amount from time to time outstanding on each such Swing Line Loan at the rate or rates per annum and payable on such dates as provided in the Credit Agreement.

The Borrower promises to pay interest, on written demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at a rate or rates and to the extent provided in the Credit Agreement.

The Borrower hereby waives, to the extent permitted by applicable law, diligence, presentment, demand, protest and notice of any kind whatsoever. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Swing Line Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Swing Line Note.

This Swing Line Note is one of the Swing Line Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

C-3-1

THIS SWING LINE NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS SWING LINE NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[The remainder of this page is intentionally left blank.]

C-3-2

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

[Signature Page to Wahoo First Lien Swing Line Note]

C-3-3

LOANS AND PAYMENTS

Date	Amount of Loan	Maturity Date	Payments of Principal/Interest	Principal Balance of Note	Name of Person Making the Notation

C-3-4

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE

[Date]

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, and not in an individual capacity, certifies as follows:1

1. [Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal year ended [            ], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (of a predecessor, if applicable), all in reasonable detail (together with a customary management summary) and prepared in accordance with IFRS, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing or other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit except for (i) qualifications relating to changes in accounting principles or practices reflecting changes in IFRS and required or approved by such independent certified public accountants or (ii) any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under any Facility, Permitted First Priority Refinancing Debt, Permitted Junior Priority Refinancing Debt, Permitted Ratio Debt, Permitted Unsecured Refinancing Debt or Senior Notes occurring within one year from the time such report is delivered. [The financial statement referred to in the preceding sentence include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries] 2.]3

[1]	The forms of Schedules to be attached to the actual Compliance Certificate delivered by the Borrower may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, restated, amended and restated, supplemented or otherwise modified in writing from time to time.
[2]	To be included if the Borrower has designated any of its Subsidiaries as an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary.
[3]	To be included if accompanying annual financial statements only.

D-1-1

OR

[Attached hereto as Exhibit A is a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of the fiscal quarter ended [            ], and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year; provided that such comparable periods will be provided only after the Borrower has been in existence such that it has financial statements for such prior periods, all in reasonable detail (together with a customary management summary) (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with IFRS, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which may be in footnote form only) from such consolidated financial statements.]4

2. [[To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of each Default or Event of Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

3. Attached hereto as Schedule 1 is a calculation of the Consolidated Secured Net Leverage Ratio as of the last day of the most recent Test Period, which calculation is true and correct.

5. Attached hereto as Schedule 2 is a calculation of the Interest Coverage Ratio as of the last day of the most recent Test Period, which calculation is true and correct.

[4]	To be included if accompanying quarterly financial statements for any of the first three fiscal quarters of each fiscal year only.

D-1-2

6. [Attached hereto as Schedule 3 are reasonably detailed calculations setting forth Excess Cash Flow for the [period from the Closing Date through December 31, 2013] [most recently ended fiscal year].]5

7. [Attached hereto [(i) as Exhibit C is (a) a report setting forth the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive office of each Loan Party or confirming that there has been no change in such information since the Closing Date or the date of the last such report and (b) a detailed calculation demonstrating compliance by the Borrower and its Restricted Subsidiaries with Sections 7.15(a) and (b);]6 [and (ii) as Exhibit D]/[as Exhibit C] is (a) a list of each Subsidiary of the Borrower that identifies each Unrestricted Subsidiary as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the identity or status as an Unrestricted Subsidiary of any such Subsidiaries since the Closing Date or the most recent list provided); and (b) a list of each Subsidiary of the Borrower that identifies, if applicable, each Subsidiary as a Material Subsidiary as of the date of delivery of this Compliance Certificate (to the extent that there have been any changes in the identity or status as a Material Subsidiary since the Closing Date or the most recent list provided).]7]8

8. [Attached hereto as [Exhibit D]/[Exhibit E] is a (i) report (a) specifying the date on which [include relevant Hotel Real Property] first became a Renovation Property and (b) certifying the amount of the reduction in Consolidated Net Income attributable to the construction of improvements at such Renovation Property during the period from which [include relevant Hotel Real Property] first became a Renovation Property until the last day covered by this Compliance Certificate and the amount of Consolidated Net Income attributable to such Renovation Property during the same period in the prior fiscal year, together with a (ii) detailed calculation of the amounts referred to in (i)(b).]9

[9. Attached hereto as [Exhibit [    ]] certifying (A) a detailed calculation for the amount of the operational changes and operational initiatives, including any synergies, operating expense reductions and other operating improvements and cost savings projected by the Borrower in good faith to be realized in connection with [the

[5]	To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2014.
[6]	To be included only in annual compliance certificates.
[7]	To be included in quarterly and annual compliance certificates.
[8]	Items 3 through 7 may be disclosed in a separate certificate no later than five Business Days after delivery of the financial statements pursuant to Sections 6.02(a) and 6.02(b) of the Credit Agreement, as applicable.
[9]	To be included in quarterly and annual compliance certificates corresponding to periods where Consolidated EBITDA is adjusted as per clause (a)(xvii) of its definition.

D-1-3

Transactions]/[specify Specified Transaction]/[specify operational initiative or operational change being implemented after the Closing Date] (collectively, the “Costs Savings”), (B) compliance with the threshold set forth in clause (a)(vii) of the definition of Consolidated EBITDA, (C) that such Costs Savings are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (D) the relevant actions which are expected to result in such Cost Savings are to be taken within 12 months after the [Closing Date]/[insert date of consummation of the [acquisition]/[Disposition]]/[insert date of the implementation of the relevant initiative].]10

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[10]	To be included in quarterly and annual compliance certificates corresponding to periods where Consolidated EBITDA is adjusted as per clause (a)(vii) of its definition.

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IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Borrower, has executed this certificate for and on behalf of the Borrower, and has caused this certificate to be delivered as of the date first set forth above.

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

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SCHEDULE 1

TO COMPLIANCE CERTIFICATE

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement. In the event any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(A)	Consolidated Secured Net Leverage Ratio: Consolidated Secured Net Debt to Consolidated EBITDA

(1)	Consolidated Secured Net Debt as of [ ]:

	(a)	Consolidated Total Net Debt outstanding on such date that is secured by Liens on any asset or property of the Borrower or any Restricted Subsidiary:

The aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date that is secured by Liens on any asset or property of the Borrower or any Restricted Subsidiary, in an amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with IFRS (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any acquisition constituting an Investment permitted under the Credit Agreement) consisting of:

		(i)	Indebtedness for borrowed money, plus	$

		(ii)	purchase money debt, plus	$

		(iii)	Attributable Indebtedness, plus	$

		(iv)	debt obligations evidenced by promissory notes or similar instruments and guarantees of any of the foregoing,	$

	(b)	minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash) of the Borrower or any Restricted Subsidiary in an aggregate amount not to exceed $50,000,000, in each case, included on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date, free and clear of all Liens (other than non-consensual Liens permitted by Section 7.01 and Liens

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permitted by Sections 7.01(a), (b), (k), (m), (p), (q), (r), (aa) (solely as to 7.01(b)), (cc) (only to the extent the Obligations are secured by such cash and Cash Equivalents), (dd) (only to the extent the Obligations are secured by such cash and Cash Equivalents)	$

provided that Consolidated Secured Net Debt shall not include Indebtedness in respect of letters of credit, except to the extent of unreimbursed amounts thereunder; provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Secured Net Debt until three Business Days after such amount is drawn. For the avoidance of doubt, it is understood that obligations (i) under Swap Contracts, (ii) owed by Unrestricted Subsidiaries or (iii) in respect of the Real Shareholder Deferred Purchase Price, do not constitute Consolidated Secured Net Debt.

Consolidated Secured Net Debt (the sum of items 1(a)(i) through (iv) minus item 1(b))					$

(2)	Consolidated EBITDA:

	(a)	Consolidated Net Income (calculated, including pro forma adjustments, in accordance with Section 1.08 of the Credit Agreement):

		(i)	the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with IFRS		$

		(ii)	excluding, without duplication:

			(A)	any net after-tax effect of extraordinary items (including gains or losses and all fees and expenses relating thereto) for such period	$

			(B)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income	$

			(C)	accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any acquisition that are so required to be established or adjusted as a result of such acquisition) in accordance with IFRS or changes as a result of adoption or modification of accounting policies in accordance with IFRS	$

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(D)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or closed or discontinued operations or the sale or other disposition of any Equity Interests of any Person in each case other than in the ordinary course of business, as determined in good faith by the Borrower	$

(E)	the net income (loss) for such period of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to the Borrower or a Restricted Subsidiary thereof in respect of such period	$

(F)	any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS	$

(G)	any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrower or any of its direct or indirect parents in connection with the Transactions	$

(H)	any expenses, charges or losses that are covered by indemnification or other reimbursement provisions

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	in connection with the Transactions or any Investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is (A) not denied by the applicable indemnitor in writing within 180 days of the occurrence of such event and (B) in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365-day period)	$

(I)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount (A) is not denied by the applicable carrier in writing within 180 days of the occurrence of such event and (B) is in fact reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption	$

(J)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person’s assets are acquired by Borrower or any of its Restricted Subsidiaries (except to the extent required for any calculation of Consolidated EBITDA on a Pro Forma Basis in accordance with Section 1.08)	$

(K)	solely for the purpose of determining the Available Additional Basket pursuant to clause (a) of the definition thereof, the income of any Restricted Subsidiary that is not a Guarantor to the extent that

D-1-9

		the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (which has not been waived) shall be excluded, except (solely to the extent permitted to be paid) to the extent of the amount of dividends or other distributions actually paid to the Borrower or to any Restricted Subsidiaries that are Guarantors by such Person during such period in accordance with such documents and regulations (but the provisions of this clause (K) shall not apply to the extent amounts otherwise excluded can be transferred through a loan or repayment of intercompany indebtedness owed by such Subsidiary)	$

	(iii)	Excluding the purchase accounting effects of adjustments in component amounts required or permitted by IFRS (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition constituting an Investment permitted under the Credit Agreement consummated after the Closing Date, or the amortization or write-off of any amounts thereof	$

	(iv)	plus, all proceeds of business interruption insurance	$

(b)	plus (without duplication and, except with respect to clause (vii) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income) the sum of the following amounts for such period with respect to the Borrower and its Restricted Subsidiaries:

	(i)	total interest expense determined in accordance with IFRS (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (B) all commissions,

D-1-10

	discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, adding any losses (or deducting any gains) on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income (other than interest income on customer deposits and other Restricted Cash), and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed)	$

(ii)	without duplication, provision for taxes based on income, profits or capital gains of the Borrower and the Restricted Subsidiaries, paid or accrued during such period, including, without limitation, federal, state, foreign, local, franchise and similar taxes and foreign withholding taxes paid or accrued during such period including penalties and interest related to such taxes or arising from any tax examinations and any tax distributions made pursuant to the Credit Agreement	$

(iii)	depreciation and amortization (including amortization of intangible assets, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield) and other fees and charges (including amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, of Borrower and its Restricted Subsidiaries)	$

(iv)	unusual or non-recurring charges, expenses or losses (including litigation settlements)	$

(v)	non-cash charges, expenses or losses, including, without limitation, any non-cash expense relating to any impairment charge or asset write off, the vesting of warrants, stock option plans or employee benefit plans (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future

D-1-11

	period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period)	$

(vi)	restructuring costs, integration costs, retention, non- recurring charges, recruiting, relocation and signing bonuses and expenses, stock option and other equity-based compensation expenses, severance costs, systems establishment costs, costs associated with facilities openings (including pre-opening expenses), closings and consolidations, transaction fees and expenses and, including, any one time expense relating to enhanced accounting function or other transaction costs, including those associated with becoming a standalone entity or a public company; provided, that the aggregate amount of the add-backs permitted pursuant to this clause (vi) and clause (vii) below shall not exceed in any four fiscal quarter period 25% of Consolidated EBITDA (before taking into account any such adjustments) in any such period	$

(vii)	operational changes and operational initiatives, including any synergies, operating expense reductions and other operating improvements and cost savings projected by the Borrower in good faith to be realized in connection with the Transactions or any Specified Transaction or the implementation of an operational initiative or operational change after the Closing Date (calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, certifying that (i) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably anticipated to be realized and factually supportable in the good faith judgment of the Borrower, and (ii) such actions are to be taken within (I) in the case of any such cost savings,

D-1-12

	operating expense reductions, other operating improvements and synergies in connection with the Transactions, 12 months after the Closing Date and (II) in all other cases, within 12 months after the consummation of the acquisition, Disposition or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vii) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) to the extent that any cost savings, operating expense reductions, other operating improvements and synergies are not associated with the Transactions or a Specified Transaction following the Closing Date, all steps shall have been taken for realizing such savings (with the total add- back pursuant to clause (vi) above and this clause (vii) to be limited to 25% of Consolidated EBITDA (before taking into account any such adjustments) in any four fiscal quarter period of the Borrower)	$

(viii)	other accruals, payments, fees and expenses (including rationalization, legal, tax, accounting, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses), acquisitions, Investments, dividends, Dispositions, or any amortization thereof, issuances of Indebtedness or Equity Interests or entry into Swap Contracts permitted under the Loan Documents or repayment of debt, issuance of equity securities, initial public offering, refinancing transactions or amendment or other modification or termination of any debt instrument or Swap Contract (in each case, including any such transaction consummated on the Closing Date and any such transaction (not in the ordinary course of business) undertaken but not completed)	$

(ix)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back	$

D-1-13

(x)	any non-cash increase in expenses resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or other inventory adjustments	$

(xi)	the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income attributable to minority interests or non-controlling interests of third parties in any non-wholly owned Restricted Subsidiary, minus the amount of dividends or distributions that are paid in cash by such non-wholly owned Restricted Subsidiary to such third party; provided that the amount of such cash dividends or distributions deducted pursuant to this clause (xi) in any Test Period shall not exceed such third party’s pro rata share of the EBITDA (to the extent positive) of such non-wholly owned Restricted Subsidiary for such Test Period	$

(xii)	letter of credit fees and hedging transaction fees	$

(xiii)	(x) currency translation losses related to currency remeasurements of Indebtedness (including the net loss (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other net changes in foreign exchange	$

(xiv)	any reduction in Consolidated Net Income attributable to the construction of improvements at any Renovation Property during a period of not more than 12 months commencing on the date on which the relevant Hotel Real Property first became a Renovation Property; provided that for purposes of this clause (xiv), such Renovation Property shall be deemed to have Consolidated Net Income not in excess of the Consolidated Net Income in attributable to such property during the same period in the prior fiscal year; provided, further, that a duly completed certificate signed by a Responsible Officer of the Borrower shall be delivered to the Administrative Agent together with the Compliance Certificate required to be delivered pursuant to Section 6.02, (i) specifying the date on which the

D-1-14

		relevant Hotel Real Property first became a Renovation Property, and (ii) certifying the amount of the reduction in Consolidated Net Income attributable to the construction of improvements at such Renovation Property during the period of calculation and the amount of Consolidated Net Income attributable to such property during the same period in the prior fiscal year, which certificate shall be prepared in good faith and set forth in reasonable detail the basis and calculation of the amounts referred to in clause (xiii)(ii)	$

	(xv)	any net loss from disposed, abandoned or discontinued operations, facilities or product lines	$

(c)	minus (without duplication and to the extent included in arriving at such Consolidated Net Income):

	(i)	income and gain items corresponding to those referred to in clause (a)(iv)	$

	(ii)	federal, state, local and foreign income tax credit	$

	(iii)	to the extent otherwise included in Consolidated Net Income, any cash payments received in connection with the termination or cancellation of any Hotel Management Agreements	$

	(iv)	the amount of all cash payments made on account of any non-cash charges added back in a prior period	$

provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains related to currency remeasurements of Indebtedness (including the net gain (i) resulting from Swap Contracts for currency exchange risk and (ii) resulting from intercompany indebtedness) and (y) all other foreign currency translation gains

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment of (i) Indebtedness, (ii) obligations under any Swap Contracts or (iii) other derivative instruments.

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Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA for any period that includes any of the fiscal quarters ended March 31, 2013 or June 30, 2013, September 30, 2013, Consolidated EBITDA for such fiscal quarters shall be $42,489,000, $25,400,000 and $14,500,000, respectively, in each case as may be subject to addbacks and adjustments (without duplication) pursuant to clause (vii) and Section 1.08(c) of the Credit Agreement for the applicable Test Period.

Consolidated EBITDA (item 2(a)(i) minus the sum of items 2(a)(ii)(A) through (K) minus item 2(a)(iii) plus the sum of items 2(b)(i) through (xv) minus the sum of items 2(c)(i) through (iv))	$

Consolidated Secured Net Debt to Consolidated EBITDA	:1.00

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SCHEDULE 2

TO COMPLIANCE CERTIFICATE

(B)	Interest Coverage Ratio Calculation: Consolidated EBITDA to Consolidated Interest Charges

(1)	Consolidated Interest Charges as of [ ]:

	(a)	With respect to the Borrower and the Restricted Subsidiaries, to the extent the same are paid (or received) in cash with respect to such period

		(i)	the sum of interest expense for such period:		$

		(ii)	minus (to the extent included in interest expense), the sum of

			(A)	fees and expenses associated with the consummation of the Transactions	$

			(B)	annual agency fees paid to the Administrative Agent and the Mexican Collateral Agent	$

			(C)	costs associated with obtaining any Swap Contract	$

			(D)	fees and expenses associated with any Investment permitted under Section 7.02, equity issuance or debt issuance (in each case, whether or not consummated)	$

			(E)	pay-in-kind interest expense or other noncash interest expense (including as a result of the effects of purchase accounting)	$

			(F)	amortization or write-down of any deferred financing fees)	$

	(b)	minus interest income (including, for the avoidance of doubt, interest income on customer deposits and other Restricted Cash) for such period to the extent the same are paid (or received) in cash with respect to such period			$

provided that:

Consolidated Interest Charges for any period ending on any day prior to the first anniversary of the Closing Date shall be deemed equal to the product of (i) Consolidated Interest Charges computed in accordance with the requirements of this definition for the period from and including the Closing Date to and including

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such day by (ii) a fraction, the numerator of which is 365 and the denominator of which is the number of days from and including the Closing Date to and including such day

Consolidated Interest Charges (item 2(a)(i) minus the sum of items 2(a)(ii)(A) through (F) minus item 2(b))	$

Consolidated EBITDA to Consolidated Interest Charges	:1.00

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SCHEDULE 3

TO COMPLIANCE CERTIFICATE

(C)	Excess Cash Flow Calculation[11]

	(a)	the sum, without duplication, of:

		(i)	Consolidated Net Income for such period	$

		(ii)	an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income	$

		(iii)	decreases in Consolidated Working Capital (other than any such decreases arising from acquisitions or dispositions (outside of the ordinary course of business) by the Borrower and the Restricted Subsidiaries completed during such period)	$

		(iv)	expenses deducted from Consolidated Net Income during such period in respect of expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such prior period pursuant to clause (b)(x), (xi), (xii), (xiv) or (xv) below	$

		(v)	rent expense as determined in accordance with IFRS during such period over and above rent expense paid in cash during such period	$

		(vi)	an amount deducted as tax expense in determining Consolidated Net Income for such period to the extent in excess of cash taxes (including penalties and interest or tax reserves) paid in such period	$

		(vii)	cash income or gain (actually received in cash) excluded from the calculation of Consolidated Net Income for such period pursuant to the definition thereof	$

	(b)	minus, the sum, without duplication, of:

		(i)	an amount equal to the amount of (x) all non-cash credits included in arriving at such Consolidated Net Income, and (y) cash charges included in clauses (a) through (k) of the definition of “Consolidated Net Income” that were excluded from the calculation of Consolidated Net Income	$

[11]	To be included only in annual compliance certificates beginning with the annual compliance certificate for fiscal year ending December 31, 2014.

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(ii)	without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of intellectual property made in cash or accrued during such period, to the extent (x) not expensed or accrued during such period and made in cash during such period and (y) such Capital Expenditures or acquisitions were financed with Internally Generated Cash	$

(iii)	the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any scheduled repayment of Initial Term Loans pursuant to Section 2.07(a), Extended Term Loans, Refinancing Term Loans, Incremental Term Loans or Replacement Term Loans (but excluding (X) all other prepayments or purchases of Term Loans including prepayments of Term Loans deducted pursuant to Section 2.05(b)(i)(B), (Y) all prepayments in respect of any Revolving Credit Loans, Extended Revolving Credit Loans, Refinancing Revolving Credit Loans and Incremental Revolving Loans Swing Line Loans made during such period to the extent that there is not an equivalent permanent reduction of the commitments thereunder and (Z) all prepayments in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder)) to the extent financed with Internally Generated Cash and were not made by utilizing the Available Additional Basket	$

(iv)	increases in Consolidated Working Capital (other than any such increases arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries during such period)	$

(v)	cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries (including, for clarity, payments in respect of the Real Shareholder Deferred Purchase Price) other than Indebtedness to the extent such payments are not expensed

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	during such period or are not deducted in calculating Consolidated Net Income and to the extent financed with Internally Generated Cash	$

(vi)	without duplication of amounts deducted pursuant to clause (x) below in prior fiscal years, the amount of Investments and acquisitions made in cash during such period pursuant to Section 7.02 (other than Section 7.02(a), (c) (to the extent made in any Restricted Subsidiary), (h) or (r)) to the extent that such Investments and acquisitions were financed with Internally Generated Cash	$

(vii)	the amount of Restricted Payments paid during such period pursuant to Section 7.06(f), (g) and (j), in each case, to the extent such Restricted Payments were financed with Internally Generated Cash and were not made by utilizing the Available Additional Basket	$

(viii)	the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,	$

(ix)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness to the extent financed with Internally Generated Cash	$

(x)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required or budgeted to be paid in cash by the Borrower and the Restricted Subsidiaries, whether pursuant to binding contracts, executed letters of intent or otherwise (the “Contract Consideration”) relating to Permitted Acquisitions, Investments (other than Investments made pursuant to Section 7.02(a), (c) (to the extent made in any Restricted Subsidiary) or (r)), Capital Expenditures or acquisitions of intellectual property (to the extent not expensed) to be consummated or made, plus any restructuring cash expenses, pension payments or tax contingency payments that have been added to Excess Cash Flow pursuant to clause (a)(ii) above required to be made,

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	in each case during the period of four consecutive fiscal quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such acquisitions, Investments, Capital Expenditures, or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$

(xi)	the amount of cash taxes (including penalties and interest or tax reserves) paid in such period (including cash taxes paid for taxes incurred prior to the Closing Date) to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period	$

(xii)	(x) cash expenditures in respect of Swap Contracts during such period and (y) the amount of cash deposits or payments made during such period in respect of cash collateral other deposit arrangements, including letters of credit and Swap Contracts, in each case, to the extent not deducted in arriving at such Consolidated Net Income	$

(xiii)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset (so long as such amortization or expense in such future period is added back to Excess Cash Flow in such future period as provided in clause (a)(ii) above)	$

(xiv)	reimbursable or insured expenses incurred during such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income	$

(xv)	cash expenditures for costs and expenses in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness to the extent (A) not deducted in arriving at such Consolidated Net Income and (B) financed with Internally Generated Cash	$

(xvi)	to the extent included in Consolidated Net Income, cash payments received during such fiscal year in connection with the termination or cancellation of a Hotel Management Agreement	$

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(xvii)	all purchases of Term Loans pursuant to Section 10.07(l) in an amount equal to the amount actually paid in cash in respect of the principal amount of such Term Loans	$

(xviii)	rent expense paid in cash during such period over and above rent expense as determined in accordance with IFRS for such period	$

Notwithstanding anything in the definition of any term used in the definition of “Excess Cash Flow” to the contrary, all components of Excess Cash Flow shall be computed for the Borrower and its Restricted Subsidiaries on a consolidated basis.

Excess Cash Flow (the sum of items (B)(a)(i) through (vii) minus the sum of items (B)(b)(i) through (xviii))		$

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EXHIBIT D-2

FORM OF SOLVENCY CERTIFICATE

I, the undersigned,                      of Playa Resorts Holding B.V. (“the Borrower”), do hereby certify solely on behalf of the Borrower (and not in my individual capacity) that I am a Responsible Officer of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Certificate on behalf of the Borrower.

This Certificate is furnished pursuant to Section 4.01(a)(ix) of the Credit Agreement dated as of August 9, 2013 as in effect on the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Holdings, the Borrower, the Lenders from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings set forth in the Credit Agreement.

I hereby certify that immediately after consummation of the Transactions and the consummation of all financings related thereto, the Borrower and the other Guarantors (on a consolidated basis) are Solvent.

The Borrower acknowledges that the Administrative Agent and Lenders are relying on the truth and accuracy of the foregoing in connection with the extension of credit to the Borrower pursuant to the Credit Agreement.

As used herein, the term “Solvent” shall mean, with respect to any Person as of a particular date, that on such date (i) such Person is able generally to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) the value of the assets of such Person (both at fair value and present fair saleable value in each case calculated on a going concern basis) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) and (iii) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (in each case as interpreted in accordance with fraudulent conveyance, bankruptcy, insolvency and similar laws and other applicable law).

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

[Signature Page to Project Wahoo Solvency Certificate]

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below [(including, without limitation, participations in Swing Line Loans and L/C Obligations included in such facility)] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

E-1-1

1.	Assignor[s]:

2.	Assignee[s]:

3.	Affiliate Status:	[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

4.	Borrower:	Playa Resorts Holding B.V.

5.	Administrative Agent:	Deutsche Bank AG New York Branch, including any successor thereto, as the administrative agent under the Credit Agreement.

6.	Credit Agreement:	Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, Playa Hotels & Resorts B.V., the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent.

7.	Assigned Interest:

E-1-2

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/ Loans for all Lenders[8]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[9]

			$	$		%

			$	$		%

			$	$		%

[8. Trade Date: ][10]

Effective Date:                 ,20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Initial Term Loans”, “Revolving Credit Commitments”, “Extended Term Loans”, etc.).
[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][11] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

[Consented to:][12]

DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer

By:
Name:
Title:

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of each Principal L/C Issuer is required by the terms of the Credit Agreement.

E-1-4

[Consented to:][13]

DEUTSCHE BANK AG NEW YORK BRANCH, as L/C Issuer

By:
Name:
Title:]

[Consented to:][14]

DEUTSCHE BANK AG NEW YORK BRANCH, as Swing Line Lender

By:
Name:
Title:

[Consented to]:[15]

PLAYA RESORTS HOLDING B.V.

By:
Name:
Title:

[13]	To be added only if the consent of each Principal L/C Issuer is required by the terms of the Credit Agreement
[14]	To be added only if the consent of the Swing Line Lender is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

E-1-5

ANNEX 1

TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in

E-1-6

accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including each Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-7

EXHIBIT E-2

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender and the Mexican Collateral Agent, and (b) that certain Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Company Party hereby notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]1 tranche[(s)] of the [    ]2 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Company Party expressly agrees that this Acceptance and Prepayment Notice is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans] that no Event of Default has occurred and is continuing as of the date of this notice.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-2-1

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

E-2-2

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

E-2-3

EXHIBIT E-3

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Credit Agreement, dated as of August 3, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[        ] of Term Loans] [$[        ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Discount Range Prepayment Amount”).7

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[7]	Minimum of $2,500,000 and whole increments of $500,000.

E-3-1

3. The Company Party is willing to make Discounted Term Loan Prepayments at a percentage discount to par value [greater than [or equal]] to [[    ]% but [less than [or equal]] to [    ]% in respect of the Term Loans] [[    ]% but less than or equal to [    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., Eastern time (daylight or standard, as applicable), on the date that is the [third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(C) of the Credit Agreement] [(or such later date specified herein)].

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]10 tranche[s] of the [    ]11 Class of Term Loans] that no Event of Default has occurred and is continuing as of the date of this notice.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representation and warranty in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[10]	List multiple tranches if applicable.
[11]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-3-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

E-3-3

EXHIBIT E-4

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent, and (b) the Discount Range Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1. This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment to the undersigned Term Lender that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans $[        ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans $[    ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Submitted Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-4-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] indicated above pursuant to Section 2.05(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-4-2

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

E-4-3

EXHIBIT E-5

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Company Party hereby requests that [each Term Lender] [each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1. This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Company Party to [each Term Lender] [each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made to Lenders in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):5

[Term Loans $[        ]]

[[            , 20    ]6 tranche[s] of the [    ]7 Class of Term Loans $[        ]]

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	Minimum of $2,500,000 and whole increments of $500,000.
[6]	List multiple tranches if applicable.
[7]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-5-1

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., Eastern time (daylight or standard, as applicable), on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

The Company Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

E-5-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

E-5-3

EXHIBIT E-6

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date:             , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent, and (b) the Solicited Discounted Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m., Eastern time (daylight or standard, as applicable), on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1. This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][ [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] held by the undersigned.

2. The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made to the undersigned in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans $[        ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans $[        ]]

3. The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Offered Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-6-1

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[            , 20    ]7 tranche[s] of the [    ]8 Class of Term Loans] pursuant to Section 2.05(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[7]	List multiple tranches if applicable.
[8]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-6-2

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

E-6-3

EXHIBIT E-7

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date:            , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Company Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans] on the following terms:

1. This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans].

2. The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[        ] of Term Loans] [$[        ] of the [            , 20    ]5 tranche[(s)] of the [    ]6 Class of Term Loans] (the “Specified Discount Prepayment Amount”).7

3. The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[    ]% in respect of the Term Loans] [[    ]% in respect of the [            , 20    ]8 tranche[(s)] of the [    ]9 Class of Term Loans] (the “Specified Discount”).

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[7]	Minimum of $2,500,000 and whole increments of $500,000.

E-7-1

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m., Eastern time (daylight or standard, as applicable), on the date that is the [third Business Day] [                    ]10 following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

The Company Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [            , 20    ]11 tranche[s] of the [    ]12 Class of Term Loans] as follows:

1. The Company Party will not use proceeds of Revolving Credit Loans or Swing Line Loans to fund this Discounted Term Loan Prepayment.

2. No Event of Default has occurred and is continuing as of the date hereof.

The Company Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Company Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

[8]	List multiple tranches if applicable.
[9]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[10]	May specify a later date.
[11]	List multiple tranches if applicable.
[12]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-7-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF APPLICABLE COMPANY PARTY]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

E-7-3

EXHIBIT E-8

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date:              , 20

To: [                    ], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent, and (b) the Specified Discount Prepayment Notice, dated             , 20    , from the applicable Company Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[            , 20    ]1 tranche[s] of the [    ]2 Class of Term Loans $[        ]] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans $[        ]]

[[            , 20    ]3 tranche[s] of the [    ]4 Class of Term Loans $[        ]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][ [            , 20    ]5 tranche[s] of the [    ]6 Class of Term Loans] pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth

[1]	List multiple tranches if applicable.
[2]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[3]	List multiple tranches if applicable.
[4]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).
[5]	List multiple tranches if applicable.
[6]	List applicable Class(es) of Term Loans (e.g., Initial Term Loans, Incremental Term Loans or Extended Term Loans).

E-8-1

above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrower or any Company Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrower, any of its Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information and (3) none of the Borrower, its Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrower, its Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information.

In the event of any conflict between the terms of this notice and Section 2.05 of the Credit Agreement, the Credit Agreement shall control.

[The remainder of this page is intentionally left blank.]

E-8-2

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

E-8-3

EXHIBIT F

FORM OF INTERCOMPANY NOTE

[attached]

Global Intercompany Note1

Date: [●]

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan (a “Loan”) from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, in immediately available funds in the currencies as shall be agreed from time to time between such Payor and Payee at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This global intercompany note (“Note”) is an Intercompany Note referred to in the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the Credit Agreement.

This Note:

(a) evidences:

a.	Indebtedness of a Loan Party owed to a Restricted Subsidiary that is not a Loan Party and that, as required by Section 7.03(d) of the Credit Agreement, is unsecured and subordinated to the Obligations (as defined in each Credit Agreement, as applicable) on the terms referred to below; and

b.	an Investment of the type described in Section 7.02(c)(ii) of the Credit Agreement (where the relevant Investment is made by a Loan Party in any other Person which is not a Restricted Subsidiary and such Investment is an investment of the type referred to in paragraph (b) of the definition of “Investment” contained in Section 1.01 of the Credit Agreement); and

(b) is subject to the terms of the Credit Agreement.

[1]	Pursuant to clause (y) of Section 7.03(d) of the Credit Agreement, all Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to the terms of this Note (or subject to subordination terms substantially consistent with the terms of this Note).

Each Payee is hereby authorized (but not required) to record all loans made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note, owed by any Payor that is a Loan Party to any Payee that is a Restricted Subsidiary that is not a Loan Party (any such Payor and Payee with respect to any such indebtedness, an “Affected Payor” or “Affected Payee”, as relevant), shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (i) all Obligations (as defined in the Credit Agreement) of such Affected Payor, including, without limitation, where applicable, under such Affected Payor’s guarantee of the Obligations and (ii) all Guaranteed Obligations (as defined in the Senior Notes Indenture) (the Obligations, the Guaranteed Obligations (including any obligations in connection with any renewal, refunding, restructuring or refinancing thereof), including interest thereon, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the L/C Obligations related thereto has been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in respect of all amounts constituting Senior Indebtedness (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) the Outstanding Amount of the L/C Obligations related to Letters of Credit that have been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such L/C Issuer that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii) (x) if any Event of Default under Sections 8.01(a) or 8.01(f) of the Credit Agreement occurs and is continuing with respect to any Senior Indebtedness and (y) the Administrative Agent delivers prior written notice to the Borrower instructing the Borrower that the Administrative Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of the Credit Agreement), then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf with respect to this Note; and

(iii) if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full (other than (i) contingent indemnification obligations as to which no claim has been asserted and (ii) the Outstanding Amount of the L/C Obligations related to Letters of Credit that have been Cash Collateralized, back-stopped by a letter of credit reasonably satisfactory to the applicable L/C Issuer or deemed reissued under another agreement reasonably acceptable to the applicable L/C Issuer), such payment or distribution shall be held for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.

Upon the cure of items (i), (ii) and (iii) above, all such payments or distributions that are prohibited or modified by such items shall be automatically permitted to be made as if such items had no effect.

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agree that the subordination of this Note is for the benefit of the Administrative Agent, the Mexican Collateral Agent, the L/C Issuer, each Hedge Bank, the Lenders and the Holders (as defined in the Senior Notes Indenture) of Notes (as defined in the Senior Notes Indenture) (collectively, the “Senior Facility Creditors”), and the Senior Facility Creditors are beneficiaries under this Note to the same extent as if their names were written herein as such and the Administrative Agent, on behalf of itself or the other Senior Facility Creditors other than the Trustee (as defined in the Senior Notes Indenture), as applicable, and the Trustee, on behalf of the Holders, may proceed to enforce the subordination provisions herein to the extent applicable. Notwithstanding anything to the contrary contained herein, the right to enforce the subordination of this Note may only be enforced by the Administrative Agent on behalf of the holder of any Senior Indebtedness.

Notwithstanding any other provision of this Note, the parties acknowledge and agree that the Indebtedness evidenced hereby and owed by any Designated Guarantor with respect to the Guaranteed Obligations (including any obligations in connection with any renewal, refunding, restructuring or refinancing thereof) shall be subordinated in right of payment to the Obligations (including, without limitation the guarantee of the Obligations and any obligations in connection with any renewal, refunding, restructuring or refinancing of any of the Obligations or the guarantee thereof) on the terms set forth in Section 7.03 of the Credit Agreement.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement, note (other than this Note) or other instrument (the “Alternate Note”) between them and this Note does not in any way replace or supersede the terms and provisions of such Alternate Note between them nor does this Note in any way change the principal amount of any intercompany loans between them; provided that, the parties hereto agree that all Alternate Notes will nevertheless be governed by the subordination terms and provisions contained herein, which are hereby incorporated into any such Alternate Note by reference. In the event that subordination terms and provisions in any Alternate Note conflict with any subordination terms and provisions contained herein, the subordination terms and provisions contained herein shall control.

Each Payor hereby waives (to the extent permitted by applicable law) presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and permitted assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and permitted assigns, including subsequent holders hereof.

From time to time after the date hereof, additional Restricted Subsidiaries of the Borrower may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the Administrative Agent’s request, be the Administrative Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the Indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

EXHIBIT G-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and deliver promptly to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by the Borrower or the Administrative Agent.

[Signature Page Follows]

G-1-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-1-2

EXHIBIT G-2

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the Lender to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and promptly deliver to the Borrower and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its inability to do so, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by the Borrower and the Administrative Agent.

[Signature Page Follows]

G-2-1

[Lender]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-2-2

EXHIBIT G-3

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by such Lender.

[Signature Page Follows]

G-3-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-3-2

EXHIBIT G-4

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Playa Resorts Holding B.V. (the “Borrower”), Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent. Capitalized terms used herein but not otherwise defined shall have the meaning given to such terms in the Credit Agreement.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, provided that, for the avoidance of doubt, the foregoing shall not limit the obligation of the undersigned to provide, in the case of a partner/member not claiming the portfolio interest exemption, a Form W-8ECI, Form W-9 or Form W-8IMY (including appropriate underlying certificates from each interest holder of such partner/member), in each case establishing any available exemption from U.S. federal withholding tax. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its inability to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or at such times as reasonably requested by such Lender.

[Signature Page Follows]

G-4-1

[Participant]

By:
Name:
Title:

[Address]

Dated:             , 20[    ]

G-4-2

EXHIBIT H

FORM OF REAL SHAREHOLDER ASSIGNMENT AND ASSUMPTION

This Real Shareholder Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, a] “Real Shareholder Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, a] “Real Shareholder Assignee”). [It is understood and agreed that the rights and obligations of [the Real Shareholder Assignors][the Real Shareholder Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Real Shareholder Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Real Shareholder Assignor hereby irrevocably sells and assigns to [the Real Shareholder Assignee][the respective Real Shareholder Assignees], and [the][each] Real Shareholder Assignee hereby irrevocably purchases and assumes from [the Real Shareholder Assignor][the respective Real Shareholder Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Real Shareholder Assignor’s][the respective Real Shareholder Assignors’] rights and obligations in [its capacity as an Unfunded Term Lender][their respective capacities as Unfunded Term Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Real Shareholder Assignor][the respective Real Shareholder Assignors] under the Term Facility and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Real Shareholder Assignor (in its capacity as an Unfunded Term Lender)][the respective Real Shareholder Assignors (in their respective capacities as Unfunded Term Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed

[1]	For bracketed language here and elsewhere in this form relating to the Real Shareholder Assignor(s), if the assignment is from a single Real Shareholder Assignor, choose the first bracketed language. If the assignment is from multiple Real Shareholder Assignors, choose the second bracketed language.
[2]	For bracketed language here and elsewhere in this form relating to the Real Shareholder Assignee(s), if the assignment is to a single Real Shareholder Assignee, choose the first bracketed language. If the assignment is to multiple Real Shareholder Assignees, choose the second bracketed language.
[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Real Shareholder Assignors or multiple Real Shareholder Assignees.

thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Real Shareholder Assignor to [the][any] Real Shareholder Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).

1.	Real Shareholder Assignor[s]:

2.	Real Shareholder Assignee[s]:

3.	Borrower:	Playa Resorts Holding B.V.

4.	Administrative Agent:	Deutsche Bank AG New York Branch, including any successor thereto, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement, dated as of August 9, 2013 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Borrower, Playa Hotels & Resorts B.V. (“Holdings”), the other Guarantors party thereto from time to time, each lender from time to time party thereto (collectively, the “Lenders” and, individually, a “Lender”), Deutsche Bank AG New York Branch, as Administrative Agent, L/C Issuer and Swing Line Lender, and the Mexican Collateral Agent

6.	Assigned Interest:

Real Shareholder Assignor[s][5]	Real Shareholder Assignee[s][6]	Aggregate Amount of Term Commitment/ Unfunded Initial Term Loans for all Unfunded Term Lenders	Amount of Term Commitment/ Unfunded Initial Term Loans Assigned	Percentage Assigned of Term Commitment/ Unfunded Initial Term Loans[7]
		$	$		%
		$	$		%
		$	$		%

Effective Date:             , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

[5]	List each Real Shareholder Assignor, as appropriate.
[6]	List each Real Shareholder Assignee, as appropriate.
[7]	Set forth, to at least nine decimals, as a percentage of the Term Commitment/Unfunded Initial Term Loans of all Unfunded Term Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

ANNEX 1

TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

REAL SHAREHOLDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Real Shareholder Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Real Shareholder Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Real Shareholder Assignment and Assumption and to consummate the transactions contemplated hereby and to become an Unfunded Term Lender under the Credit Agreement, (ii) from and after the Effective Date referred to in this Real Shareholder Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as an Unfunded Term Lender and Real Shareholder thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of an Unfunded Term Lender and Real Shareholder thereunder, (iii) it has received a copy of the Credit Agreement and (iv) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Real Shareholder Assignee; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Real Shareholder Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including each Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

2. Payments. Subject to Section 2.05(d) of the Credit Agreement, from and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal and interest) to [the][the relevant] Real

Shareholder Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Real Shareholder Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Real Shareholder Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I

AGREED SECURITY PRINCIPLES

1.	Certain Principles

The rights and obligations of (i) the Lenders and the Administrative Agent on the one hand, and (ii) the Borrower and the Guarantors on the other hand, in each case respect of (i) the giving or taking of the Guaranty; (ii) the giving or taking of Collateral; and (iii) all the rights and obligations associated with such giving or taking of the Guaranty and Collateral, shall be subject to and limited by the Agreed Security Principles. The Agreed Security Principles embody the recognition by all parties to the Credit Documentation that there may be certain legal and practical difficulties in obtaining effective security from Holdings and its Subsidiaries in every jurisdiction in which they or the assets relevant to the Transactions are or may in the future be located. In particular:

(a)	general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalization rules, retention of title claims and similar principles may limit the ability of Holdings or a Subsidiary of Holdings to provide the Guaranty or provide Collateral or may require that the relevant Guaranty or Collateral be limited by an amount or otherwise. If any such limit applies, the relevant Guaranty and Collateral provided will be limited to the maximum amount which Holdings or such Subsidiary of Holdings may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management; provided that the Borrower will use reasonable endeavours to assist in demonstrating that adequate corporate benefit accrues to Holdings, the Borrower and each relevant Subsidiary of Holdings;

(b)	providing the Guaranty, the granting and the terms of Collateral (including a mortgage over hotel real property (a “Mortgage”)) or the perfection of the Collateral granted will not be required to the extent that the Administrative Agent and the Borrower reasonably determine that the burden and/or cost thereof (including, without limitation, legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such security or guarantee) shall be excessive in relation to the value of the security to be afforded to the Lenders therefrom (it being understood that, based on applicable law as in effect on the Closing Date, (i) Mortgages will not be required in the Dominican Republic or Jamaica, and (ii) Mortgages with respect to properties acquired after the Closing Date will in any event not be required under circumstances where the recordation costs, notarial fees or other costs (other than customary legal counsel fees and expenses) associated therewith exceed the lesser of $100,000 and 1% of the acquisition cost of the relevant hotel property);

(c)

any assets subject to third party arrangements which are permitted by the Credit Documentation which may prevent those assets from being charged will be excluded from any relevant Security Agreement provided that, notwithstanding anything to the contrary contained herein, any person providing a Mortgage will be under the obligation to obtain any landlord consent required to grant such Mortgage when such consent is required by local law to perfect such security interest;

(d)	a Material Subsidiary will not be required provide the Guaranty or enter into Security Agreements if it is not within the legal capacity of such Subsidiary or if the same would conflict with the fiduciary duties of the directors of such Subsidiary or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of such Subsidiary, provided that such Subsidiary shall use reasonable endeavours to overcome any such obstacle;

(e)	the terms of the Security Agreements should be such that they (i) do not restrict the running of the business of the relevant Subsidiary in the ordinary course to any greater extent than as otherwise permitted by the Credit Agreement, and (ii) in the case of the Associated Personal Property Collateral, do not require the scheduling or reporting of specific personal property assets (without regard to whether local law might require the listing of specific assets in order to perfect or register security);

(f)	the security will be subject to liens permitted by Credit Agreement and, to the extent possible, first-ranking; provided that, for the avoidance of doubt, any security interest over a bank account shall be subject to any prior security interest in favor of the relevant Account Bank which security is created either by law or the standard terms and conditions of the relevant Account Bank;

(g)	the perfection of security interests granted will not be required if it would adversely affect on the ability of the relevant Subsidiary to conduct its operations and business in the ordinary course as otherwise permitted by the Credit Agreement; and

(h)	the maximum guaranteed or secured amount may be limited to minimize stamp duty, notarization, registration or other applicable fees, taxes and duties where the benefit of increasing the guaranteed or secured amount is excessive in relation to the value of the security to be afforded thereto.

2.	Terms of Guaranty and Security Agreements

The following principles will be reflected in the terms of the Guaranty and/or any Security Agreement:

(a)	no claims will be made under the Guaranty, and the security created pursuant to the Security Agreements will not be enforceable, until an Event of Default has occurred and is continuing (together, an “Enforcement Event”);

(b)	no notices of receivables security will need to be delivered to third parties until an Enforcement Event has occurred and the Administrative Agent has requested such notices to be delivered;

(c)	no notification of creation of security interests will be required to governmental authorities (other than filings required in connection with the initial grant of such security interests) or other third parties (including depository institutions at which bank accounts constituting Associated Personal Property Collateral are held (each, an “Account Bank”)) at any time prior to the occurrence of an Enforcement Event;

(c)	the Security Agreements will not contain additional representations or undertakings except to the extent these are required for the creation, protection or perfection of the relevant security interest and are consistent with the other principles set forth herein;

(d)	the Administrative Agent should only be able to exercise any power or attorney granted to it by Holdings or a Subsidiary of Holdings under the Security Agreements following the occurrence of an Enforcement Event or failure to comply with a duly requested further assurance or perfection obligation;

(e)	the Security Agreements should not operate so as to prevent transactions which are permitted under the Credit Documentation or to require additional consents or authorizations; and

(f)	the Security Agreements will permit disposals of assets where such disposal is permitted under the Credit Documentation and will include assurances for the Administrative Agent to do all things reasonably requested to release security in respect of the assets that are the subject of such disposal.

3.	Guarantees/Security

(a)	Subject to the matters referred to in these Agreed Security Principles, it is further acknowledged that the Administrative Agent shall:

(i)	receive the benefit of the Guaranty and security interests will be granted over the Collateral to secure the Secured Obligations, in each case subject to the Agreed Security Principles; and

(ii)

(in the case of those Security Agreements creating pledges or charges over equity interests in a Subsidiary of Holdings) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the shares in issue at any time in that Subsidiary of Holdings which are owned by Holdings or a Subsidiary of Holdings. Subject to local law requirements, (A) such Security Agreements shall be governed by the laws of the jurisdiction in which such Subsidiary of Holdings whose equity interests are being pledged is formed, (B) the share certificate and a stock transfer form executed in blank will be provided to the Administrative Agent, the share certificate or shareholders register will be endorsed or written up and the endorsed share certificate or a copy of the written up register provided to the Administrative Agent, (C) until an Enforcement Event has occurred, the relevant grantor shall be permitted to retain and to exercise voting rights attaching to any pledged equity interests in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and to receive and retain dividends on those pledged equity interests to security to the extent permitted under the Credit Documentation and (D) the constitutional documents of the Subsidiary of Holdings whose equity interests have been subject to security will be amended to remove any restriction on the transfer or the registration of the transfer of the equity interests on enforcement of the security granted over them.

(b)	To the extent possible, all security interests shall be given in favor of the Administrative Agent and not the secured parties individually. “Parallel debt” provisions will be used where necessary; such provisions will be contained in the relevant intercreditor agreement or the credit agreement for the Senior Secured Credit Facilities and not the individual Security Agreements unless required under local laws. To the extent possible, there should be no action required to be taken in relation to the Guaranty or Security Agreements when any Lender assigns or transfers any of rights or obligations under the Senior Secured Credit Facilities.

EXHIBIT J

FORM OF NON-DISTURBANCE AND

ATTORNMENT OF HOTEL MANAGEMENT AGREEMENT

THIS NON-DISTURBANCE AND ATTORNMENT OF HOTEL MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of [                    ], 2013, by and between [                    ] (“Owner”), and [                    ], a [                    ] (“Manager”), in favor of the Mexican Collateral Agent (“Agent”).

R E C I T A L S:

A. Owner and Manager have heretofore entered into those certain management, marketing and services agreements described as Exhibit A attached hereto and made a part hereof (individually and/or collectively, as the content may require, the “Management Agreement”), pursuant to which Manager has agreed to perform for Owner certain management services with respect to the Hotel (as defined in the Management Agreement).

B. Pursuant to that certain Credit Agreement of even date herewith (the “Credit Agreement”), between, amongst others, PLAYA RESORTS HOLDING B.V. (the “Borrower”), a Dutch private company with limited liability of which Owner is a wholly-owned indirect subsidiary, and Agent as Mexican collateral agent for the benefit of the Secured Parties, the Lenders have agreed to the provision of loans to, and the issuance of, and participation in, letters of credit, for the account of, the Borrower in the maximum principal amount of up to Four Hundred Million and No/100 Dollars ($400,000,000.00) (such loans and letters of credit, collectively, the “Loan”).

C. The Credit Agreement is to be secured by, among other things, (1) that certain Mortgage of even date herewith, by Owner, as mortgagor, in favor of Agent (for the benefit of the Secured Parties), as mortgagee, to be recorded with the relevant Public Registry of Property (the “Mortgage”) creating a first priority Lien on the property (including the Hotel) described on Exhibit B hereto (the “Property”) and (2) a priority non possessory pledge (prenda sin transmisión de posesión en primer lugar y grado) of even date herewith, by Owner, as pledgor, in favor of Agent (for the benefit of the Secured Parties), as mortgagee, creating a first priority Lien over all Owner’s rights, title and interest under the Management Agreement. Initially capitalized terms used herein without definition shall have the meaning ascribed to such terms in the Credit Agreement.

D. Owner acknowledges that it will benefit from Lenders making the Loan to the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto mutually agree and covenant as follows:

1. Non-Disturbance and Attornment.

(a) If, upon and during the continuance of an Event of Default, Agent, at its sole discretion, intends to exercise its remedies under the Loan Documents or by any other means allowed under the Loan Documents or permitted by law, to transfer possession and title to the Hotel (or any part thereof) through Foreclosure (as hereinafter defined) or otherwise, and to assign the Management Agreement, in each case to a Subsequent Owner in accordance with the terms and provisions of the Management Agreement, then Manager shall continue to operate the Hotel (or any part thereof) pursuant to the Management Agreement, such Subsequent Owner shall assume the Management Agreement and remain in compliance with the terms and provisions thereof and Manager shall attorn to such Subsequent Owner so long as Manager is being paid the Management Fees for its services and such transfer, assignment and assumption are permitted by the terms and provisions of the Management Agreement. Notwithstanding anything contained herein to the contrary, Owner and Agent acknowledge and agree that any transfer of the Hotel, and/or assignment and assumption of the Management Agreement in violation of the terms and provisions thereof, shall constitute an “Event of Default” under and as defined in the Management Agreement entitling Manager to exercise all of its rights and remedies thereunder with respect thereto.

(b) If (1) any Subsequent Owner (as hereinafter defined) comes into possession of or acquires title to or possession or control of the Hotel (or any part thereof) either at or following a Foreclosure or (2) Agent otherwise exercises its rights against Owner under the Loan Documents, Agent on behalf of the Secured Parties agrees (which agreement shall be binding on all Subsequent Owners) that in each case, if, at such time, the Management Agreement has not expired or otherwise been earlier terminated in accordance with its terms, then (i) a Subsequent Owner shall assume the Management Agreement and recognize Manager’s rights under the Management Agreement, (ii) the Management Agreement shall continue in full force and effect pursuant to its terms and (iii) Manager shall not be disturbed or impeded in its right to provide management, marketing and other services and to occupy, manage or operate the Hotel (or any part thereof), or to receive Management Fees pursuant to the provisions of the Management Agreement, provided that Manager is not in default (beyond all applicable notice and/or case periods set forth in the Management Agreement) of its obligations under the Management Agreement.

(c) The Subsequent Owner shall assume and be responsible for any fees, costs, reimbursements, technical service fees, termination fees, or other fees, charges, costs, reimbursements, expenses and indemnifications, or for any costs of maintenance, remodeling or upgrades to the Hotel (or any part thereof), or loans or advances or other amounts, that are or become due and payable to Manager and/or any of its Affiliates, as the case may be, under the terms of the Management Agreement (such items are referred to herein collectively as the “Payable Amounts”), whether such Payable Amounts accrued prior to or after the assignment and assumption of the Management Agreement in accordance with the terms and provisions of the Agreement.

(d) For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Management Fees” shall mean any and all management, incentive and other fees, and all reimbursements payable by Owner to Manager under the Management Agreement.

“Subsequent Owner” shall mean any individual or entity that (1) acquires title to or control or possession of the Hotel (or any part thereof) at or through a Foreclosure (together with any successors or assigns thereof) and (2) that is either (x) a Responsible Owner (under and as defined in the Management Agreement) or (y) a person or entity consented to by Manager in its sole and absolute discretion.

The parties hereto acknowledge and agree that for the purposes of this Agreement (including, without limitation, for the purposes of the obligations and liabilities of the Subsequent Owner with respect to the Payable Amounts in accordance with paragraph (c) of Section 1 above), the term “Subsequent Owner” shall include, without limitation, Agent or any other Secured Party which acquires title or control or possession of the Hotel (or any part thereof) at or through a Foreclosure (provided that Agent or any other such Secured Party shall meet the requirements of clause (2) of the definition of “Subsequent Owner” for it to acquire title or control or possession of the Hotel (or any part thereof)) .

“Foreclosure” shall mean any exercise of the remedies available to the holder of the Mortgage, upon the occurrence and during the continuance of an Event of Default under the Mortgage or the other Loan Documents, which results in a transfer of title to or control or possession of the Hotel (or any part thereof) to a Subsequent Owner. The term “Foreclosure” shall include, without limitation: (i) a transfer by judicial foreclosure; (ii) a transfer by deed in lieu of foreclosure; (iii) the appointment by a court of a receiver to assume possession of the Hotel (or any part thereof); (iv) a transfer of either ownership or control of Owner, by exercise of a stock pledge or otherwise, but only if such transfer is not in violation of the terms of the Credit Agreement and the other Loan Documents; (v) a transfer resulting from an order given in a bankruptcy, reorganization, insolvency or similar proceeding; or (vi) a transfer through any similar judicial or non judicial exercise of the remedies held by the holder of the Mortgage, in each case to a Subsequent Owner.

2. Covenants of Manager as to Management Agreement. Manager hereby covenants to Agent for the benefit of the Secured Parties that:

(a) If Manager asserts (i) a default by Owner in performance or breach under the Management Agreement or (ii) any circumstance giving rise to a right exercisable by Manager to terminate the Management Agreement, Manager shall send a copy of any notice or statement sent by it to Owner pursuant to the Management Agreement simultaneously to Agent and by the same manner of transmittal.

(b) Agent shall be entitled, without obligation to do so, to tender a cure or to cure any default in the obligations of Owner or any circumstance giving rise to a right exercisable by Manager to terminate the Management Agreement, in each case in accordance with the provisions of (and within the cure periods described in) the Management Agreement pursuant to which Owner may cure any such default or other cause for termination of the Management Agreement. Manager agrees to accept such cure by Agent with the same force and effect as if the same were performed by Owner, in accordance with the provisions of, and within the cure periods prescribed in the Management Agreement so long as Manager and/or any of its Affiliates, as applicable, continues to be paid and/or reimbursed all Payable Amounts. Nothing contained in this Section 2 or elsewhere in this Agreement shall modify or limit Manager’s right to make claims against Owner and/or any Subsequent Owner, or to commence an action against Owner and/or any Subsequent Owner, with respect to any unpaid Payable Amounts, and Manager shall be entitled to be paid all such amounts. Nothing contained in this Section 2 shall be deemed or construed to impose any obligation on the part of Agent to correct or cure any such default.

(c) Manager and Owner specifically agree that during the pendency of an Event of Default, Foreclosure and/or other enforcement proceedings, at Agent’s election, in its sole discretion, provided Manager has received notice thereof, a direction to pay by Agent and payment instructions, all payments that are to be made by Manager to Owner under the Management Agreement shall be made by Manager to Agent. Owner and Agent hereby agree to defend, indemnify and hold harmless Agent from any and all claims, losses, liabilities, damages and obligations arising out of Manager’s compliance with the immediately preceding sentence.

3. Further Assurances. Each of Agent and Owner agrees that it will, promptly at the request of Manager and at Owner’s expense, (i) appear in front of a Public Notary in the State of [                    ], Mexico, in order to execute a version of this Agreement in the Spanish language (which Spanish version shall be in form and substance reasonably satisfactory to all parties hereto) for the purpose of raising this Agreement to public document status in accordance with the laws of the State of [                    ], Mexico (the “Notarized Agreement”), and (ii) do, execute, acknowledge, deliver, record, file, register any and all further acts, deeds, certificates, assurances and other instruments as Manager may reasonably request in order to register the Notarized Agreement with the relevant Public Registry of Property.

4. Attorneys’ Fees. If any legal action is brought by any party to enforce or defend any provision of this Agreement or as a consequence of any default under this Agreement, the prevailing party in such legal action shall be entitled to recover its reasonable and documented out-of-pocket attorneys’ fees and costs of the proceeding from the non-prevailing party.

5. Amendments; Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

6. Notices. All notices and other communications required or permitted under this Agreement must be in writing, in English, and must be personally delivered; mailed by U.S. registered or certified mail, return receipt requested, postage prepaid; sent by nationally recognized private courier service; or transmitted by facsimile (provided that a copy of such notice or other communication is also delivered by another permitted means of delivery), delivered or addressed to the appropriate party at its respective address set forth below:

If to Owner:	[ ] c/o Playa Management USA, LLC
3950 University Drive, Suite 301
Fairfax, Virginia 22030 USA
Attention: Bruce Wardinski
Telecopier: (571) 529-6050

with a copy to:	Playa Management USA, LLC
3950 University Drive, Suite 301
Fairfax, Virginia 22030 USA
Attention: General Counsel
Telecopier: (571) 529-6050

If to Agent:	Deutsche Bank México, S.A. Institución de Banca
Múltiple, División Fiduciaria
Blvd. Manuel Avila Camacho No. 40
Colonia Lomas de Chapultepec Piso 17
C.P. 11000 en México, Distrito Federal
Attn: Alonso Rojas
Telecopier: +52 (55) 52 01 81 44

If to Manager:	c/o AMResorts Holdings, L
7 Campus Boulevard, Suite 100
Newtown Square, PA 19073
Attn: Alex Zozaya
Telecopier: (610) 848-7440

with a copy to:	Kirkland & Ellis, LLP
300 North LaSalle
Chicago, Illinois 60654
Attn: Jeffrey W. Richards, P.C.
Kyle S. Gann
Telecopier: (212) 862-2200

Any party may change its address by giving written notice to the other party in accordance with this Section 6. If any notice or other communication is given by registered or certified mail it will be deemed effective when received at the address listed above.

7. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

8. Execution in Counterparts; Language.

(a) This Agreement may be executed in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which, taken together, will be deemed to be but one and the same instrument.

(b) In case of any controversy as to the proper interpretation of any of the provisions of this Agreement once the Agreement is executed in the Spanish language pursuant to Section 3, the English version shall prevail.

9. Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

OWNER:

[ ]

By:
Name:
Title:

MANAGER:

[ ]

By:
Name:
Title:

AGENT:

DEUTSCHE BANK MÉXICO, S.A.
INSTITUCIÓN DE BANCA MÚLTIPLE,
DIVISIÓN FIDUCIARIA, a Mexican bank

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

MANAGEMENT AGREEMENT

EXHIBIT B

LEGAL DESCRIPTION